                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO. 1)

     Filed by the Registrant [X]
     Filed by a Party other than the Registrant [ ]
     Check the appropriate box:
     [X] Preliminary Proxy Statement       [ ] Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     [ ] Definitive Proxy Statement
     [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                    AMERICAN INDEMNITY FINANCIAL CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     [ ] No fee required.
     [X] Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and 0-11.

     (1) Title of each class of securities to which transaction applies:

                  Common Stock, par value $3.33 1/3 per share
--------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:

       1,962,410 shares outstanding and 28,000 shares subject to options
--------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

   $15.3553 for each share outstanding ($30,133,394) and the amount by which
     $15.3553 exceeds the exercise price per share of each option ($78,488)
--------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

                           approximately $30,250,000
--------------------------------------------------------------------------------
     (5) Total fee paid:

                                     $6,050
--------------------------------------------------------------------------------

     [X] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

--------------------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------
     (3) Filing Party:

--------------------------------------------------------------------------------
     (4) Date Filed:

--------------------------------------------------------------------------------

                                                                     PRELIMINARY

                    AMERICAN INDEMNITY FINANCIAL CORPORATION
                                  2115 WINNIE
                             GALVESTON, TEXAS 77550

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                 July   , 1999

     Notice is hereby given that the Annual Meeting of Stockholders of American Indemnity Financial Corporation (the "Company") will be held in the Board of Directors Room of the United States National Bank of Galveston, 2201 Market
Street, Galveston, Texas, at 10:00 a.m. on        , July   , 1999, for the
following purposes:

          1. To consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger, dated March 4, 1999, by and among United Fire & Casualty Company, an Iowa corporation ("United Fire"), AI Acquisition Corporation, an Iowa corporation and a wholly owned subsidiary of United Fire ("Sub"), and the Company, pursuant to which (i) Sub will be merged with and into the Company (the "Merger"), with the Company continuing as the surviving corporation and becoming a wholly owned subsidiary of United Fire and (ii) each outstanding share of common stock, par value $3.33 1/3 per share, of the Company ("Common Stock"), other than shares held by the stockholders, if any, who properly exercise their appraisal rights under Delaware law, will be converted into the right to receive $15.3553 in cash (the "Per Share Amount"). Of the Per Share Amount, $1 will be deposited in an escrow account, to be distributed two years after the effective date of the Merger, subject to deductions for certain indemnity claims that may be asserted by United Fire.

          2. To elect three Class II directors of the Company to hold office for the ensuing three years if the Merger is not consummated.

          3. To transact such other business as may properly be brought before the meeting or any adjournment thereof.

     Only holders of Common Stock of the Company of record at the close of business on June 11, 1999 will be entitled to notice of and to vote at the meeting.

     Stockholders who do not expect to attend the annual meeting are requested to sign and return the enclosed proxy, for which a return envelope is enclosed.

                                            By Order of the Board of Directors,

                                            ------------------------------------
                                            Helen K. Lohec
                                            Secretary

June   , 1999

                                                                     PRELIMINARY

                    AMERICAN INDEMNITY FINANCIAL CORPORATION
                                  2115 WINNIE
                             GALVESTON, TEXAS 77550
                          (PRINCIPAL EXECUTIVE OFFICE)

                                PROXY STATEMENT

     This Proxy Statement and the enclosed form of proxy are being mailed on or
about June   , 1999, to the record holders of the Common Stock, $3.33 1/3 par value ("Common Stock"), of American Indemnity Financial Corporation (the "Company") on June 11, 1999. The enclosed form of proxy is solicited by the Board of Directors of the Company (the "Board") to be used at the Annual Meeting
of Stockholders to be held on July   , 1999. Any stockholder giving such a proxy
may revoke it any time before it is voted by delivering written revocation to the Secretary of the Company, by voting in person at the annual meeting or by giving a later proxy. Otherwise, if received in time, it will be voted at the meeting.

     Holders of record of Common Stock at the close of business on June 11, 1999, will be entitled to notice of and to vote at the annual meeting. Each outstanding share of Common Stock will be entitled to one vote. On the record date there were outstanding 1,962,410 shares of Common Stock. There are no other voting securities of the Company outstanding.

     The Annual Report to Stockholders for the fiscal year ended December 31, 1998, including financial statements (the "Annual Report"), accompanies this Proxy Statement, constitutes a part of the proxy soliciting material and is incorporated herein by reference.

     The Annual Meeting of Stockholders will be held at 10:00 a.m. on        ,
July   , 1999, in the Board of Directors Room of the United States National Bank
of Galveston, 2201 Market Street, Galveston, Texas.

                               TABLE OF CONTENTS

                                                               PAGE
                                                               ----
AVAILABLE INFORMATION.......................................     3
FORWARD-LOOKING STATEMENTS..................................     3
SUMMARY.....................................................     4
  The Companies.............................................     4
  The Annual Meeting........................................     4
  The Merger................................................     5
  Election of Class II Directors............................     8
THE ANNUAL MEETING..........................................     9
  General...................................................     9
  Matters to Be Considered at the Annual Meeting............     9
  Record Date; Voting at the Annual Meeting.................     9
  Proxies; Revocation of Proxies............................    10
  Solicitation of Proxies...................................    11
THE MERGER..................................................    11
  Background of the Merger..................................    11
  The Company's Reasons for the Merger; Recommendation of
     the Board of Directors.................................    12
  Opinion of the Company's Financial Advisor................    13
  Interests of Certain Persons in the Merger................    16
  Financing the Merger......................................    17
  Accounting Treatment......................................    17
  Certain Federal Income Tax Consequences...................    17
  Regulatory Filings and Approvals..........................    19
  Certain Consequences of the Merger........................    19
  Appraisal Rights..........................................    19
THE MERGER AGREEMENT........................................    21
  The Merger................................................    22
  Certain Covenants.........................................    24
  Representations and Warranties............................    27
  Conditions to the Merger..................................    28
  Termination...............................................    29
UNITED FIRE.................................................    31
THE COMPANY.................................................    32
PRINCIPAL STOCKHOLDERS......................................    48
ELECTION OF DIRECTORS.......................................    50
EXECUTIVE OFFICERS..........................................    53
EXECUTIVE COMPENSATION......................................    53
OTHER TRANSACTIONS..........................................    60
RELATIONSHIP WITH INDEPENDENT AUDITORS......................    61
COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE
  ACT.......................................................    61
PROPOSALS FOR NEXT ANNUAL MEETING...........................    61
GENERAL.....................................................    61
Annex A: Agreement and Plan of Merger.......................   A-1
Annex B: Opinion of Philo Smith.............................   B-1
Annex C: DISSENTERS' RIGHTS UNDER THE DGCL..................   C-1

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files periodic reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). The reports, proxy statements and other information filed by the Company with the SEC may be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and also are available for inspection at the SEC's Regional Offices at Seven World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material also may be obtained, at prescribed rates, from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, the Company is required to file electronic versions of certain material with the SEC through the SEC's Electronic Data Gathering, Analysis and Retrieval ("EDGAR") system. The SEC maintains a site on the Internet's World Wide Web at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The Common Stock is traded on the Nasdaq National Market ("Nasdaq") and such reports, proxy statements and other information concerning the Company may also be inspected at the offices of Nasdaq, 9801 Washingtonian Boulevard, Gaithersburg, Maryland.

     After the Effective Time, the Common Stock will no longer be publicly traded and will cease to be listed on Nasdaq. Moreover, the Surviving Corporation will no longer be required to file informational reports under the Exchange Act, such as proxy statements, and its officers, directors and more than 10% stockholders will be relieved of the reporting requirements under, and the "short-swing" profit recapture provisions of, Section 16 under the Exchange Act.

     NO PERSON IS AUTHORIZED TO PROVIDE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS WITH RESPECT TO THE MATTERS DESCRIBED IN THIS PROXY STATEMENT OTHER THAN THOSE CONTAINED HEREIN OR IN THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN. ANY INFORMATION OR REPRESENTATIONS WITH RESPECT TO SUCH MATTERS NOT CONTAINED HEREIN OR THEREIN MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THE DELIVERY OF THIS PROXY STATEMENT SHALL NOT, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT OR IN THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THEREOF, AS THE CASE MAY BE.

                           FORWARD-LOOKING STATEMENTS

     Certain statements made herein and in other public filings and releases by the Company contain "forward-looking" information (as defined in the Private Securities Litigation Reform Act of 1995) that involve risk and uncertainty. These include, but are not limited to, changes in interest rates; changes in premium volumes; the frequency and severity of catastrophic events; increased competition; regulatory and legislative changes; changes in loss payment patterns; changes in estimated overall adequacy of loss and loss adjustment expense reserves; changes in key management personnel; Year 2000 compliance problems; changes in general market or economic conditions; and other risk factors. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, the Company can give no assurance that these expectations will be achieved. Actual results and trends in the future may differ materially depending on a variety of factors including, but not limited to, the factors that are disclosed in conjunction with the forward-looking statements included herein and in other public filings and releases by the Company.

                                    SUMMARY

     The following is a summary of certain information contained elsewhere in this Proxy Statement. This summary is not intended to be complete and is qualified in its entirety by reference to the more detailed information contained elsewhere, or incorporated by reference, in this Proxy Statement and the Annexes hereto. Stockholders are urged to read the Annual Report, this Proxy Statement and the Annexes hereto carefully and in their entirety. Unless otherwise defined herein, all capitalized terms used in this Summary have the respective meanings assigned to them elsewhere in this Proxy Statement.

                                 THE COMPANIES

The Company................  The Company, through its principal wholly owned subsidiaries, American Indemnity Company, American Fire and Indemnity Company, American Indemnity Lloyds and Texas General Indemnity Company, provides personal and commercial lines of property and casualty insurance in 13 states.

United Fire & Casualty
Company....................  United Fire & Casualty Company and its subsidiaries
                             ("United Fire") are engaged in the business of writing property and casualty insurance and life insurance. In fiscal year 1998, United Fire reported gross premium revenues of approximately $365 million, of which approximately 57% can be attributed to the property and casualty insurance business and 43% can be attributed to the life insurance business. United Fire reported net income of approximately $24 million last year, a decrease of approximately 18% from fiscal year 1997.

AI Acquisition
Corporation................  AI Acquisition Corporation ("Sub") is a newly incorporated Iowa corporation organized in connection with the Merger, and has not carried on any activities other than in connection with the Merger. Sub is wholly owned by United Fire. Upon the consummation of the Merger, Sub will be merged with and into the Company, with the Company continuing as the surviving corporation (the "Surviving Corporation") and becoming a wholly owned subsidiary of United Fire.

                               THE ANNUAL MEETING

Time, Date and Place.......  The Annual Meeting will be held at 10:00 a.m. on
                                  , July  , 1999, in the Board of Directors Room
                             of the United States National Bank of Galveston, 2201 Market Street, Galveston, Texas.

Matters to Be Considered at
the Annual Meeting.........  At the Annual Meeting, stockholders will consider and vote upon (a) a proposal to approve and adopt the Agreement and Plan of Merger, dated March 4, 1999, by and among United Fire, Sub, and the Company, as amended (the "Merger Agreement"), (b) the election of three Class II directors of the Company to hold office for the ensuing three years if the Merger is not consummated and (c) such other business as may properly be brought before the meeting or any adjournment thereof. See "The Annual Meeting -- Matters to Be Considered at the Annual Meeting."

Record Date; Voting at the
  Annual Meeting...........  June 11, 1999 has been fixed as the record date
                             (the "Record Date") for the determination of
                             stockholders entitled to notice of, and to vote at, the Annual Meeting. Accordingly, only stockholders of record at the close of business on the Record Date will be entitled to vote at the Annual Meeting. At the close of
                             business on June   , 1999, the most recent
                             practicable date prior to the date of this Proxy Statement, there were 1,962,410 shares of Common Stock outstanding and entitled to vote. Stockholders of record on the Record Date are entitled to one vote per share, exercisable in person or by properly executed proxy, upon each matter properly submitted for the vote of stockholders at the Annual Meeting. The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum at the Annual Meeting. The affirmative vote of the holders of a majority of the outstanding shares of Common Stock is required to approve and adopt the Merger Agreement. Abstentions and broker non-votes will have the effect of votes against the proposal to approve and adopt the Merger Agreement. Since the Company's bylaws provide that the directors are elected by a plurality of votes cast, broker non-votes or withholding authority to vote for any of the nominees will have no effect upon the election of directors, unless a vote is cast in person or by means of another proxy. However, all shares represented by proxies that are signed by the holder of record will be counted for purposes of determining the presence of a quorum. If a stockholder does not specify otherwise, the shares represented by his or her proxy will be voted for the nominees listed therein or for other nominees selected by the Board. See "The Annual
                             Meeting -- Record Date; Voting at the Annual
                             Meeting".

Proxies; Revocation of
Proxies....................  This Proxy Statement is being furnished to stockholders of record at the close of business on the Record Date in connection with the solicitation of proxies by and on behalf of the Board for use at the Annual Meeting. All shares of Common Stock which are represented at the Annual Meeting by properly executed proxies received and not duly and timely revoked will be voted at the Annual Meeting in accordance with the instructions contained therein. In the absence of contrary instructions, such shares will be voted "FOR" the approval and adoption of the Merger Agreement and "FOR" the election of the nominees for director listed herein or for other nominees selected by the Board.

                             Any proxy signed and returned by a stockholder may be revoked by such stockholder at any time before it is voted, by giving due notice of such revocation to the Secretary of the Company (2115 Winnie, Galveston, Texas 77550), by signing and delivering to the Secretary of the Company a proxy bearing a later date or by attending the Annual Meeting, giving notice of revocation to the Secretary of the Company prior to the proxy being voted and voting in person. Attendance at the Annual Meeting without taking other affirmative action as aforementioned will not constitute a revocation of a proxy. See "The Annual
                             Meeting -- Proxies; Revocation of Proxies".

                                   THE MERGER

Effects of the Merger;
Merger Consideration.......  At the effective time ("Effective Time") of the transactions contemplated by the Merger Agreement (the "Merger"), (i) Sub will be merged with and into the Company, with the Company continuing as the Surviving Corporation and becoming a wholly owned subsidiary of

                             United Fire and (ii) each outstanding share of Common Stock, other than shares held by the stockholders, if any, who properly exercise their appraisal rights under Delaware law, will be converted into the right to receive $15.3553 in cash (the "Per Share Amount"). Of the Per Share Amount, $1 will be deposited in an escrow account (the "Escrow Account"), to be distributed two years after the effective date of the Merger, subject to deductions for certain indemnity claims that may be asserted by United Fire. All income from funds deposited in the Escrow Account will be distributed to United Fire. The stockholders of the Company will not be entitled to receive any interest or other income from funds in the Escrow Account, nor will such interest or income be used to satisfy such indemnity claims, if any.

Treatment of Stock
Options....................  All outstanding Options (as more fully described under "The Merger Agreement -- The Merger -- Option Plans") obligating the Company to issue, transfer or sell any shares of Common Stock, whether or not then exercisable, will be canceled and converted into the right to receive an amount in cash equal to the product, rounded to four decimal places, of
                             (i) the amount by which the Per Share Amount exceeds the exercise price per share subject to the Option and (ii) the number of shares subject to the Option.

Recommendation of the
  Company's Board of
  Directors................  The Board has determined that the Merger Agreement and the Merger are advisable and fair to and in the best interests of the Company and its stockholders and has approved and adopted the Merger Agreement. ACCORDINGLY, THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

                             In reaching its determination that the Merger Agreement and the Merger are advisable and are fair to and in the best interests of the Company and its stockholders, the Board considered a number of factors, as more fully described under "The
                             Merger -- The Company's Reasons for the Merger; Recommendation of the Board of Directors".

Opinion of the Company's
  Financial Advisor........  Philo Smith Capital Corporation ("Philo Smith") has
                             delivered its written opinion to the Board that, as of March 1, 1999, the consideration to be received by the holders of Common Stock pursuant to the Merger Agreement is fair to such holders from a financial point of view. The full text of the written opinion of Philo Smith, which sets forth certain assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached hereto as Annex B and is incorporated herein by reference. The opinion of Philo Smith referred to herein does not constitute a recommendation as to how any stockholder should vote with respect to such transaction. STOCKHOLDERS ARE URGED TO, AND SHOULD, READ SUCH OPINION IN ITS ENTIRETY. Upon consummation of the Merger, the Company will pay Philo Smith a transaction fee for acting as the Company's financial advisor in connection with the transaction. See "The
                             Merger -- Opinion of the Company's Financial
                             Advisor".

Interests of Certain
Persons in the Merger......  Certain members of the Company's executive management and of the Board will receive economic benefits as a result of the Merger. For information concerning such benefits, see "The
                             Merger -- Interests of Certain Persons in the Merger".

Financing the Merger.......  United Fire and its subsidiaries will contribute internally generated funds to Sub in amounts sufficient to pay the total amount required to pay the aggregate Per Share Amount to the Company's stockholders, Option holders and the Escrow Account, and pay estimated fees, expenses and other transaction costs of United Fire and Sub in connection with the Merger. See "The
                             Merger -- Financing the Merger".

Conditions to the Merger...  The Merger is subject to certain customary closing conditions, including, without limitation, the approval of the Merger Agreement by the requisite vote of the stockholders of the Company in accordance with applicable law, the representations and warranties of each of United Fire, Sub and the Company being true and correct in all material respects on and as of the Effective Time, each of United Fire, Sub and the Company having performed in all material respects its obligations to be performed prior to the Effective Time under the Merger Agreement, and the receipt of all consents of any person required to permit the consummation of the Merger.

Termination; Certain
Fees.......................  The Merger Agreement will be subject to termination at any time prior to the Effective Time by (i) the mutual consent of United Fire, Sub and the Company,
                             (ii) by United Fire and Sub at any time after July 31, 1999, if at such time their conditions to close have not been satisfied through no fault of United Fire or Sub and United Fire or Sub gives the Company notice of such termination; (iii) by United Fire and Sub if the Company, the Board or any committee thereof (A) withdraws or modifies, or proposes to withdraw or modify, in a manner adverse to United Fire or Sub, the approval or recommendation by the Company, the Board or any such committee of the Merger Agreement or the Merger or takes any action having such effect, (B) approves or recommends, or proposes to approve or recommend, any Target Takeover Proposal (as defined herein), or (C) otherwise breaches the "no solicitation" provisions of the Merger Agreement;
                             (iv) by United Fire and Sub at any time after holders of greater than five percent of the outstanding Common Stock have delivered notice to the Company of their intent to demand payment pursuant to the provisions for appraisal rights provided by Delaware law; and (v) by the Company at any time after July 31, 1999, if at such time its conditions to close have not been satisfied through no fault of the Company and the Company gives United Fire or Sub notice of such termination. If the Merger Agreement is terminated by the Company under certain circumstances described herein, the Company will be obligated to pay to United Fire a termination fee of $1 million in cash. If the Merger Agreement is terminated by United Fire under certain circumstances described herein, United Fire will be obligated to pay to the Company a termination fee of $1 million in cash. See "The Merger Agreement -- Termination".

Appraisal Rights...........  Holders of Common Stock on the Record Date who do
                             not vote in favor of approving and adopting the Merger Agreement and who otherwise comply with the applicable statutory procedures of Section 262 of the Delaware General Corporation Law ("DGCL") will be entitled to appraisal rights under Section 262 of the DGCL. A summary of the provisions of Section 262 of the DGCL, including a summary of the requirements with which holders of Common Stock desiring to assert appraisal rights must comply, is contained herein under the heading "The Merger -- Appraisal Rights". The entire text of Section 262 of the DGCL is attached hereto as Annex C.

Certain Federal Income Tax
  Consequences.............  A stockholder will recognize gain in the year of the Merger to the extent that the cash received plus the fair market value of the Escrow Account allocable to his shares of Common Stock exceeds the adjusted basis of his shares of Common Stock. Even though the amounts in the Escrow Account will not be distributed to the stockholders until 2001 (or later), the stockholders will recognize the full amount of their gain in the year of the Merger because the installment method of reporting gain does not apply to the disposition of stock which is traded on an established securities market. A stockholder will recognize loss in the year of the Merger to the extent that the adjusted basis of his shares of Common Stock exceeds the cash received plus the fair market value of the Escrow Account allocable to his shares of Common Stock. Although earnings on the Escrow Account will be distributed to, and will be taxable to, United Fire and the Company's stockholders will receive none of such earnings, distributions to the stockholders in 2001 (or later) from the Escrow Account will, for federal income tax purposes, be deemed to consist of two elements, principal and imputed interest, as computed under the original issue discount rules of the Code and the regulations promulgated thereunder. If the amount of the payment allocable to principal is equal to the fair market value of the Escrow Account as of the date of the Merger, the stockholders will not recognize additional gain or loss from the disposition of the shares of Common Stock. However, if the amount of the payment allocable to principal is greater or less than the initial fair market value of the Escrow Account, each stockholder will recognize an additional gain or loss from the disposition of his shares of Common Stock. See "The Merger -- Certain Federal Income Tax Consequences".

Certain Information In
  Connection With the
  Common Stock.............  The Common Stock is listed on the Nasdaq National
                             Market. On March 3, 1999, the trading date
                             preceding the date on which the Merger was
                             announced, the high, low and closing sales prices of the Common Stock, as reported on Nasdaq, were $11.75, $11.00 and $11.50 per share, respectively.
                             On June   , 1999, the last practicable date prior
                             to the date of this Proxy Statement, the high, low and closing sales prices of the Common Stock, as
                             reported on Nasdaq, were $          , $
                             and $     per share, respectively. Stockholders are
                             urged to obtain current market quotations for the Common Stock prior to making any decision with respect to the Merger. See "The Company -- Per Share Market and Dividend Information".

                         ELECTION OF CLASS II DIRECTORS

     At the Annual Meeting, the stockholders will be asked to elect three Class II directors to hold office for terms of three years, or until their respective successors shall have been elected and shall qualify. If the Merger is consummated, it is expected that all members of the Board will resign. See "Election of Directors".

                               THE ANNUAL MEETING

GENERAL

     This Proxy Statement and the accompanying Annual Report are being furnished to holders of Common Stock in connection with the solicitation of proxies by and on behalf of the Board for use at the Annual Meeting to be held at 10:00 a.m. on
July,        , 1999, in the Board of Directors Room of the United States
National Bank of Galveston, 2201 Market Street, Galveston, Texas, and at any adjournments or postponements thereof. This Proxy Statement, the Annual Report and the accompanying Notice and Proxy Card are first being mailed to holders of Common Stock entitled to notice of, and to vote at, the Annual Meeting, on or
about June   , 1999.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

     The Merger. At the Annual Meeting, stockholders will be asked to consider and vote upon a proposal to approve and adopt the Merger Agreement. The Board has determined that the Merger Agreement and the Merger are advisable and are fair to and in the best interests of the Company and its stockholders and has approved and adopted the Merger Agreement. ACCORDINGLY, THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT. See "-- The Merger -- Background of the Merger" and "-- The Company's Reasons for the Merger; Recommendation of the Board of Directors".

     Election of Class II Directors. At the Annual Meeting, three Class II directors (constituting all of the Class II directors) are to be elected to hold office for terms of three years or until their respective successors shall have been elected and shall qualify. It is the intention of the persons named in the enclosed form of proxy to vote such proxy for the election of the three nominees named below for Class II directorships unless authorization is withheld on the proxy. If the Merger is consummated, it is expected that all members of the Board will resign.

     STOCKHOLDERS ARE REQUESTED TO COMPLETE, DATE, SIGN AND RETURN PROMPTLY THE ACCOMPANYING PROXY CARD TO THE COMPANY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. FAILURE TO RETURN A PROPERLY EXECUTED PROXY CARD OR TO VOTE AT THE ANNUAL MEETING WILL HAVE THE SAME EFFECT AS A VOTE "AGAINST" THE MERGER AGREEMENT. SINCE THE COMPANY'S BYLAWS PROVIDE THAT THE DIRECTORS ARE ELECTED BY A PLURALITY OF VOTES CAST, BROKER NON-VOTES OR WITHHOLDING AUTHORITY TO VOTE FOR ANY OF THE NOMINEES WILL HAVE NO EFFECT UPON THE ELECTION OF DIRECTORS, UNLESS A VOTE IS CAST IN PERSON OR BY MEANS OF ANOTHER PROXY.

RECORD DATE; VOTING AT THE ANNUAL MEETING

     June 11, 1999 has been fixed as the Record Date for the determination of the holders of Common Stock entitled to notice of, and to vote at, the Annual Meeting. Only stockholders of record at the close of business on the Record Date will be entitled to notice of, and to vote at, the Annual Meeting. At the close
of business on June   , 1999, the most recent practicable date prior to the date of this Proxy Statement, there were 1,962,410 shares of Common Stock outstanding and entitled to vote at the Annual Meeting, held by approximately stockholders of record.

     Stockholders of record on the Record Date are entitled to one vote per share, exercisable in person or by properly executed proxy, upon each matter properly submitted for the vote of stockholders at the Annual Meeting. The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum at the Annual Meeting.

     Holders of Common Stock on the Record Date who do not vote in favor of approving and adopting the Merger Agreement and who otherwise comply with the applicable statutory procedures of Section 262 of the DGCL will be entitled to appraisal rights under the DGCL in connection with the Merger. Stockholders of the Company who vote in favor of approving and adopting the Merger Agreement, however, will thereby waive their appraisal rights. See "The Merger -- Appraisal Rights".

     The affirmative vote of the holders of a majority of the outstanding shares of Common Stock is required to approve and adopt the Merger Agreement. Abstentions and broker non-votes will have the same effect as votes "AGAINST" the proposal to approve and adopt the Merger Agreement.

     The Board is not aware of any matters other than those set forth in the Notice of Annual Meeting of Stockholders transmitted with this Proxy Statement that may be brought before the Annual Meeting. If any other matters properly come before the Annual Meeting, the persons named in the accompanying Proxy Card will vote the shares represented by all properly executed proxies on such matters in such manner as shall be determined by a majority of the Board.

PROXIES; REVOCATION OF PROXIES

     All shares of Common Stock that are represented at the Annual Meeting by properly executed proxies received and not duly and timely revoked will be voted at the Annual Meeting in accordance with the instructions contained therein. In the absence of contrary instructions, such shares will be voted "FOR" the approval and adoption of the Merger Agreement, "FOR" the election of the three nominees named herein for Class II directorships and in the discretion of the proxyholder as to any other matter which may properly come before the Annual Meeting. If necessary, the proxyholder may vote in favor of a proposal to adjourn or postpone the Annual Meeting in order to permit further solicitations of proxies in the event a quorum is not obtained, or if fewer shares of Common Stock than the number required therefor are voted in favor of approval and adoption of the Merger Agreement. However, no proxyholder will vote any proxies voted against approval of the Merger Agreement for a proposal to adjourn or postpone the Annual Meeting for the purpose of soliciting additional proxies.

     The required vote of the stockholders on the Merger Agreement is based upon the total number of outstanding shares of Common Stock as of the Record Date. Therefore, the failure to submit a Proxy Card (or to vote in person at the Annual Meeting), the abstention from voting by a stockholder and broker non-votes will have the same effect as votes "AGAINST" the approval and adoption of the Merger Agreement.

     A proxy may be revoked prior to its being voted by: (i) delivering to the Secretary of the Company, at or before the Annual Meeting, a written instrument bearing a later date than the proxy which instrument, by its terms, revokes the proxy, (ii) duly executing a subsequent proxy relating to the same shares and delivering it to the Secretary of the Company at or before the Annual Meeting, or (iii) attending the Annual Meeting and giving notice of revocation to the Secretary of the Company or in open meeting prior to the proxy being voted (although attendance at the Annual Meeting without taking other affirmative action as aforementioned will not constitute a revocation of a proxy). Any written instrument revoking a proxy should be sent to: American Indemnity Financial Corporation, 2115 Winnie, Galveston, Texas 77550, Attention:
Secretary.

     If a quorum is not obtained, or if fewer shares of Common Stock than the number required therefor are voted in favor of approval and adoption of the Merger Agreement, it is expected that the Annual Meeting will be postponed or adjourned in order to permit additional time for soliciting and obtaining additional proxies or votes, and, at any subsequent reconvening of the Annual Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the Annual Meeting, except for any proxies which have theretofore effectively been revoked or withdrawn. In the absence of a quorum, the Annual Meeting may be adjourned from time to time by the holders of a majority of the shares represented at the Annual Meeting in person or by proxy, except that no proxyholder will vote any proxies voted against approval of the Merger Agreement in favor of any proposal to adjourn or postpone the Annual Meeting.

     The obligations of the Company and United Fire to consummate the Merger are subject to, among other things, the condition that the stockholders of the Company, by the requisite vote thereof, approve and adopt the Merger Agreement. See "The Merger Agreement -- Conditions to the Merger".

     STOCKHOLDERS SHOULD NOT FORWARD ANY CERTIFICATES REPRESENTING COMMON STOCK WITH THEIR PROXY CARDS. IN THE EVENT THE MERGER IS CONSUMMATED, CERTIFICATES SHOULD BE DELIVERED IN ACCORDANCE WITH INSTRUCTIONS SET FORTH IN A LETTER OF TRANSMITTAL WHICH WILL BE SENT TO STOCKHOLDERS PROMPTLY AFTER THE EFFECTIVE TIME. SEE "THE MERGER AGREEMENT -- THE MERGER -- EXCHANGE OF CERTIFICATES".

SOLICITATION OF PROXIES

     The Company will bear the costs of soliciting proxies in the accompanying form from stockholders. In addition to soliciting proxies by mail, directors, officers and employees of the Company, without receiving additional compensation therefor, may solicit proxies by telephone, by telegram or in person. Arrangements will be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of shares of Common Stock held of record by such persons, and the Company will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.

                                   THE MERGER

BACKGROUND OF THE MERGER

     Following the second quarter of 1998, the Board determined to look at strategic alternatives for the Company. After considering various financial advisors available, Philo Smith was retained in July 1998.

     Philo Smith considered various alternatives and structures for the Company. In August 1998, following its due diligence, including discussions with management, Philo Smith prepared a descriptive brochure of the Company. At that time, it was determined that the most likely alternative would be the acquisition of the Company by, or a possible joint venture with, a larger insurance carrier that would provide the best value to the Company's stockholders.

     During 1998, reports were given by Philo Smith to the Board, including information regarding prospective interested parties, valuation issues and terms of other publicly announced mergers and acquisitions involving property and casualty insurance companies. By December 1998, the Company and/or Philo Smith had contacted in excess of 50 prospective parties. Selection of the prospective parties contacted was based primarily on Philo Smith's experience and knowledge of the insurance industry. At the Board meeting held in January 1999, Philo Smith presented a detailed report on the results of the work done to that point. The report reflected that, of the prospective parties initially contacted, 39 had signed confidentiality agreements, 27 had received the descriptive brochure prepared by Philo Smith, 11 had undertaken due diligence or met with Company management and six had made proposals to the Company. The report also provided a preliminary valuation analysis of the Company based on, among other things, indications by some of the prospective parties. Following this meeting, Philo Smith continued to conduct discussions with four of the parties indicating an interest through the previously mentioned proposals.

     Of the six proposals made by the prospective parties, two were in writing and four were informal oral proposals. All of the proposals were for acquisitions of Common Stock for cash at prices ranging from approximately $9 per share to book value per share, subject to various adjustments to book value. Five of the proposals were for all of the Common Stock; the other prospective party proposed an acquisition of 51% to 80% of the shares of Common Stock. Three of the proposals were contingent upon obtaining outside financing to pay the purchase price.

     During this period of discussion and negotiations by Philo Smith and representatives of the other prospective parties, a number of discussions were held between the managements of United Fire and the Company, as well as their respective representatives. The introductory meeting between United Fire and the Company took place on October 8, 1998 in Galveston, Texas. Scott McIntyre, Chairman of the Board of United Fire, John A. Rife, President of United Fire, J. Fellman Seinsheimer, III, President and Chief Executive Officer of the Company, and James Amen of Philo Smith attended. Mr. McIntyre returned to Galveston on December 1, 1998 with certain other members of United Fire's management for a preliminary due diligence meeting with the Company's management. On December 8, 1998, Mr. Amen met with Mr. McIntyre in Cedar Rapids, Iowa to discuss proposed transaction terms and structure. Additional discussions and due diligence were conducted in Galveston during the week of January 11, 1999. United Fire was not represented by any outside financial advisors in connection with these negotiations. Negotiations between the Company and United Fire generally centered on adjustments to the book value of the Company to arrive at a purchase price per share, and mechanisms for and scope of indemnification of United Fire, which resulted in the provisions of the Merger Agreement regarding the Escrow Account.

     The United Fire proposal was deemed to be the most favorable proposal to the Company's stockholders for several reasons. United Fire proposed the highest purchase price per share, subject to certain adjustments. As noted above, the other proposals ranged from approximately $9 per share to various adjusted book values per share. In contrast to one of the other proposals that contemplated the acquisition of a controlling interest, but not all of, the Common Stock, the United Fire proposal contemplated the acquisition of all of the outstanding shares of Common Stock. In addition, the United Fire proposal was not contingent on obtaining outside financing, as were three of the other proposals.

     The Board met on March 4, 1999, with its financial and legal advisors and received presentations about the United Fire proposal, the resulting negotiations and discussions and the definitive agreements. Following questions by the Board of the Company's financial and legal advisors and management and further discussions and explanations regarding the proposed transaction and the terms and conditions of the transaction, the Board determined that the United Fire proposal, as set forth in the definitive agreements presented to the Board, was advisable and fair to and in the best interest of the Company and its stockholders. The members of the Board then voted unanimously to approve the Merger Agreement, the Merger and the transactions contemplated therein.

     On March 4, 1999, shortly after the conclusion of this Board meeting, the Company and United Fire executed the Merger Agreement and issued a press release announcing the Merger. For a description of the reasons the Company decided to engage in the Merger at this time, see "-- The Company's Reasons for the Merger; Recommendation of the Board of Directors."

THE COMPANY'S REASONS FOR THE MERGER; RECOMMENDATION OF THE BOARD OF DIRECTORS

     The Board has determined that the Merger is advisable and fair to and in the best interests of the Company and its stockholders and has approved and adopted the Merger Agreement. Accordingly, the Board recommends that stockholders vote "FOR" approval and adoption of the Merger Agreement.

     In reaching its determination that the Merger is advisable and fair to and in the best interests of the Company and its stockholders, the Board considered a number of factors, including, without limitation, the following:

          (i) The premium of the Per Share Amount to the historical market prices for the Common Stock, including the fact that the Per Share Amount represented a premium of 34% over the $11.50 per share closing sales price per share of the Common Stock on March 3, 1999, the last trading date prior to the public announcement of the execution of the Merger Agreement. The Board also recognized that the Common Stock has historically traded at a significant discount to book value per share, which was $16.72 as of December 31, 1998. On that date, the closing price per share of Common Stock was $10.63. See "The Company -- Per Share Information" and "-- Per Share Market and Dividend Information".

          (ii) As mentioned above in "-- Background of the Merger", there were discussions with other parties that resulted in other proposals, none of which were deemed acceptable by the Company, primarily because the purchase prices proposed were less than the purchase price proposed by United Fire.

          (iii) The consummation of the Merger, which will be financed in the form of contributions by United Fire and its subsidiaries of internally generated funds to Sub, is not subject to a financing condition.

          (iv) The written opinion of Philo Smith to the effect that, as of the date of such opinion and based upon and subject to certain assumptions, matters considered and limitations stated therein, the Per Share Amount to be received by the holders of Common Stock pursuant to the Merger Agreement is fair to such holders from a financial point of view. See "-- Opinion of the Company's Financial Advisor".

          (v) The current and prospective environment in which the Company operates, including economic conditions and the competitive environment for the property and casualty insurance business. Specifically, primarily as a result of the increasing competition in the property and casualty insurance business and the resulting pressure on premium rates, the Company has reported losses in three of its last four fiscal years. Combining with United Fire in the Merger will give the Company access to, among other things, a broader client base, increased capital resources and means to effectively reduce its operating costs.

          (vi) The Board's view that the terms of the Merger Agreement, as reviewed by the Board with its legal and financial advisors, are advisable and fair to and in the best interests of the Company and its stockholders and provide the Company and its stockholders with the flexibility, under certain circumstances to accept a Target Superior Proposal (as defined herein) and terminate the Merger Agreement upon the payment of a termination fee to United Fire. See "The Merger Agreement -- Certain Covenants -- No Solicitation" and "-- Termination".

          (vii) The Board's knowledge of the business, operations, properties, assets, financial condition and operating results of the Company. Specifically, in order to achieve future growth in its business and operations, the Company would need significant amounts of new capital which could more easily be provided by United Fire than the Company could raise on its own in the public markets. Moreover, access to United Fire's clients and administrative operations and systems should enhance the Company's ability to achieve such future growth.

          (viii) The Board's recognition of certain negative aspects of the terms of the Merger. The Board deemed the indemnification arrangement, pursuant to which a portion of the Per Share Amount is placed in escrow for two years to provide a fund for certain indemnification claims, if any, by United Fire, and the requirement that the Company obtain a reinsurance contract to be negative factors that required consideration. See "The Merger Agreement -- The Merger -- Reserved Per Share Amount; Escrow Agreement" and "The Merger Agreement -- Conditions of the Merger".

     The Board also recognized that members of the Board and the executive officers of the Company might have interests in the Merger which are different from the Company's other stockholders. See "-- Interests of Certain Persons in the Merger". The foregoing discussion of the information and factors discussed by the Board is not meant to be exhaustive but includes all material factors considered by the Board. The Board did not quantify or attach any particular weight to the various factors that it considered. As a result of its consideration of the foregoing and other relevant considerations, the Board determined that the Merger Agreement and the Merger are advisable and fair to and in the best interests of the Company and its stockholders and approved and adopted the Merger Agreement. ACCORDINGLY, THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

     The Company has been informed by United Fire that the purpose of the Merger is to enable United Fire to acquire the entire equity interest in the Company. Following the Merger, it is expected that the Company's businesses and operations will be integrated with the businesses and operations of United Fire and its affiliates.

OPINION OF THE COMPANY'S FINANCIAL ADVISOR

     On March 4, 1999, Philo Smith delivered its opinion to the Board that as of the date of such opinion, the consideration to be received by holders of Common Stock pursuant to the Merger Agreement is fair to such holders from a financial point of view.

     THE FULL TEXT OF THE WRITTEN OPINION OF PHILO SMITH, DATED MARCH 1, 1999, WHICH SETS FORTH CERTAIN ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN IN CONNECTION WITH THE OPINION, IS ATTACHED HERETO AS ANNEX B TO THIS PROXY STATEMENT AND IS INCORPORATED HEREIN BY REFERENCE. THE PER SHARE CONSIDERATION RECITED IN THE OPINION WAS BASED ON PRELIMINARY, UNAUDITED 1998 FINANCIAL STATEMENTS OF THE COMPANY, AND DOES NOT REFLECT SUBSEQUENT AUDIT ADJUSTMENTS. PHILO SMITH HAS ORALLY CONFIRMED ITS FAIRNESS OPINION TO THE COMPANY BASED ON THE AUDITED FINANCIAL STATEMENTS. THE OPINION OF PHILO SMITH

REFERRED TO HEREIN DOES NOT CONSTITUTE A RECOMMENDATION AS TO HOW ANY STOCKHOLDER SHOULD VOTE WITH RESPECT TO THE TRANSACTION. STOCKHOLDERS ARE URGED TO, AND SHOULD, READ SUCH OPINION IN ITS ENTIRETY.

     In connection with its opinion, Philo Smith, among other things, (i) reviewed the Merger Agreement; (ii) analyzed financial and other information that is publicly available relating to the Company, (iii) analyzed certain other operating data that was made available to them in their role as financial advisor to the Company, (iv) visited the facilities of the Company and discussed with management of the Company the financial condition, operating results, business outlook and prospects of the Company, (v) analyzed the valuations of publicly traded companies that they deemed comparable to the Company, (vi) analyzed the financial terms of certain similar transactions that had recently been effected and (vii) took into account Philo Smith's general experience in similar transactions and their knowledge derived from their role as financial advisor to the Company.

     Philo Smith did not independently verify any of the foregoing information, and they relied upon and assumed the accuracy, completeness and fairness of the presentation and description of the financial statements and other information of the Company. Philo Smith further relied upon assurances by the Company that the forward-looking information provided to them has a reasonable basis. In arriving at their opinion, Philo Smith did not perform any appraisals or valuations of specific assets of the Company or the liquidation value of the entirety of the Company's assets, and they express no opinion regarding the liquidation value of the Company or any of its assets. The amount of the consideration to be paid to the stockholders in the Merger was the result of negotiations between the Company and United Fire, and was not based on any amount recommended by Philo Smith.

     The following is a summary of the material financial analyses used by Philo Smith in connection with providing its opinion to the Board on March 4, 1999. Philo Smith used substantially the same type of financial analyses in connection with providing the written opinion attached hereto as Annex B.

     Selected Acquisition Transaction Analysis. Philo Smith analyzed certain information relating to 24 transactions in the previous three years involving acquisitions of comparable companies whose business is predominantly property and casualty underwriting. Philo Smith selected comparable companies from a sample of 68 transactions using eight criteria. Such analysis indicated that the purchase price per share as a multiple of the prior year end book value per share (calculated in accordance with generally accepted accounting principals ("GAAP")) ranged from a low of 0.6x to a high of 2.7x, with a median of 1.0, as compared to 0.92x with respect to the Per Share Amount.

     Comparison of Selected Publicly Traded Companies. Philo Smith reviewed and compared certain financial information relating to the Company to corresponding financial information, ratios and public market multiples for 15 publicly traded corporations: Accel International, Allcity Insurance Company, American Safety Insurance Group, Chandler Insurance Ltd., GAINSCO Inc., Hallmark Financial Services, Highlands Insurance Group, Merchants Group, Meridian Insurance Group, Mobile America Corp., National Security Group, North East Insurance Company, Old Guard Group, PAULA Financial and Seibels Bruce Group (the "Selected Companies"). The Selected Companies were chosen because they are publicly traded companies whose business is predominantly property and casualty underwriting and for purposes of analysis may be considered similar to the Company. Philo Smith selected comparable publicly traded companies from a sample of approximately 110 companies using six criteria. Philo Smith calculated the ratio of median average multiple of market price to reported book value for the Selected Companies and compared various financial multiples and ratios. The calculations for the Company were based on historical and projected financial information provided by the Company's management and the calculations for each of the Selected Companies were based on the most recent publicly available information. This analysis showed that the ratio of market price to prior year end GAAP book value per share ranged from a low of 0.49 to a high of 1.03, with a median of 0.72, as compared to 0.92 with respect to the Per Share Amount.

     Discounted Cash Flow Analysis. Philo Smith performed a discounted cash flow analysis based on a ten year projection by the Company of its cash flows from operations. A risk adjusted discount rate of 12.5% was used for valuation purposes, and analyses based on 10% and 15% rates were presented for comparative purposes. The discounted cash flow analysis recognizes that the Company cannot pay dividends and needs to maintain appropriate operating leverage measured by the ratio of Net Premiums Written to Surplus. Philo Smith then assumed the entire Company was sold at the end of the tenth year at the same multiple of GAAP book value as derived from the study of acquisition comparables. The net present value range derived under this method is $6.74 to $10.20 per share.

     Philo Smith also derived a value for the Company based upon the Company being sold at the end of the tenth year at a multiple of projected GAAP net income. A price-to-earnings multiple of 12.5x was used as an average value to develop the range, and 10x and 15x multiples were used for comparative purposes. The average multiple of 12.5x was used because it represents the average price-to-earnings multiple for the acquisition comparables. The net present value range produced under this method is $4.24 per share to $6.70 per share.

     Philo Smith then derived a range of values excluding the five highest and lowest values generated by a valuation matrix based on a multiple of GAAP net income and GAAP equity. The reference range derived is $5.20 to $8.05 per share. The counter-intuitive result that the Company is worth less than current GAAP book is due to a projected return on equity below the mid range 12.5% discount rate assumed.

     The analyses carried out by Philo Smith are sensitive to changes in the underlying assumptions.

     Historical Stock Trading Analysis. Philo Smith reviewed the performance of the per share market prices and daily trading values of the Common Stock over the two-year period ended February 1, 1999. Philo Smith noted that, for the five-year period ended February 1, 1999, the average closing price for the Common Stock was approximately $11.16 per share and the average daily trading volume for the Common Stock was approximately 3,445 shares. Philo Smith also noted that the average closing price for the Common Stock during the 30-day trading period ending February 22, 1999, was approximately $10.92 per share and that the average daily trading volume for the Common Stock was approximately 3,013 shares. Philo Smith noted that the best indication of value for a company is believed to be determined by the marketplace, and that the market has valued the Common Stock significantly below the Per Share Amount for an extended time period.

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Philo Smith's opinion. In arriving at its fairness determination, Philo Smith considered the results of all such analyses. No company or transaction used in the above analyses as a comparison is directly comparable to the Company or the contemplated transaction. The analyses were prepared solely for purposes of Philo Smith's providing its opinion to the Board as to the fairness from a financial point of view of the consideration to be received by the Company's stockholders in the Merger and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of the Company, Philo Smith or any other person assumes responsibility if future results are materially different from those forecast. As described above, Philo Smith's opinion to the Board was one of several factors taken into consideration by the Board in making its determination to approve the Merger Agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Philo Smith and is qualified by reference to the written opinion of Philo Smith set forth in Annex B hereto.

     Philo Smith, as part of its investment banking business, is continually engaged in the valuation of insurance businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. The Company selected Philo Smith as its financial advisor because it is a nationally recognized investment banking firm that has substantial experience in transactions similar to the Merger and specific expertise in the insurance industry. Philo Smith provides a range of financial advisory and securities services and, in the course of its normal trading activities may from time to time effect transactions and hold securities, of the Company or United Fire for its own account and for the account of customers.

     Pursuant to a letter agreement dated July 28, 1998 (the "Engagement Letter"), the Company engaged Philo Smith to act as its financial advisor in connection with exploring various strategic alternatives for the Company. Prior to that time, no material relationship had existed between Philo Smith, its affiliates and/or unaffiliated representatives and the Company or its affiliates. No restrictions were placed by the Company on the scope of Philo Smith's investigations or recommendations other than any prospective party to any recommended transaction be financially stable. Pursuant to the terms of the Engagement Letter, the Company has agreed to pay Philo Smith upon consummation of the Merger a transaction fee equal to 1.25% of the aggregate consideration paid in the Merger (approximately $377,000) and a fee of $200,000 for rendering its opinion to the Board. The $200,000 fee for rendering the opinion will be credited dollar-for-dollar against the transaction fee. The Company has agreed to reimburse Philo Smith for its reasonable out-of-pocket expenses, and to indemnify Philo Smith against certain liabilities arising out of or in connection with the rendering of the fairness opinion.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendation of the Board with respect to the Merger, stockholders of the Company should be aware that the directors and executive officers of the Company have certain interests in the Merger that may be substantial or in addition to the interests of stockholders of the Company generally. The Board was aware of these interests and considered them, among other factors, in approving the Merger Agreement. These interests are summarized below.

     Interests in Common Stock and Options. As of June 11, 1999, the executive officers and directors of the Company owned, directly or indirectly, an aggregate of 646,236 shares of Common Stock. See "Principal Stockholders", "Election of Directors" and "Executive Officers". Assuming the Per Share Amount of $15.3553, the aggregate consideration that would be received in the Merger, directly or indirectly, by the executive officers and directors of the Company in respect of such shares would be approximately $9,923,000.

     In addition, as of June 11, 1999, the directors of the Company had present and future rights to acquire 28,000 shares of Common Stock upon the exercise of Options (as defined herein) granted to such directors pursuant to the Company's stock option plans, and the executive officers of the Company held no Options. All outstanding Options (as more fully described under "The Merger
Agreement -- The Merger -- Option Plans") obligating the Company to issue, transfer or sell any shares of Common Stock, whether or not then exercisable, will be canceled and converted into the right to receive an amount in cash equal to the product, rounded to four decimal places, of (i) the amount by which the Per Share Amount exceeds the exercise price per share subject to the Option and
(ii) the number of shares subject to the Option. Assuming the Per Share Amount equals $15.3553, the aggregate consideration that would be received in the Merger by the directors of the Company pursuant to the foregoing formula would be approximately $78,500.

     Key Executive Severance Agreements; Employment Arrangements. In 1983, the Company entered into Key Executive Severance Agreements with J. Fellman Seinsheimer, III, the President and Chief Executive Officer of the Company, and Eugene Hornstein, First Vice President of American Indemnity Company, a subsidiary of the Company. For a description of the Key Executive Severance Agreements, see "Executive Compensation -- Key Executive Severance Agreements" below. In connection with the negotiations between the Company and United Fire leading up to the execution of the Merger Agreement, the agreement with Mr. Seinsheimer has been superseded by an employment agreement entered into with United Fire as of March 8, 1999 (the "Employment Agreement"), which becomes effective upon the closing of the Merger.

     The Employment Agreement provides that, upon closing of the Merger, Mr. Seinsheimer's Key Executive Severance Agreement will terminate. The Employment Agreement further provides for a three year term of employment, commencing on the date of closing of the Merger, at Mr. Seinsheimer's current annual salary. Mr. Seinsheimer will also receive comparable health insurance benefits from United Fire until age 65. If United Fire terminates Mr. Seinsheimer's employment prior to the end of the three year term for any reason other than willful misconduct, United Fire is obligated to continue to pay Mr. Seinsheimer's salary until the end of such three year term.

     The Company does not anticipate that any directors or officers of the Company will serve as directors or officers of the surviving corporation after the consummation of the Merger. It is contemplated, however, that J. Fellman Seinsheimer, III, President and Chief Executive Officer of the Company, will continue to serve as a director and officer of one or more operating insurance subsidiaries of the Company, and certain officers of the Company or its subsidiaries will continue to serve as officers of such subsidiaries after the Merger.

     Director and Officer Liability; Indemnification. As more fully described under "The Merger Agreement Limitation of Liability and Indemnification of Officers and Directors," the Merger Agreement provides the certificate of incorporation and bylaws of the Surviving Corporation shall contain the provisions with respect to limitation of director and officer liability and indemnification set forth in the certificate of incorporation and bylaws, respectively, of the Company, which provisions, for a period terminating on the earlier of (i) three years from the Effective Time, (ii) the closing of a merger of the Company into United Fire or an affiliate thereof or (iii) the liquidation of the Company, shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of individuals who were directors, officers, employees or agents of the Company at the Effective Time, unless such modification is required by law. In connection with any such merger or liquidation, the obligations of the Company with respect to indemnification under its bylaws shall be assumed by the entity into which the Company merges or that acquires the Company's assets upon liquidation.

FINANCING THE MERGER

     United Fire and its subsidiaries will contribute to Sub funds from current operations and funds from matured and maturing portfolio investments in amounts sufficient to pay the total amount required to pay the aggregate Per Share Amount to the Company's stockholders and Option holders and pay estimated fees, expenses and other transaction costs of United Fire and Sub in connection with the Merger. United Fire does not anticipate that borrowed funds will be used. However, if borrowed funds are used, such borrowings will be on a temporary basis only, under United Fire's bank line of credit.

ACCOUNTING TREATMENT

     The Merger will be accounted for by United Fire as a "purchase" in accordance with generally accepted accounting principles. Therefore, the aggregate consideration paid by United Fire in connection with the Merger (including the direct costs related to the transaction) will be allocated to the Company's assets and liabilities based upon their estimated fair values, with any excess being allocated to goodwill. The assets and liabilities and results of operations of the Company will be consolidated into the assets and liabilities and results of operations of United Fire subsequent to the consummation of the Merger.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following discussion describes certain United States federal income tax consequences relevant to the Merger. The discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury regulations promulgated thereunder, rulings, administrative pronouncements and judicial decisions, changes to which could materially affect the tax consequences described herein and could be made on a retroactive basis.

     This discussion does not address all aspects of federal income taxation (including potential application of the alternative minimum tax) that may be relevant to a particular stockholder based on such holder's particular circumstances and does not address any aspect of state, local or foreign tax laws. This summary generally considers only holders that hold their Common Stock as capital assets (generally, assets held for investment) and may not apply to all stockholders. In particular, the discussion may not apply to stockholders
(i) who acquired their Common Stock pursuant to the exercise of employee stock options or other compensation arrangement with the Company; (ii) who are subject to special tax treatment under the Code (such as broker-dealers, insurance companies tax-exempt organizations, financial institutions, and regulated investment companies); (iii) who hold their Common Stock as part of a "straddle", "hedge", or "conversion transaction", (iv) whose functional currency is not the U.S. dollar, or (v) who perfect their appraisal rights under the DGCL.

     The Internal Revenue Code of 1986, as amended (the "Code"), provides that the gain from the sale or other disposition of property is the excess of the amount realized therefrom over the adjusted basis, and loss is the excess of the adjusted basis over the amount realized. The amount realized from the sale or other disposition of property is the sum of money received plus the fair market value of property (other than money) received. The adjusted basis for determining the gain or loss from the sale or other disposition of property is generally the cost of such property as may thereafter be adjusted.

     Pursuant to the Merger, each stockholder will receive $15.3553 per share, of which $1.00 per share will be held in the Escrow Account until distributed pursuant to the terms thereof. The Escrow Account will be invested in short term government securities and the earnings thereon will be distributed to United Fire on a quarterly basis. The earnings on the Escrow Account will be taxed to United Fire. The taxes resulting from such earnings will be paid by United Fire.

     A stockholder will recognize gain in the year of the Merger to the extent that the cash received plus the fair market value of the Escrow Account allocable to his shares of Common Stock exceeds the adjusted basis of his shares of Common Stock. Even though the amounts in the Escrow Account will not be distributed to the stockholders until 2001 (or later), the stockholders will recognize the full amount of their gain in the year of the Merger because the installment method of reporting gain does not apply to the disposition of stock which is traded on an established securities market. A stockholder will recognize loss in the year of the Merger to the extent that the adjusted basis of his shares of Common Stock exceeds the cash received plus the fair market value of the Escrow Account allocable to his shares of Common Stock. The fair market value of the Escrow Account is determined by considering all of the facts and circumstances.

     The gain or loss so recognized will be capital gain or loss if the shares of Common Stock are capital assets in the hands of the stockholder. The shares of Common Stock will generally be capital assets if they are not included in the taxpayer's inventory or otherwise held for sale to customers in the ordinary course of business. Gain or loss on the disposition of the shares of Common Stock will be long-term capital gain or loss if the holding period for the shares of Common Stock is more than one year on the date of the Merger.

     All earnings on the Escrow Account will be distributed to, and will be taxable to, United Fire, and none of such earnings will be paid to the Company's stockholders. Notwithstanding, distributions to the stockholders in 2001 (or later) from the Escrow Account will, for federal income tax purposes, be deemed to consist of two elements, principal and imputed interest, as computed under the original issue discount rules of he Code and the regulations promulgated thereunder. If the amount of the payment allocable to principal is equal to the fair market value of the Escrow Account as of the date of the Merger, the stockholders will not recognize additional gain or loss from the disposition of the shares of Common Stock. However, if the amount of the payment allocable to principal is greater or less than the initial fair market value of the Escrow Account, each stockholder will recognize an additional gain or loss from the disposition of his shares of Common Stock. The amount of such additional gain or loss will be the difference between the stockholder's share of the fair market value of the Escrow Account in the year of the Merger and his share of the amount of the Escrow Account allocable to principal when the funds are distributed in 2001 (or later). Such additional gain or loss will have the same character as the gain or loss recognized in the year of the Merger with respect to such shares of Common Stock. Furthermore, each stockholder should recognize imputed interest income on the amounts held in the Escrow Account based upon their individual method of accounting, which for cash basis taxpayer would be upon receipt of the distribution from the Escrow Account to the extent such payment is allocable to imputed interest.

     The receipt of the merger consideration by a stockholder of the Company pursuant to the Merger may be subject to 31% backup withholding tax unless the stockholder (i) is a corporation or comes within certain other exempt categories or (ii) provides a certified taxpayer identification number on Form W-9 and otherwise complies with the backup withholding rules. Backup withholding is not an additional tax; any amounts so withheld may be credited against the federal income tax liability of the stockholder subject to the withholding.

     THIS SUMMARY IS NOT A SUBSTITUTE FOR INDIVIDUAL ANALYSIS OF THE TAX CONSEQUENCES OF THE MERGER TO A STOCKHOLDER. DUE TO THE INDIVIDUAL NATURE OF TAX CONSEQUENCES, STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE EFFECTS OF APPLICABLE STATE, LOCAL OR FOREIGN INCOME OR OTHER TAX LAWS.

REGULATORY FILINGS AND APPROVALS

     The regulatory filings and approvals described below must be made before the Merger can be effected and certain of such approvals may take a significant period of time to obtain. Although the Company and United Fire believe that such approvals will be obtained, there can be no assurance that this will be the case or that such approvals will be obtained in a timely manner or that such approvals will not be conditioned temporarily or otherwise encumbered.

     State Insurance Regulatory Approvals. The Company and its subsidiaries are subject to the insurance laws and regulations of Texas and Colorado, the domiciliary states of Company subsidiaries, and the laws and regulations of the other states in which Company subsidiaries are licensed to do business. As of the date of the Company's annual report on Form 10-K for the year ended December 31, 1998, the Company was licensed to do business in 28 states.

     Antitrust. The Merger is subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the rules and regulations thereunder, which provide that certain transactions may not be consummated until required information and materials are furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the Federal Trade Commission (the "FTC") and the requisite waiting period expires or terminates. The Company and United Fire made all filings required by the Antitrust Division and the FTC on May 12, 1999, commencing a 30-day waiting period. The waiting period terminated on May 25, 1999. Although the waiting period has expired under the HSR Act pursuant to early termination, at any time before or after the Effective Time, the Antitrust Division or the FTC could take such action under the antitrust laws as either of them deems necessary or desirable in the public interest, or certain other persons could take action under the antitrust laws, including seeking to enjoin the Merger.

CERTAIN CONSEQUENCES OF THE MERGER

     As a result of the merger, Sub will be merged with and into the Company and the Company will become a wholly owned subsidiary of United Fire. Following consummation of the Merger, the Common Stock will be delisted from Nasdaq, deregistered under the Exchange Act and will no longer be publicly traded.

APPRAISAL RIGHTS

     Under the DGCL, any stockholder who does not wish to accept the Per Share Amount has the right to dissent from the Merger and to seek an appraisal of, and to be paid the fair value (exclusive of any element of value arising from the accomplishment or expectation of the Merger) for such stockholder's shares of Common Stock, provided that the stockholder complies with the provisions of
Section 262 of the DGCL.

     Holders of record of Common Stock who do not vote in favor of the Merger Agreement and who otherwise comply with the applicable statutory procedures summarized herein will be entitled to appraisal rights under Section 262 of the DGCL. A person having a beneficial interest in shares of Common Stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights.

     THE FOLLOWING DISCUSSION IS NOT A COMPLETE STATEMENT OF THE LAW PERTAINING TO APPRAISAL RIGHTS UNDER THE DGCL AND IS QUALIFIED IN ITS ENTIRETY BY THE FULL TEXT OF SECTION 262 OF THE DGCL WHICH IS REPRINTED IN ITS ENTIRETY AS ANNEX C. ALL REFERENCES IN SECTION 262 OF THE DGCL AND IN THIS SUMMARY TO A "STOCKHOLDER" OR "HOLDER" ARE TO THE RECORD HOLDER OF THE SHARES OF COMMON STOCK AS TO WHICH APPRAISAL RIGHTS ARE ASSERTED.

     Under Section 262 of the DGCL, holders of shares of Common Stock ("Appraisal Shares") who follow the procedures set forth in Section 262 of the DGCL will be entitled to have their Appraisal Shares appraised by the Delaware Chancery Court and to receive payment in cash of the "fair value" of such Appraisal Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, as determined by such court.

     Under Section 262 of the DGCL, when a proposed merger is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders who was a stockholder on the record date for such meeting with respect to shares for which appraisal rights are available, that appraisal rights are so available, and must include in such notice a copy of Section 262 of the DGCL.

     This Proxy Statement constitutes such notice to the holders of Appraisal Shares and the applicable statutory provisions of the DGCL are attached to this Proxy Statement as Annex C. Any stockholder who wishes to exercise such appraisal rights or who wishes to preserve his or her right to do so should review the following discussion and Annex C carefully, because failure to timely and properly comply with the procedures therein specified will result in the loss of appraisal rights under the DGCL.

     A holder of Appraisal Shares wishing to exercise such holder's appraisal rights (a) must not vote in favor of the Merger Agreement and (b) must deliver to the Company prior to the vote on the Merger Agreement at the Annual Meeting, a written demand for appraisal of such holder's Appraisal Shares. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or against the Merger. This demand must reasonably inform the Company of the identity of the stockholder and of the stockholder's intent thereby to demand appraisal of his or her shares. A holder of Appraisal Shares wishing to exercise such holder's appraisal rights must be the record holder of such Appraisal Shares on the date the written demand for appraisal is made and must continue to hold such Appraisal Shares until the consummation of the Merger. Accordingly, a holder of Appraisal Shares who is the record holder of Appraisal Shares on the date the written demand for appraisal is made, but who thereafter transfers such Appraisal Shares prior to consummation of the Merger, will lose any right to appraisal in respect of such Appraisal Shares.

     Only a holder of record of Appraisal Shares is entitled to assert appraisal rights for the Appraisal Shares registered in that holder's name. A demand for appraisal should be executed by or on behalf of the holder of record, fully and correctly, as such holder's name appears on such holder's stock certificates. If the Appraisal Shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the Appraisal Shares are owned of record by more than one owner as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is agent for such owner or owners. A record holder such as a broker who holds Appraisal Shares as nominee for several beneficial owners may exercise appraisal rights with respect to the Appraisal Shares held for one or more beneficial owners while not exercising such rights with respect to the Appraisal Shares held for other beneficial owners. In such case, the written demand should set forth the number of Appraisal Shares as to which appraisal is sought. When no number of Appraisal Shares is expressly mentioned, the demand will be presumed to cover all Appraisal Shares in brokerage accounts or other nominee forms, and those who wish to exercise Appraisal Rights under Section 262 of the DGCL are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

     ALL WRITTEN DEMANDS FOR APPRAISAL SHOULD BE SENT OR DELIVERED TO AMERICAN INDEMNITY FINANCIAL CORPORATION, 2115 WINNIE, GALVESTON, TEXAS 77550, ATTENTION:
SECRETARY.

     Within ten days after the consummation of the Merger, the Company will notify each stockholder who has properly asserted appraisal rights under Section 262 of the DGCL and has not voted in favor of the Merger Agreement of the date the Merger became effective.

     Within 120 days after the consummation of the Merger, but not thereafter, the Company or any stockholder who has complied with the statutory requirements summarized above may file a petition in the Delaware Chancery Court demanding a determination of the fair value of the Appraisal Shares. The Company is under no obligation to and has no present intention to file a petition with respect to the appraisal of the fair value of the Appraisal Shares. Accordingly, it is the obligation of stockholders wishing to assert appraisal rights to initiate all necessary action to perfect their appraisal rights within the time prescribed in Section 262 of the DGCL.

     Within 120 days after the consummation of the Merger, any stockholder who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the Company a statement setting forth the aggregate number of Appraisal Shares not voted in favor of adoption of the Merger Agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such Appraisal Shares. Such statements must be mailed within ten days after a written request therefor has been received by the Company.

     If a petition for an appraisal is filed timely, after a hearing on such petition, the Delaware Chancery Court will determine the stockholders entitled to appraisal rights and will appraise the "fair value" of their Appraisal Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. Stockholders considering seeking appraisal should be aware that the fair value of their Appraisal Shares as determined under Section 262 of the DGCL could be more than, the same as or less than the value of the consideration they would receive pursuant to the Merger Agreement if they did not seek appraisal of their Appraisal Shares and that investment banking opinions as to fairness from a financial point of view are not necessarily opinions as to fair value under Section 262 of the DGCL. The Delaware Supreme Court has stated that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in the appraisal proceedings.

     The Delaware Chancery Court will determine the amount of interest, if any, to be paid upon the amounts to be received by stockholders whose Appraisal Shares have been appraised. The costs of the action may be determined by the Delaware Chancery Court and taxed upon the parties as the Delaware Chancery Court deems equitable. The Delaware Chancery Court may also order that all or a portion of the expenses incurred by any stockholder in connection with an appraisal, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts used in the appraisal proceeding, be charged pro rata against the value of all of the Appraisal Shares entitled to appraisal.

     Any holder of Appraisal Shares who has duly demanded an appraisal in compliance with Section 262 of the DGCL will not, after the consummation of the Merger, be entitled to vote the Appraisal Shares subject to such demand for any purpose or be entitled to the payment of dividends or other distributions on those Appraisal Shares (except dividends or other distributions payable to holders of record of Appraisal Shares as of a record date prior to the consummation of the Merger).

     If any stockholder who properly demands appraisal of his or her Appraisal Shares under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses, his or her right to appraisal, as provided in Section 262 of the DGCL, the Appraisal Shares of such stockholder will be converted into the right to receive the consideration receivable with respect to such Appraisal Shares in accordance with the Merger Agreement. A stockholder will fail to perfect, or effectively lose or withdraw, his or her right to appraisal if, among other things, no petition for appraisal is filed within 120 days after the consummation of the Merger, or if the stockholder delivers to the Company a written withdrawal of his or her demand for appraisal. Any such attempt to withdraw an appraisal demand more than 60 days after the consummation of the Merger will require the written approval of the Company.

     Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of such rights, in which event a stockholder will be entitled to receive the consideration receivable with respect to his or her Appraisal Shares in accordance with the Merger Agreement.

                              THE MERGER AGREEMENT

     The following is a brief summary of certain material provisions of the Merger Agreement, a copy of which is attached as Annex A to this Proxy Statement and incorporated herein by reference. Such summary does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement. All capitalized terms used herein and not defined are used as defined in the Merger Agreement. Stockholders are urged to review the Merger Agreement carefully and in its entirety.

THE MERGER

     In General. The Merger Agreement provides, among other things that, following approval by the Company's stockholders and the satisfaction or waiver of the other conditions to the Merger, Sub will be merged with and into the Company, the separate existence of Sub will cease and the Company will be the Surviving Corporation. Following the Merger, the Surviving Corporation will be a wholly owned subsidiary of United Fire. As a result of the Merger, all the rights, privileges, powers and franchises of the Company and Sub will vest in the Surviving Corporation and all obligations, duties, debts and liabilities of the Company will become the obligations, duties, debts and liabilities of the Surviving Corporation.

     Effective Time. The Merger Agreement provides that the closing ("Closing") shall take place at 9:00 a.m., Houston, Texas, time on the second business day after the satisfaction or waiver of all conditions to the Merger (the "Closing Date"). At the Closing, the Company and Sub will file a certificate of merger ("Certificate of Merger") with the Secretary of State of the State of Delaware and articles of merger ("Articles of Merger") with the Secretary of State of the State of Iowa. The Merger will become effective upon such filings or at such other time as is specified in the Certificate of Merger and the Articles of Merger (the "Effective Time").

     Conversion of Securities. At the Effective Time, each outstanding share of Common Stock (other than shares held in the Company's treasury and shares held by the stockholders, if any, who properly exercised their appraisal rights under Delaware law) will be converted into the Per Share Amount, which is the right to receive $15.3553 per share, in cash. Of the Per Share Amount, $1 (the "Reserved Per Share Amount") shall be deposited with the Escrow Agent, to be held and distributed pursuant to the terms of the Escrow Agreement. See "-- Reserved Per Share Amount; Escrow Agreement" below. Also at the Effective Time, each outstanding share of common stock of Sub will be converted into one fully paid and nonassessable share of Common Stock of the Surviving Corporation. The shares of Common Stock will no longer be listed or quoted on Nasdaq and the registration of the Common Stock under the Exchange Act will be terminated. See "The Merger -- Certain Consequences of the Merger".

     Shares of Common Stock outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has delivered a written demand for appraisal of such shares in accordance with Section 262 of the DGCL will not be converted into the Per Share Amount, unless and until such holder fails to perfect his right to appraisal and payment under the DGCL, whereupon such shares shall be treated as if they had been converted as of the Effective Time into the Per Share Amount. See "The Merger -- Appraisal Rights".

     Option Plans. Prior to the Closing, the Company shall cause each outstanding option to purchase shares of Common Stock (an "Option"), whether or not then exercisable, to be canceled and converted into the right to receive an amount in cash (the "Total Option Amount") equal to the product, rounded to four decimal places, of (i) the amount by which the Per Share Amount exceeds the exercise price per share subject to the Option and (ii) the number of shares subject to the Option. Of the Total Option Amount, an amount equal to the Reserved Per Share Amount for each share subject to the Option shall be deposited with the Escrow Agent to be held and distributed pursuant to the terms of the Escrow Agreement, and the balance (the "Initial Option Amount") shall be distributed to the Option holders. See "-- Reserved Per Share Amount; Escrow Agreement" below.

     Reserved Per Share Amount; Escrow Agreement. At the Closing, the aggregate Reserved Per Share Amount (the "Escrow Fund") shall be deposited with an escrow agent (the "Escrow Agent"), to be held and distributed pursuant to the terms of the Escrow Agreement. The Escrow Agreement provides that, for a period of two years after the Effective Time, United Fire may from time to time make a claim (an "Indemnity Claim") against the Escrow Fund for damages (net of any insurance recovery available to United Fire or the Company) resulting from any misrepresentation, breach of warranty or nonfulfillment of any covenant or agreement of the Company under the Merger Agreement, and any misrepresentation in or omission from any list, schedule, certificate or other instrument furnished or to be furnished to United Fire or Sub pursuant to the terms of the Merger Agreement, excluding misrepresentations and omissions relating to the adequacy of the reserves of the Company and its subsidiaries. An Indemnity Claim includes all reasonable expenses, disbursements and advances, including reasonable attorney fees, expenses and disbursements, incurred or made in the defense or administration of an Indemnity Claim by the Escrow Agent, United Fire or, in certain circumstances, by the Shareholder Representatives. J. Fellman Seinsheimer, III, Phillip E. Apgar, and Robert S. Lee have been appointed by the Company as Shareholder Representatives under the Escrow Agreement.

     The Escrow Fund shall be invested in United States Treasury Bills having a remaining maturity of 90 days or less, with any remainder being deposited and maintained in a money market deposit account with the Escrow Agent. All income from the Escrow Fund shall be distributed to United Fire. The stockholders of the Company shall not be entitled to receive any interest on, or income from, the Escrow Fund nor may such interest or income be used to satisfy Indemnity Claims.

     On the second anniversary of the Effective Time, the Escrow Agent, after distributing income from the Escrow Fund to United Fire, shall distribute the remainder of the Escrow Fund as of such date to the stockholders and Option holders of the Company as of the Closing Date, unless (i) any Indemnity Claims are then pending, in which case an amount equal to the aggregate dollar amount of such Indemnity Claims shall be retained by Escrow Agent in the Escrow Fund, or (ii) United Fire has given notice to the Shareholder Representatives and the Escrow Agent of any other Indemnity Claim that it may have with respect to which it is unable to specify the amount of damages, in which case the entire amount of the Escrow Fund as of such date shall be retained by Escrow Agent, in either case (i) or (ii), until it receives joint written instructions of United Fire and the Shareholder Representatives or an order of a court of competent jurisdiction, or (iii) the Shareholder Representatives have incurred legal fees or other out-of-pocket expenses in connection with their obligations under the Escrow Agreement, in which case the Shareholder Representatives shall be entitled to reimbursement of such fees and expenses from the Escrow Fund, but only to the extent that funds remain in the Escrow Fund after the resolution of all Indemnity Claims described in (i) and (ii) above. Any of the Escrow Fund remaining after (A) payment of income to United Fire, (B) the resolution of all Indemnity Claims described in clauses (i) and (ii) of the preceding sentence and
(C) reimbursement of the fees and expenses of the Shareholder Representatives described in clause (iii) of the preceding sentence shall be promptly distributed by the Escrow Agent to the stockholders of the Company as of the Closing Date.

     Exchange of Certificates. At or before the Effective Time, United Fire shall deposit with an exchange agent (the "Exchange Agent") selected by mutual agreement of the Company and United Fire an amount equal to (i) for the Common Stock, the product of (x) the number of shares of Common Stock issued and outstanding at the Effective Time (the "Common Stock Outstanding") multiplied by
(y) the Initial Per Share Amount, plus (ii) an aggregate amount for the Options (the "Option Amount") that is equal to (x) the product of the Initial Per Share Amount and the aggregate number of shares of Common Stock underlying all of the Options, minus (y) the sum of the amounts obtained for each Option by multiplying the exercise price per share of each Option by the number of shares of Common Stock underlying each Option (the "Aggregate Option Exercise Price") (such amount deposited with the Exchange Agent pursuant to clauses (i) and (ii) being hereinafter referred to as the "Exchange Fund"). As promptly as practicable after the Effective Time, the Exchange Agent shall mail and make available to each stockholder of record and to each holder of record of an Option, a letter of transmittal that shall specify that delivery shall be effected, and risk of loss and title to the certificates representing shares of Common Stock ("Certificates") and Options shall pass, only upon delivery of the Certificates and the Options. Upon surrender to the Exchange Agent of a Certificate for cancellation together with such letter of transmittal, duly executed, the Exchange Agent shall promptly pay out to the persons entitled thereto the amount, rounded to the nearest cent, determined by multiplying (x) the number of shares of Common Stock represented by the Certificate by (y) the Initial Per Share Amount. Upon surrender to the Exchange Agent of an Option together with such letter of transmittal, duly executed, the Exchange Agent shall promptly pay out to the Option holder the amount, rounded to the nearest cent, determined by multiplying (x) the amount by which the Initial Per Share Amount exceeds the exercise price per share subject to such Option and (y) the number of shares subject to such Option. No interest shall be paid or accrued on the cash payable upon the surrender of a Certificate or an Option. If a Stockholder or an Option holder requests that payment be made to a person other than the one in whose name the Certificate or Option surrendered, as the case may be, is registered, it shall be a condition of payment that the Certificate or Option so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate or Option surrendered or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable.

     From and after the Effective Time, until surrendered in accordance with the provisions described above, (i) each Certificate shall represent for all purposes only the right to receive, upon such surrender, an amount in cash rounded to the nearest cent equal to the Initial Per Share Amount per share of Common Stock being converted plus the amount, if any, to be distributed on account of such Certificate pursuant to the terms of the Escrow Agreement, and
(ii) each Option shall represent for all purposes only the right to receive, upon such surrender, an amount in cash equal to the product, rounded to the nearest cent, of (x) the amount by which the Initial Per Share Amount exceeds the exercise price per share subject to the Option and (y) the number of shares subject to the Option plus the amount, if any, to be distributed on account of such Option pursuant to the terms of the Escrow Agreement.

     STOCKHOLDERS OF THE COMPANY SHOULD NOT RETURN THEIR STOCK CERTIFICATES WITH THE ENCLOSED PROXY, AND SHOULD NOT FORWARD THEIR STOCK CERTIFICATES TO THE EXCHANGE AGENT WITHOUT A LETTER OF TRANSMITTAL, WHICH WILL BE SENT TO EACH STOCKHOLDER FOLLOWING THE EFFECTIVE TIME OF THE MERGER.

     Limitation of Liability and Indemnification of Officers and Directors. The certificate of incorporation and bylaws of the Company, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation and bylaws of the Surviving Corporation until thereafter amended as provided by law; provided, however, that the certificate of incorporation and bylaws of the Surviving Corporation shall contain the provisions with respect to limitation of director and officer liability and indemnification set forth in the certificate of incorporation and bylaws, respectively, of the Company, which provisions, for a period terminating on the earlier of (i) three years from the Effective Time,
(ii) the closing of a merger of the Company into United Fire or an affiliate thereof or (iii) the liquidation of the Company, shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of individuals who were directors, officers, employees or agents of the Company at the Effective Time, unless such modification is required by law. In connection with any such merger or liquidation, the obligations of the Company with respect to indemnification under its bylaws shall be assumed by the entity into which the Company merges or that acquires the Company's assets upon liquidation. For purposes of the Merger Agreement, an "affiliate" of a person shall mean any corporation or other entity controlling, controlled by or under common control with such person.

CERTAIN COVENANTS

     Stockholder Approval. Under the Merger Agreement, the Company has agreed to send notice to its stockholders and conduct a stockholders meeting or otherwise obtain stockholder approval for the Merger in accordance with applicable laws. Subject to the provisions described under the caption "No Solicitation" below, the Company has agreed to recommend to its stockholders that the stockholders approve the Merger. The Company shall from time to time notify Sub of the percentage of the outstanding shares of Common Stock as to which the Company's stockholders have delivered notice of their intent to demand payment pursuant to their dissenters' or appraisal rights. United Fire and Sub have the right to terminate the Merger Agreement at any time after holders of greater than five percent of the outstanding Common Stock have delivered notice to the Company of their intent to demand payment pursuant to the provisions for appraisal rights. See "The Merger -- Appraisal Rights".

     No Solicitation. The Merger Agreement provides that the Company shall not authorize or permit any officer, director, employee, investment banker, attorney or other advisor, agent or representative of the Company or any of its subsidiaries to, directly or indirectly, (i) solicit, initiate or encourage the submission of any Target Takeover Proposal (as hereinafter defined), (ii) enter into any agreement with respect to any Target Takeover Proposal, (iii) initiate any discussions or negotiations regarding any proposal that constitutes, or may reasonably be expected to lead to, any Target Takeover Proposal or (iv) except in response to an unsolicited request, furnish any information with respect to the making of any proposal that constitutes, or may reasonably be expected to lead to, any Target Takeover Proposal. The Merger Agreement defines a "Target Takeover Proposal" as (i) any proposal or offer, other than a proposal or offer by United Fire or any of its affiliates, for a merger or other business combination involving the Company or one or more of its subsidiaries, (ii) any proposal or offer, other than a proposal or offer by United Fire or any of its affiliates, to acquire from the Company or any of its affiliates in any manner, directly or indirectly, more than 5% of the voting stock of the Company or its subsidiaries or a material amount of the assets of the Company and its subsidiaries, taken as a whole, or (iii) any proposal or offer, other than a proposal or offer by United Fire or any of its affiliates, to acquire from the stockholders of the Company by tender offer, exchange offer or otherwise more than 5% of the Common Stock.

     The Merger Agreement further provides that neither the Company, the Board nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to United Fire or Sub, the approval or recommendation by the Company, the Board or any such committee of the Merger Agreement or the Merger or take any action having such effect or (ii) approve or recommend, or propose to approve or recommend, any Target Takeover Proposal. Notwithstanding the foregoing, if the Board receives an unsolicited Target Takeover Proposal that, in the exercise of its fiduciary obligations (as determined in good faith after consultation with outside counsel), it determines to be a Target Superior Proposal (as hereinafter defined), the Board may withdraw or modify its approval or recommendation of the Merger Agreement or the Merger and may (subject to the following sentence) terminate the Merger Agreement, in each case at any time after the fifth business day following United Fire's receipt of written notice (a "Target Notice of Superior Proposal") advising United Fire that the Board has received a Target Takeover Proposal that it has determined to be a Target Superior Proposal, specifying the principal terms and conditions of such Target Superior Proposal and identifying the person making such Target Superior Proposal. The Company may terminate the Merger Agreement pursuant to the preceding sentence only if the stockholders of the Company have not yet voted upon the Merger. The Merger Agreement does not prohibit the Company from taking and disclosing to its stockholders a position with respect to a tender offer, as contemplated by Rule 14e-2(a) under the Securities Exchange Act of 1934, as amended, provided that the Company does not withdraw or modify its position with respect to the Merger or take any action having such effect or approve or recommend a Target Takeover Proposal. The Merger Agreement defines a "Target Superior Proposal" as any bona fide Target Takeover Proposal to merge or combine with the Company or to acquire, directly or indirectly, more than 50% of the Common Stock, or of the voting stock then outstanding of any subsidiary of the Company, or a material amount of the assets of the Company and its subsidiaries, taken as a whole, on terms that the Board determines in its good faith reasonable judgment (based on the written advice of Philo Smith & Co., Inc. or another financial advisor of nationally recognized reputation) to be more favorable to the Company's stockholders than the Merger.

     If the Company, the Board or any committee thereof (i) withdraws or modifies, or proposes to withdraw or modify, in a manner adverse to United Fire or Sub, the approval or recommendation by the Company, the Board or any such committee of the Merger Agreement or the Merger or takes any action having such effect, (ii) approves or recommends, or proposes to approve or recommend, any Target Takeover Proposal, or (iii) otherwise breaches the provisions described in the two preceding paragraphs, United Fire and Sub may terminate the Merger Agreement.

     If the Company, its Board or a committee thereof (i) withdraws or modifies, or proposes to withdraw or modify, in a manner adverse to United Fire or Sub, the approval or recommendation of approval of the Merger Agreement or the Merger by the Company or its Board, or a committee thereof, or takes any action having such effect, (ii) approves or recommends, or proposes to approve, recommend, present or otherwise disclose in any manner to the Company's stockholders (including any recommendation, presentation, disclosure or approval contemplated by Rule 14e-2(a) under the Securities Exchange Act of 1934, as amended), any Target Takeover Proposal, or
(iii) otherwise breach the "no solicitation" provisions of the Merger Agreement, and either (x) the stockholders of the Company do not approve the Merger or (y) the Company, United Fire or Sub terminates the Merger Agreement pursuant to this provision, then the Company is obligated to pay Sub a breakup fee of $1,000,000. The Board did not view such breakup fee provision of the Merger Agreement as unreasonably impeding any interested third party from proposing a Target Superior Proposal.

     Conduct of Business. Pursuant to the Merger Agreement, the Company has agreed that, through the Closing Date, it will comply with certain covenants regarding various matters. Among other things, the Company has agreed that, except as contemplated by the Merger Agreement, the Company and its subsidiaries will each conduct its business only in the ordinary course consistent in all material respects with past practices and will use reasonable efforts to preserve intact each of the Company's and its subsidiaries' business organization, reputation, employees, agents, customers and suppliers and policyholders. Without limiting the generality of the foregoing, and except as otherwise provided in the Merger Agreement, prior to the Closing Date, neither the Company nor any of its subsidiaries will (i) issue or sell any of their respective capital stock, or any options, warrants, calls or securities convertible into such capital stock, or enter into any agreement to do any of the foregoing, or make any change in its capital structure either by way of stock split, stock dividend or otherwise; (ii) declare or pay any dividends or make any distribution in respect of capital stock, or purchase, redeem or otherwise acquire or retire any capital stock; (iii) other than in the ordinary course of business, without the prior written consent of Sub, enter into or assume any contract or commitment, or terminate or amend any existing contract or commitment, or incur or prepay any indebtedness for borrowed money; (iv) other than in the ordinary course of business, make any loans or advance any funds to anyone, or extend credit; (v) other than in the ordinary course of business, enter into, amend or accelerate any payment or contribution under any employment, agency or consulting agreement or employee benefit plan; (vi) other than in the ordinary course of business, without the prior consent of Sub, which consent shall not be unreasonably withheld, hire any new employees or make any changes affecting the rates of compensation of, or pay any bonuses to (other than accrued bonuses under current employee benefit plans), or grant any other benefit to, their respective current directors, officers, agents or employees;
(vii) other than in the ordinary course of business, create or assume any mortgage or other lien or encumbrance on, or dispose of, any of their respective assets or properties; (viii) other than in the ordinary course of business, acquire any assets or any properties or make any investments, or enter into any agreements to acquire any assets or properties or to make any investments; (ix) merge or consolidate with any other corporation, or acquire or agree to acquire any stock (except investments in the ordinary course of business) of any person, firm, association, corporation or other business organization; (x) make any change in their respective Articles or Certificate of Incorporation or Bylaws;
(xi) without the prior written consent of Sub, enter into any arrangement with any person with respect to any United States or foreign patents, patent applications, trademarks, applications for registration of trademarks, trade names, fictitious names, copyrights, know-how or trade secrets owned by any of them, or in any way relating to their respective businesses; (xii) without the prior written consent of Sub, make any election with respect to the computation of taxes or take any position in any tax return that could have an adverse effect on the Company or any of its subsidiaries; (xiii) other than in the ordinary course of business, without the prior written consent of Sub, make any other change in their businesses, business practices or operations; or (xiv) enter into any agreement to do any of the foregoing.

     The Company is also required to notify and obtain the written approval of Sub, which approval shall not be unreasonably withheld, prior to making any changes to the investment portfolio of the Company's subsidiaries that are not in the ordinary course of business or that are inconsistent in any material respect with such subsidiaries' investment practices and policies existing at September 30, 1998. Without the prior written consent of Sub, the Company may take no actions, other than in the ordinary course of business, that could cause or result in a reduction in the amount of any of its subsidiaries' aggregate statutory capital, surplus, asset valuation reserve and interest maintenance reserve as of December 31, 1998.

     Notification of Certain Matters. The Merger Agreement provides that the Company shall confer and consult with Sub on all material business decisions affecting the future performance of the Company, other than decisions made in the ordinary course of business consistent in all material respects with past practices, including in particular with respect to the Company's subsidiaries on all material business decisions involving (i) increases or decreases in the credited rate of insurance products issued by such subsidiaries and (ii) such subsidiaries' investment policy.

     The Company shall notify Sub promptly in writing of, and contemporaneously provide Sub with complete and correct copies of any and all information or documents relating to, and use all reasonable efforts to cure before the Closing, any event, development, transaction or circumstance occurring after the date of the Merger Agreement that causes or could cause any covenant or agreement of the Company under the Merger Agreement to be breached, or that renders or could render untrue any representation or warranty of the Company contained in the Merger Agreement as if the same were made on or as of the date of such event, development, transaction or circumstance; and use all reasonable efforts to cure, before the Closing, any violation or breach of any representation, warranty, covenant or agreement made by the Company in the Merger Agreement, whether occurring or arising before or after the date of the Merger Agreement.

     The Company shall cause the Chief Executive Officer of the Company to consult and confer with the Chief Executive Officer of United Fire with respect to all major business decisions affecting the Company or any of its subsidiaries.

     Access to Information. Under the Merger Agreement, prior to the Effective Time the Company has agreed that it will (and will cause its subsidiaries to) give Sub and its attorneys, accountants, agents and representatives full access at all mutually agreeable times to all the properties, books, records, contracts, commitments, employee benefit plans, documents, instruments and other records of or pertaining to the Company and its subsidiaries and permit Sub and its attorneys, accountants, agents and representatives to consult with and ask questions of the officers and employees of the Company and its subsidiaries; deliver to Sub all audited or unaudited quarterly or annual financial statements of the Company and its subsidiaries prepared subsequent to the date of the Merger Agreement; and cooperate with and assist Sub in discussions with insurance regulators regarding the Company's and its subsidiaries' financial condition and compliance with insurance laws and regulations.

REPRESENTATIONS AND WARRANTIES

     The Merger Agreement contains various representations and warranties of the Company and its subsidiaries, subject to certain exceptions, regarding the Company and its subsidiaries as to, among other things: (i) organization, existence, good standing, corporate power and authority, and qualifications or licensing to do business; (ii) the due authorization, execution and delivery of the Merger Agreement and the consummation of the transactions contemplated thereby, and the validity and enforceability of the Company's obligations with respect thereto; (iii) absence of conflict between the Merger Agreement and any provision of the certificate of incorporation, bylaws or any other organizational documents of the Company and its subsidiaries, any law or any governmental order applicable to the Company or any of its subsidiaries; (iv) consents and approvals necessary for consummation of the Merger; (v) capitalization, including the number of shares of Common Stock, the number of shares of Common Stock issuable upon the exercise of Options, and other obligations to issue or sell any capital stock of the Company; (vi) ownership in other entities including the nature of the Company's ownership of stock in subsidiaries; (vii) consolidated financial statements of the Company; (viii) the absence of undisclosed liabilities; (ix) financial statements regarding certain insurance subsidiaries; (x) compliance with statutory reserve requirements applicable to the insurance industry; (xi) pending litigation that might materially adversely affect the Company or any of its subsidiaries; (xii) matters related to real and personal property owned and leased by the Company and its subsidiaries; (xiii) material contracts; (xiv) compliance with applicable license and permit regulations; (xv) the conduct of business by the Company and its subsidiaries in accordance with charter documents, material company agreements and applicable laws; (xvi) compliance with the filing requirements of governmental authorities, including the SEC and state insurance departments; (xvii) the absence of certain changes or events; (xviii) certain tax matters; (xix) insurance coverage; (xx) the absence of transactions between the Company and certain interested persons; (xxi) certain employee benefit plan and ERISA matters; (xxii) the absence of collective bargaining agreements; (xxiii) certain intellectual property matters;
(xxiv) finders' and brokers' fees; (xxv) environmental matters; and (xxvi) certain Year 2000 issues.

     The Merger Agreement also contains various representations and warranties of United Fire and Sub, subject to certain exceptions, with respect to, among other things: (i) organization, existence, good standing, corporate power and authority, and qualification or licensing to do business; (ii) due authorization and valid execution and delivery of the Merger Agreement and consummation of the transactions contemplated thereby, and the validity and enforceability of United Fire's and Sub's obligations with respect thereto; (iii) absence of conflict between the Merger Agreement and the articles of incorporation and bylaws or any other organizational documents of United Fire or Sub, any law or any governmental order applicable to United Fire or Sub; (iv) consents and approvals necessary for consummation of the Merger; and (v) finders' and brokers' fees.

CONDITIONS TO THE MERGER

     The obligations of United Fire and Sub to consummate the Merger shall be subject to the fulfillment on or prior to the Closing Date of the following conditions: (i) the representations and warranties of the Company set forth in the Merger Agreement shall be true and correct in all material respects on the Closing Date as if made on and as of such date, except to the extent the representations and warranties speak as of an earlier date, and Sub shall have received a certificate to such effect, dated as of the Closing Date, executed on behalf of the Company by the Chief Executive Officer and Chief Financial Officer of the Company; (ii) the Company and its subsidiaries shall have performed in all material respects all of their obligations contained in the Merger Agreement to be performed on or prior to the Closing Date, and Sub shall have received a certificate to such effect, executed on behalf of the Company by the Chief Executive Officer and Chief Financial Officer of the Company and dated as of the Closing Date; (iii) all corporate action necessary to authorize the execution, delivery and performance by the Company of the Merger Agreement, and the consummation of the transactions contemplated hereby, shall have been duly and validly taken by the Company, and the Company shall have furnished Sub with copies of all applicable resolutions adopted by the Board and stockholders, if any, of the Company, certified by the Secretary or Assistant Secretary of the Company; (iv) no governmental entity or federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or other order (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of the Merger; provided, however, that each of the parties shall use its reasonable best efforts to cause any such decree, judgment, injunction or other order to be vacated or lifted;
(v) the waiting period, if any, pursuant to the HSR Act shall have expired or has been terminated without objection and any necessary approval of the Texas Department, the Iowa Insurance Department and the insurance departments of other states and jurisdictions, and all other consents of any person required to permit the consummation of the transactions contemplated by the Merger Agreement without any violation by United Fire, Sub, the Company or its subsidiaries of any law or obligation shall have been obtained and such approvals and consents shall not contain any materially burdensome conditions or requirements on or applicable to United Fire, Sub, the Company or any of its subsidiaries; (vi) Sub shall have received the opinions of Fulbright & Jaworski L.L.P., counsel to the Company, as to such matters as may be reasonably requested by Sub; (vii) except as set forth in a disclosure schedule to the Merger Agreement, since December 31, 1998, there shall not have been, occurred or arisen any material adverse change in, or any event, development, transaction, condition or state of facts of any character (including without limitation any damage, destruction or loss whether or not covered by insurance or reinsurance) that individually or in the aggregate has or could have a material adverse effect on, the business or financial condition of the Company or its subsidiaries; (viii) Sub shall have received from the Company and each of its subsidiaries a certificate dated the Closing Date from the Company's and each subsidiaries' Secretary regarding certain corporate matters; (ix) the Company's stockholders shall have approved the Merger and Company stockholders holding more than five percent of the outstanding Common Stock shall not have delivered notice to the Company of their intent to demand payment for their shares pursuant to dissenters' rights provided by Delaware law; (x) the Company shall have entered into a reinsurance agreement protecting the Company against adverse loss developments with respect to claims up to $10,000,000 occurring on or prior to December 31, 1998 that are in excess of $45,000,000; (xi) the Company and the Escrow Agent shall have executed and delivered the

Escrow Agreement; and (xii) there shall not be pending any action, proceeding or investigation by any governmental entity (A) challenging or seeking material damages in connection with the Merger, (B) seeking to restrain or prohibit the consummation of the Merger or otherwise limit the right of Sub or United Fire or any of its subsidiaries to own or operate all or any portion of the business or assets of the Company and its subsidiaries, or (C) which otherwise is likely to have a material adverse effect on the business, operations, condition (financial or otherwise), assets or liabilities of United Fire, Sub or the Company or its subsidiaries. The Company agrees to use its reasonable efforts to fulfill, as soon as practicable, all of such conditions.

     The obligation of the Company to consummate the transactions provided for in the Merger Agreement shall be subject to the fulfillment, on or prior to the Closing Date, of the following conditions: (i) the respective representations and warranties of United Fire and Sub set forth in the Merger Agreement shall be true and correct in all material respects on the Closing Date as if made on and as of such date, except to the extent such representations and warranties speak as of an earlier date, and the Company shall have received certificates to such effect, executed on behalf of United Fire and Sub by their respective Chief Executive Officers and Chief Financial Officers, dated as of the Closing Date;
(ii) United Fire and Sub shall have performed in all material respects all of their respective obligations contained in the Merger Agreement to be performed on or prior to the Closing Date, and the Company shall have received certificates to such effect, executed on behalf of United Fire and Sub by their respective Chief Executive Officers and Chief Financial Officers, dated as of the Closing Date; (iii) no governmental entity or federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or other order (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of the Merger; provided, however, that each of the parties shall use its reasonable best efforts to cause any such decree, judgment, injunction or other order to be vacated or lifted; (iv) the waiting period, if any, pursuant to the HSR Act shall have expired or has been terminated without objection and any necessary approvals of the Texas Department, the Iowa Insurance Department and the insurance departments of other states or jurisdictions and certain other specified consents required to permit consummation of the transactions contemplated by the Merger Agreement without any violation by the Company or its subsidiaries of any law or obligation shall have been obtained; (v) the Company shall have received the opinion of Bradley & Riley, P.C., as to such matters as the Company shall reasonably request; (vi) the Company's stockholders shall have approved the Merger; (vii) all corporate action necessary to authorize the execution, delivery and performance by United Fire and Sub of the Merger Agreement and the consummation of the transactions contemplated thereby, shall have been duly and validly taken by United Fire and Sub, and United Fire and Sub shall have furnished the Company with copies of all applicable resolutions adopted by their respective Boards of Directors and their respective stockholders, certified in each case by a Secretary or Assistant Secretary of United Fire and Sub, respectively; (viii) the Exchange Fund shall have been deposited with the Exchange Agent; (ix) the Escrow Agreement shall have been executed and delivered by United Fire and the Escrow Agent and there shall have been deposited with the Escrow Agent an amount equal to the Reserved Per Share Amount multiplied by the sum of the aggregate number of shares of Common Stock outstanding as of the Closing Date and the aggregate number of shares of Common Stock underlying all Options outstanding as of the Closing Date; (x) there shall not be pending any action, proceeding or investigation by any governmental entity (A) challenging or seeking material damages in connection with the Merger or (B) seeking to restrain or prohibit the consummation of the Merger. United Fire and Sub agree to use its reasonable efforts to fulfill, as soon as practicable, all of such conditions.

TERMINATION

     The Merger Agreement may be terminated as to all parties thereto and the transactions contemplated therein abandoned prior to the Closing: (i) by the mutual consent of the parties; (ii) by United Fire and Sub at any time after July 31, 1999, if at such time their conditions to close have not been satisfied through no fault of United Fire or Sub and United Fire or Sub gives the Company notice of such termination; (iii) by United Fire and Sub if the Company, the Board or any committee thereof (A) withdraws or modifies, or proposes to withdraw or modify, in a manner adverse to United Fire or Sub, the approval or recommendation by the Company, the Board or any such committee of the Merger Agreement or the Merger or takes any action having such effect, (B) approves or recommends, or proposes to approve or recommend, any Target Takeover

Proposal, or (C) otherwise breaches the "no solicitation" provisions of the Merger Agreement; (iv) by United Fire and Sub at any time after holders of greater than five percent of the outstanding Common Stock have delivered notice to the Company of their intent to demand payment pursuant to the provisions for dissenters' or appraisal rights provided by Delaware law; and (v) by the Company at any time after July 31, 1999, if at such time its conditions to close have not been satisfied through no fault of the Company and the Company gives United Fire or Sub notice of such termination. If the Merger Agreement is terminated in accordance with (iii) above, then the Company will be obligated to pay Sub a breakup fee of $1,000,000.

     United Fire will be obligated to pay the Company a termination fee of $1,000,000 if the following conditions have not been satisfied by July 31, 1999:
(i) the respective representations and warranties of United Fire and Sub set forth in the Merger Agreement shall be true and correct in all material respects on the Closing Date as if made on and as of such date, except to the extent such representations and warranties speak as of an earlier date, and the Company shall have received certificates to such effect, executed on behalf of United Fire and Sub by their respective Chief Executive Officers and Chief Financial Officers, dated as of the Closing Date; (ii) United Fire and Sub shall have performed in all material respects all of their respective obligations contained in the Merger Agreement to be performed on or prior to the Closing Date, and the Company shall have received certificates to such effect, executed on behalf of United Fire and Sub by their respective Chief Executive Officers and Chief Financial Officers, dated as of the Closing Date; (iii) the Company shall have received the opinion of Bradley & Riley, P.C., as to such matters as the Company shall reasonably request; (iv) all corporate action necessary to authorize the execution, delivery and performance by United Fire and Sub of the Merger Agreement and the consummation of the transactions contemplated thereby, shall have been duly and validly taken by United Fire and Sub, and United Fire and Sub shall have furnished the Company with copies of all applicable resolutions adopted by their respective Boards of Directors and their respective stockholders, certified in each case by a Secretary or Assistant Secretary of United Fire and Sub, respectively; (v) the Exchange Fund shall have been deposited with the Exchange Agent; and (vi) the Escrow Agreement shall have been executed and delivered by United Fire and the Escrow Agent and there shall have been deposited with the Escrow Agent an amount equal to the Reserved Per Share Amount multiplied by the sum of the aggregate number of shares of Common Stock outstanding as of the Closing Date and the aggregate number of shares of Common Stock underlying all Options outstanding as of the Closing Date.

     The Company will be obligated to pay United Fire a termination fee of $1,000,000 if the following conditions have not been satisfied by July 31, 1999:
(i) the representations and warranties of the Company set forth in the Merger Agreement shall be true and correct in all material respects on the Closing Date as if made on and as of such date, except to the extent the representations and warranties speak as of an earlier date, and Sub shall have received a certificate to such effect, dated as of the Closing Date, executed on behalf of the Company by the Chief Executive Officer and Chief Financial Officer of the Company; (ii) the Company and its subsidiaries shall have performed in all material respects all of their obligations contained in the Merger Agreement to be performed on or prior to the Closing Date, and Sub shall have received a certificate to such effect, executed on behalf of the Company by the Chief Executive Officer and Chief Financial Officer of the Company and dated as of the Closing Date; (iii) all corporate action necessary to authorize the execution, delivery and performance by the Company of the Merger Agreement, and the consummation of the transactions contemplated hereby, shall have been duly and validly taken by the Company, and the Company shall have furnished Sub with copies of all applicable resolutions adopted by the Board and stockholders, if any, of the Company, certified by the Secretary or Assistant Secretary of the Company; (iv) Sub shall have received the opinions of Fulbright & Jaworski L.L.P., counsel to the Company, as to such matters as may be reasonably requested by Sub; (v) Sub shall have received from the Company and each of its subsidiaries certificates dated at or near the Closing Date from the Company's and each subsidiaries' Secretary and from government officials in various states regarding certain corporate matters; (vi) the Company shall have entered into a reinsurance agreement protecting the Company against adverse loss developments with respect to claims up to $10,000,000 occurring on or prior to December 31, 1998 that are in excess of $45,000,000; and (vii) the Company and the Escrow Agent shall have executed and delivered the Escrow Agreement.

                                  UNITED FIRE

     United Fire and its subsidiaries are engaged in the business of writing property and casualty insurance and life insurance. United Fire is an Iowa corporation incorporated in 1946. Its principal executive office is located at:

     118 Second Avenue S.E.
     P.O. Box 73909
     Cedar Rapids, Iowa 52407-3909
     (319-399-5700)

     United Fire's subsidiaries are Addison Insurance Company and Lafayette Insurance Company, both wholly owned property and casualty insurers, and United Life Insurance Company, a wholly owned life insurance company.

     As of December 31, 1998, United Fire and its subsidiaries employed 559 full-time employees.

     United Fire, with its property and casualty subsidiaries, markets most forms of property and casualty insurance products, including fidelity and surety bonds and reinsurance, through independent agencies and brokers. United Fire and its property and casualty subsidiaries also underwrite and broker a limited amount of excess and surplus lines insurance.

     Through its life insurance subsidiary, United Fire underwrites and markets ordinary life (primarily universal life), annuities (primarily single premium) and credit life products to individuals and groups through independent agencies.

     United Fire is licensed as a property and casualty insurer in 36 states, primarily in the Midwest and West. Approximately 1,660 independent agencies represent the United Fire's property and casualty segment. The life insurance subsidiary is licensed in 24 states, primarily Midwestern and Western, and is represented by approximately 1,200 independent agencies.

                                  THE COMPANY

GENERAL DEVELOPMENT OF BUSINESS

     The Company is an insurance holding company, which was organized in June 1973 under the laws of Delaware for the purpose of acquiring the outstanding shares of common stock of American Indemnity Company. The Company currently owns 99.9% of the common stock of American Indemnity Company, its principal operating subsidiary. American Indemnity Company, incorporated in 1913, is the oldest Texas stock company engaged in the general casualty insurance business in the state. The insurance written by American Indemnity Company and its two wholly owned subsidiaries, American Fire and Indemnity Company and Texas General Indemnity Company, and its affiliate, American Indemnity Lloyds, includes automobile, homeowners multiple peril, workers' compensation, fire and allied lines, commercial multiple peril and general casualty lines.

     In this proxy statement, the term "American Indemnity" refers to American Indemnity Company, its subsidiaries, and its affiliate, American Indemnity Lloyds, unless the context indicates otherwise.

     The principal business of the Company is carried on through American Indemnity; however, the Company does provide advice and services to American Indemnity and coordinates its activities in the areas of accounting, investments, public relations, business development, data processing and automation, asset and liability management, budgetary planning, compliance with governmental regulations and procedures, financing arrangements, and other such matters. American Indemnity and each of its subsidiaries operate under the day-to-day management of their own officers and directors.

DISTRIBUTION OF BUSINESS

     The Company writes the majority of its business in Texas. In general, American Indemnity has avoided writing business in those jurisdictions where regulators are most reluctant to grant rate adjustments. The following table shows the geographic distribution of gross premiums written.

                                                                 YEARS ENDED DECEMBER 31,
                                                              ------------------------------
                                                               1998        1997        1996
                                                              ------      ------      ------
Texas.......................................................    62.4%       68.9%       71.9%
Florida.....................................................     8.6         7.8         6.6
Louisiana...................................................     7.1         7.3         7.3
Alabama.....................................................     5.5         4.8         3.5
Illinois....................................................     4.6         0.1         0.1
Mississippi.................................................     4.1         3.8         3.8
Tennessee...................................................     2.8         2.7         2.5
Kentucky....................................................     2.5         2.5         2.1
All other...................................................     2.4         2.1         2.2
                                                              ------      ------      ------
Total.......................................................   100.0%      100.0%      100.0%

     The following table provides the distribution of the Company's business on the basis of net premiums written between personal lines (primarily insurance for private passenger automobiles and residential property) and commercial lines.

                                                              YEARS ENDED DECEMBER 31,
                                                              -------------------------
                                                              1998      1997      1996
                                                              -----     -----     -----
Personal Lines..............................................    39%       38%       37%
Commercial Lines............................................    61        62        63
                                                               ---       ---       ---
          Total.............................................   100%      100%      100%

FINANCIAL INFORMATION

  Net Premiums Written

     The following table summarizes, by major classes of policies written, the amounts and percentages of net premiums written by American Indemnity during the periods indicated.

                              NET PREMIUMS WRITTEN
                             (DOLLARS IN THOUSANDS)

                                                        YEARS ENDED DECEMBER 31,
                                          -----------------------------------------------------
                                               1998               1997               1996
                                          ---------------    ---------------    ---------------
Personal automobile.....................  $14,411    25.0%   $15,598   25.3%    $17,844    25.9%
Commercial multiple peril...............   12,620    21.9     13,911    22.6     15,973    23.2
Commercial automobile...................   12,282    21.3     14,974    24.4     16,272    23.6
Other liability.........................    7,092    12.3      5,786     9.4      7,646    11.1
Homeowners multiple peril...............    6,488    11.3      6,133    10.0      5,506     8.0
Fire and allied lines...................    3,385     5.9      3,667     6.0      3,506     5.1
Inland marine...........................    1,251     2.2      1,361     2.2      1,366     2.0
All other...............................       50     0.1         58     0.1        750     1.1
                                          =======   =====    =======   =====    =======   =====
          Net premiums written..........  $57,579   100.0%   $61,488   100.0%   $68,863   100.0%
                                          =======   =====    =======   =====    =======   =====

     In April 1998, A. M. Best Company assigned the Company a rating of B (Adequate). The Company cannot predict whether this rating will eventually be changed. Although some mortgage lenders will not accept property insurance written by B rated insurers, the Company has not seen any reduction in the number of its property policies which can be attributed to this rating. In the event that any mortgage lenders take exception to any American Indemnity property policies, the Company has arranged for a cut-through endorsement (guaranty bond) from American Reinsurance Company which will meet the standards of mortgage lenders.

  Underwriting Results

     A common industry measurement of property-casualty insurance underwriting results is the "statutory combined ratio." This ratio is the sum of (1) the ratio of losses and loss adjustment expenses to premiums earned ("loss and loss adjustment expense ratio"); (2) the ratio of underwriting expenses to premiums written ("underwriting expense ratio"); and (3) the ratio of statutory retrospective premium adjustments on workers' compensation policies to premiums written ("retrospective premium adjustment ratio"). When the statutory combined ratio is under 100%, underwriting results are profitable. Federal income taxes, investment income, deferred policy acquisition costs and other non-underwriting income and expenses are not reflected in the statutory combined ratios.

     The following table sets forth the Company's statutory combined ratios for the periods indicated.

                           STATUTORY COMBINED RATIOS
                             (DOLLARS IN THOUSANDS)

                                                               YEARS ENDED DECEMBER 31,
                                                              ---------------------------
                                                               1998      1997      1996
                                                              -------   -------   -------
Premiums earned.............................................  $62,080   $64,052   $64,579
Statutory losses incurred...................................   40,278    41,025    38,505
Loss adjustment expenses incurred...........................    9,031    13,411     7,360
  Loss ratio................................................     64.9%     64.0%     59.6%
  Loss and loss adjustment expense ratio....................     79.3      84.8      70.9
  Underwriting expense ratio................................     41.7      36.4      36.4
  Retrospective premium adjustment ratio....................      0.7      (0.9)      0.8
                                                              =======   =======   =======
     Statutory combined ratio...............................    121.7%    120.3%    108.1%
                                                              =======   =======   =======

LOSS AND LOSS ADJUSTMENT EXPENSE RESERVES

     Reserves for Insured Events. American Indemnity maintains a provision for losses and loss adjustment expenses to cover the ultimate net cost of losses on reported and unreported claims. The estimation of unpaid losses and loss adjustment expenses is perhaps the most crucial and important aspect affecting underwriting results of the Company and the industry as a whole. The Company follows the practice of reserving for losses for reported and unreported claims and for related loss adjustment expenses, in each case based on the terms and limits of liability as specified in the Company's policies. There has not been a significant change in reserving assumptions or methodologies during the year, nor a material change in the geographic locations of business produced.

     With respect to reported claims, the Company establishes reserves on a case-by-case basis, based on the best available evidence as to the cost of the claim. When the reserve for a particular case is set initially, it is based on current estimated costs, such as automobile or home repair costs for property damage claims and, in the case of liability claims, the Company's claims adjuster's and the handling attorney's best estimate of the settlement costs, as well as such attorney's judgment as to the climate of the courts with respect to the size of judgments. While there is no explicit provision made for inflation, these reserves are reviewed continually on a case-by-case basis to determine if, for example, updated cost information on property claims or revised estimates based on new information received in the course of settling or litigating a claim require the reserve to be adjusted. In this manner, the reserve is updated implicitly to reflect additional costs resulting from inflation or from changing social conditions, such as changes in the size of judgments for liability claims.

     In addition to reserving for reported claims, the Company establishes reserves for incurred but unreported claims. These reserves are based on historical experience with respect to the probable number and nature of claims arising from losses not yet reported. In addition, if an event occurs with respect to which the Company believes that all losses have not been reported, the Company adjusts the reserve for losses incurred but not reported. This adjustment of the reserve for incurred but unreported claims is based on the average severity of claims reported with respect to such an event, historical experience with respect to the average claim severity of like occurrences, the judgment of the Company's claims adjusters and an estimate of the probable number of claims that will arise from such an event.

     Loss adjustment expense reserves are established based on the Company's historical experience with respect to loss adjustment expenses paid and incurred, as well as an experience-based provision for those loss adjustment expenses not directly assignable to specific claims which are known as unallocated loss adjustment expenses. Unallocated loss adjustment expenses are the overhead costs associated with claim handling and administration, such as salaries of clerical personnel.

     For each year end since 1987, the Company has obtained an independent actuarial review of its reserves for insured events. As of December 31, 1998, management believes that the Company's reserves for losses and loss adjustment expenses are reasonable and near the mid-point of the reserve range estimated by the Company's independent actuary. For years prior to 1997, the Company's reserves were within the reserve range developed by the Company's independent actuary and, as a result, no significant adjustments were made to the Company's reserves during these years. As of December 31, 1997, using methodology consistent with that used in prior years, the Company analysis indicated that the Company's reserves were below the reserve range. After extensive review of the data and discussions with the Company's independent actuary, management believed it to be prudent to further increase reserves. Loss and loss adjustment expenses were impacted by a total of approximately $7,700,000 during 1997, which was the amount required to increase reserves to near the mid-point of the actuarial range. Loss reserves were increased in all lines of business, with the most significant increases in the lines of business with significant casualty exposure such as commercial multi-peril, automobile liability and other liability.

     The Company establishes reserves for reported losses based upon historical experience and upon a case-basis evaluation of the type of loss, knowledge of the circumstances surrounding each loss and the policy provisions relating to the type of loss. The amount of reserves for unreported losses is determined by estimating unreported losses on the basis of historical and statistical information for each line of insurance with respect to the probable number and nature of losses arising from occurrences which have not yet been reported. Established reserves are closely monitored and are adjusted as needed.

     Loss reserves are estimates at a given time of the ultimate amount expected to be paid on incurred losses based on facts and circumstances known when the estimates are made. Reserves are not discounted. The settlement period on insurance losses may be many years, and as additional facts regarding individual losses become known, it often becomes necessary to refine and adjust the estimates of liability on a loss.

     One factor influencing the predictability of loss reserves, as well as the underwriting results of the Company, is the amount of net property losses incurred resulting from weather-related catastrophes. Weather-related catastrophe losses are an ever present aspect of the property-casualty insurance business. The cost to the Company of such losses in 1998 was approximately $2,300,000, compared with $470,000 for 1997 and $3,525,000 for 1996.

     With respect to losses for insured events, the Company continues to limit the potential effects of large losses on underwriting results by maintaining what it believes to be adequate treaty, facultative and catastrophe reinsurance. See Note 6 of "Notes to Consolidated Financial Statements" in the Annual Report.

     The following table presents the changes in loss reserves for the three most recent years.

                  RECONCILIATION OF CONSOLIDATED LOSS RESERVES
                             (DOLLARS IN THOUSANDS)

                                                               YEARS ENDED DECEMBER 31,
                                                              ---------------------------
                                                               1998      1997      1996
                                                              -------   -------   -------
Beginning reserve, net......................................  $45,440   $36,833   $39,191
                                                              -------   -------   -------
Provision for:
  Insured events of the current year........................   45,366    44,016    44,431
  Insured events of prior years.............................    4,127     7,820     1,777
                                                              -------   -------   -------
  Incurred loss and loss adjustment expenses................   49,493    51,836    46,208
                                                              -------   -------   -------
Payments for losses and loss adjustment expenses:
  Attributable to insured events of the current year........   23,385    21,708    24,941
  Attributable to insured events of prior years.............   22,294    21,521    23,625
                                                              -------   -------   -------
  Total payments............................................   45,679    43,229    48,566
                                                              -------   -------   -------
          Ending reserve, net...............................  $49,254   $45,440   $36,833
                                                              =======   =======   =======

     The following table presents the Company's loss reserve development for the ten years ended December 31, 1998:

           CONSOLIDATED LOSS AND LOSS ADJUSTMENT EXPENSE DEVELOPMENT
                             (DOLLARS IN THOUSANDS)

                                                             YEARS ENDED DECEMBER 31,
                                                        -----------------------------------
                              1989     1990     1991     1992     1993     1994      1995      1996      1997     1998
                             ------   ------   ------   ------   ------   -------   -------   -------   ------   ------
Liability for Unpaid Claims
  and Claim Adjustment
  Expense(1)...............  51,624   54,449   47,643   43,407   40,841    40,293    39,191    36,833   45,440   49,254
Paid (Cumulative) as of:
  One year later...........  26,186   25,009   25,514   21,184   20,375    22,759    23,625    21,521   22,294       --
  Two years later..........  36,055   39,030   35,756   29,795   31,375    32,389    33,613    34,575       --       --
  Three years later........  44,317   45,892   40,170   36,068   36,407    37,503    40,591        --       --       --
  Four years later.........  48,515   48,736   42,984   39,180   38,909    41,641        --        --       --       --
  Five years later.........  50,044   50,500   44,914   40,438   41,114        --        --        --       --       --
  Six years later..........  51,324   51,824   45,772   42,164       --        --        --        --       --       --
  Seven years later........  52,491   52,538   47,436       --       --        --        --        --       --       --
  Eight years later........  52,935   54,118       --       --       --        --        --        --       --       --
  Nine years later.........  54,330       --       --       --       --        --        --        --       --       --
Liability Re-Estimated as
  of(1):
  One year later...........  52,934   53,674   48,803   44,183   42,135    42,700    40,968    44,653   49,567       --
  Two years later..........  54,949   57,612   51,887   46,609   45,516    46,267    48,576    48,821       --       --
  Three years later........  56,414   59,599   52,202   48,749   47,640    50,242    49,825        --       --       --
  Four years later.........  57,264   59,693   52,947   50,016   50,017    51,118        --        --       --       --
  Five years later.........  57,112   60,474   53,737   51,085   49,445        --        --        --       --       --
  Six years later..........  57,552   60,995   54,681   50,814       --        --        --        --       --       --
  Seven years later........  57,957   61,788   54,373       --       --        --        --        --       --       --
  Eight years later........  58,475   61,629       --       --       --        --        --        --       --       --
  Nine years later.........  58,232       --       --       --       --        --        --        --       --       --
Redundancy (deficiency)....  (6,608)  (7,180)  (6,730)  (7,407)  (8,604)  (10,825)  (10,634)  (11,988)  (4,127)      --
Gross liability -- end of
  year.....................                                                                    55,602   71,055   71,796
Reinsurance recoverable....                                                                    18,769   25,615   22,542
Net liability -- end of
  year.....................                                                                    36,833   45,440   49,254
Gross re-estimated
  liability -- latest......                                                                    74,193   77,598
Re-estimated recoverable --
  latest...................                                                                    25,372   28,031
Net re-estimated
  liability -- latest......                                                                    48,821   49,567
Gross cumulative
  deficiency...............                                                                   (18,591)  (6,543)

---------------

(1) The re-estimated liability shown above has been reduced (increased) by retrospective premium adjustments which were subsequently collected from (paid to) workers' compensation policyholders as follows (dollars in thousands): 1989, $838; 1990, $(2,229); 1991, $(1,004); 1992, $(2,454);
    1993, $(1,958); 1994, $(2,223); 1995, $(623); 1996, $170; and 1997, $(580).
    Since these amounts are reported separately from incurred losses in the Company's financial statements prepared in accordance with generally accepted accounting principles and its statutory financial statements, they are reconciling items between this table and Schedule P of the statutory financial statements. Additionally, in accordance with generally accepted accounting principles, accruals have been made for the Company's estimated assessments from the Texas Workers' Compensation Insurance Facility, and the liability for unpaid claims and claim adjustment expenses has been increased by the following amounts (dollars in thousands): 1989, $4,060; 1990, $4,958; 1991, $2,415; and 1992, $603, and the re-estimated liability shown above has been increased (decreased) by the following amounts (dollars in thousands):
    1989, $751; 1990, $401; 1991, $(366); 1992, $(642); 1993, $(214); 1994, $42;
    1995, $54; and 1996, $91. Such amounts are also reconciling items between this table and Schedule P of the statutory financial statements.

     In evaluating the above table, it should be noted that each amount includes the effects of all changes in amounts for prior periods. For example, the amount of the deficiency related to losses settled in 1992, but incurred in 1989, will be included in the cumulative deficiency amount for years 1989, 1990 and 1991. Conditions and trends that have affected development of the reserves in the past may not necessarily occur in the future. Accordingly, it is not appropriate to extrapolate future redundancies or deficiencies based on this table.

     Loss reserves amounted to approximately $49,254,000 at December 31, 1998. In view of the variability inherent in the calculation of loss reserves, should the ultimate net cost of American Indemnity's losses prove to be substantially greater than its loss reserves, its operations, earnings and surplus could be adversely affected. The Company believes, however, that its aggregate loss and loss adjustment expense reserves are reasonable and adequate to cover the ultimate net cost of losses and loss adjustment expenses on reported and unreported claims.

NARRATIVE DESCRIPTION OF BUSINESS

  General

     The Company, through American Indemnity, is a multiple-line property and casualty insurer. The lines of insurance written by American Indemnity include automobile, homeowners multiple peril, workers' compensation, fire and allied lines, commercial multiple peril, inland marine and general casualty lines. American Indemnity does not write certain high-risk specialty lines, such as medical and other professional malpractice and directors' and officers' liability, although it is exposed to a certain extent to such risks through pooling arrangements required of insurance companies by various state regulatory authorities.

     The insurance written by American Indemnity is produced through approximately 522 agencies. All such agencies are permitted to, and usually do, represent other insurance companies. In addition, American Indemnity maintains five service offices in three states to service its agencies and policyholders. In five other states, the Company has a marketing representative. During the second quarter of 1998, the Company began offering nonstandard personal automobile insurance in Illinois.

     American Indemnity competes with individual companies and with groups of affiliated companies, many of which have nationwide organizations, more diversified lines of insurance coverage, greater financial resources, larger sales forces and more widespread agency relationships. Competitors include both stock and mutual companies and other underwriting organizations.

     As of December 31, 1998, the Company and American Indemnity had 147 home office employees and 76 employees in the field.

  Reinsurance

     American Indemnity follows the customary practice of reinsuring with other insurance companies a portion of certain risks under the policies it has written. This practice is referred to as "ceding." Such reinsurance is maintained to protect American Indemnity against the severity of individual claims as well as against unusually serious occurrences in which a number of claims produce an aggregate extraordinary loss. Although reinsurance does not discharge American Indemnity from its primary liability for the full amount of the policies, it does make the assuming reinsurer liable to American Indemnity to the extent of the reinsured portion of risks. The statutes and regulations of various states permit the primary insurer, in its financial statements, to treat risks, to the extent properly reinsured, as though they were risks for which the primary insurer is not liable.

     American Indemnity has reinsurance contracts, known as reinsurance "treaties," under which certain types of policies are automatically reinsured without the need for individual approval by the reinsurer of each risk covered. Other reinsurance contracts provide for "facultative" reinsurance which is handled on an individual policy or risk basis and requires the specific agreement of the reinsurer as to each risk insured.

     During 1998, property insurance risks were reinsured under treaty arrangements whereby $900,000 of losses in excess of $100,000 are automatically reinsured. Effective January 1, 1999, American Indemnity's retention for property risks increased to $150,000 from $100,000. During 1998, American Indemnity carried excess catastrophe reinsurance which covered 95% of all losses with respect to windstorm, hurricane and hail suffered within any two separate 72 hour periods within a 12 month interval up to $36,000,000 in excess of

$4,000,000. Although the excess catastrophe reinsurance agreement remains in effect, the aggregate excess reinsurance provision under this agreement was terminated effective January 1, 1999. Such aggregate excess reinsurance provision had been in effect for three years without any claims being made against it, and the Company elected to cancel that provision to save approximately $1,600,000 per year in reinsurance costs. The aggregate excess reinsurance provision that was cancelled covered 95% of all property and automobile losses up to $4,000,000 in excess of $2,000,000, subject to a $200,000 per occurrence retention. The Company has never had an individual catastrophe loss in excess of $6,300,000; however, there can be no assurance that a greater loss could not occur in the future.

     All claims on automobile liability and casualty insurance over $175,000 up to $2,000,000 are automatically reinsured under a treaty. All claims on non-standard personal automobile risks in Illinois are reinsured under a fifty percent quota share reinsurance agreement.

  Investments

     American Indemnity invests its capital surplus and reserve funds in securities and other investments authorized by applicable state laws and regulations and receives income from such investments in the form of interest, dividends and capital gains. The principal objective of the Company's investment portfolio is to provide capital for American Indemnity's insurance underwriting operations. The securities comprising American Indemnity's investment portfolio consist primarily of taxable government and government agencies and authorities bonds, tax-exempt state and municipal bonds, corporate bonds, and preferred and common stocks.

     The following table sets forth the investment results of the Company, exclusive of investments in subsidiaries, for each of the three years ended December 31, 1998 (dollars in thousands).

                                                                                  ANNUAL PERCENTAGE
                                                                                      EARNED ON
                                 AVERAGE CASH                                 -------------------------           NET CAPITAL
                                AND INVESTMENTS                  NET                                            GAINS (LOSSES)
                       ---------------------------------      INVESTMENT      INVESTMENTS   INVESTMENTS      ---------------------
YEAR                    CASH    INVESTMENTS(1)    TOTAL       INCOME(2)        AND CASH        ONLY          REALIZED   UNREALIZED
----                   ------   --------------   -------      ----------      -----------   -----------      --------   ----------
1996.................  $4,566      $86,388       $90,954        $4,592            5.05%         5.32%         $  658     $  (304)
1997.................   6,262       87,902        94,164         4,368            4.64          5.00           1,482       4,445
1998.................   8,998       86,718        95,716         4,709            4.92          5.43           1,601      (1,005)

---------------

(1) The average of amounts at beginning and end of year with securities valued at market value.

(2) Net investment income is after deduction of investment expenses and before net realized gains and losses.

REGULATION AND OTHER RESTRICTIONS

     American Indemnity, similar to other insurance companies, is subject to regulation and supervision by the insurance regulatory authority of each state or other jurisdiction in which it is licensed to do business. These regulatory authorities have broad administrative powers relating to the granting and revocation of licenses to transact business, the licensing of agents, the approval of policy forms and rates, the form and content of mandatory financial statements, reserve requirements and the types of investments which may be made. Detailed annual reports must be filed with the appropriate regulatory authorities and the books and records of American Indemnity are subject to their examination.

     The Insurance Holding Company System Regulatory Act (the "Texas Act") regulates insurance companies authorized to do business in the State of Texas which are members of an insurance holding company system. Under the Texas Act, no insurance company may pay dividends within any twelve-month period which exceed the greater of 10% of such insurer's statutory surplus as regards policyholders, as reported at the end of the preceding calendar year, or the statutory net investment income of such insurer for such year, without the consent of the Commissioner of Insurance of the State of Texas. Furthermore, only such earnings of American Indemnity determined on the statutory basis, exclusive of restricted surplus and special surplus funds, are available for distribution as cash dividends and are subject to declaration by American Indemnity's Board of Directors and to such restrictions imposed by law or regulation on the payment of dividends. For amounts available for payment of dividends by American Indemnity, see Note 7 of "Notes to Consolidated Financial Statements" in the Annual Report.

     The National Association of Insurance Commissioners (the "NAIC") has established various model laws, regulations and guidelines as part of its regulatory oversight of insurance companies. The NAIC Model Insurance Company System Regulatory Act (the "NAIC Model Act") contains restrictions regarding payment of dividends which differ from restrictions under Texas law. The NAIC Model Act requires that no insurance company may pay any extraordinary dividend or make any other extraordinary distribution to its shareholders until thirty days after the commissioner of insurance has received notice of the declarations thereof and has not within that period disapproved the payment, or until the commissioner of insurance has approved the payment within the thirty-day period. An extraordinary dividend or distribution includes any dividend or distribution of cash or other property, whose fair market value together with that of other dividends or distributions made within the preceding twelve months exceeds the lesser of 10% of its statutory surplus as regards to policyholders as of the end of the preceding calendar year or the net income, not including realized capital gains, for such year. An insurance company may carry forward net income from the previous two calendar years that has not already been paid out as dividends.

     Additionally, under the Texas Act, a Texas insurance company may not enter into transactions with any member of its holding company system involving sales, purchases, exchanges, loans or extensions of credit, or investment, involving either more than 5% of its admitted assets or 25% of its surplus, whichever is the lesser, as of the end of the prior calendar year, without the approval of the Commissioner of Insurance of the State of Texas. Certain other states in which American Indemnity is authorized to do business have enacted statutes similar to the Texas Act, but such statutes typically provide that they are inapplicable, in whole or in part, to insurance companies which are subject to similar regulations in their state of domicile.

     American Indemnity, similar to other insurance companies, maintains its accounts in accordance with statutory insurance practices, which differ in some respects from generally accepted accounting principles followed by other business enterprises in determining financial position and results of operations. Since these differences have been adjusted to present the Company's consolidated financial statements filed as a part of this report in conformity with generally accepted accounting principles (see Notes 1 and 7 of "Notes to Consolidated Financial Statements" in the Annual Report), such consolidated financial statements do not necessarily disclose American Indemnity's financial position for purposes of regulation and supervision by the supervising agencies of each state or jurisdiction in which American Indemnity is licensed to do business.

     In accordance with the insurance laws of Texas and the rules and practices of the NAIC, American Indemnity is examined periodically by examiners of the state of Texas and (on an "association" or "zone" basis) by representatives of the other states in which it is licensed to do business. The most recently completed examination was made by the state of Texas as of December 31, 1996.

PROPERTIES

     The home office facilities consist of two adjacent and connected buildings owned by American Indemnity with an aggregate of 152,000 square feet located in the business section of Galveston, Texas. The Company's home office facilities are 99.9% occupied by the Company and 0.1% leased to other parties. All other facilities of the Company consist of a total of five service offices in three states that are leased by American Indemnity for terms of one to five years. The Company believes that its leased and owned properties are adequate for its current needs.

LEGAL PROCEEDINGS

     The Company is not a party to any litigation except in the ordinary course of business.

                             PER SHARE INFORMATION

                                       FOR THE THREE
                                       MONTHS ENDED         FOR THE YEARS ENDED DECEMBER 31,
                                         MARCH 31,     ------------------------------------------
                                           1999         1998     1997     1996     1995     1994
                                       -------------   ------   ------   ------   ------   ------
Per Share Cash Consideration:
  $15.3553
Book Value per Share (end of
  period)............................     $15.47       $16.72   $20.21   $21.32   $20.82   $17.18
Closing Price per Share (end of
  period)............................      12.31        10.63    13.88    10.25     9.83    10.13
Cash Dividends Paid to
  Shareholders.......................         --           --     0.30     0.30    0.285     0.21
Income (Loss) per Share..............      (0.31)       (2.98)   (3.00)    1.00    (2.92)    4.24

                   PER SHARE MARKET AND DIVIDEND INFORMATION

                                                                    PRICE OF
                                                                     COMMON
                                                                     STOCK
                                                              --------------------    DIVIDENDS
                                                                HIGH        LOW         PAID
                                                                ----        ---       ---------
1999 QUARTER ENDED
  March 31..................................................  $ 13 5/8   $ 10 1/2      $  --
  June 30 (thru June 9).....................................    14         11 5/8         --
1998 QUARTER ENDED:
  March 31..................................................    14 1/2      9 1/2         --
  June 30...................................................    13         11 3/8         --
  September 30..............................................    15 3/8     10 1/4         --
  December 31...............................................    13 1/4     10 5/8         --
1997 QUARTER ENDED:
  March 31..................................................    14         10 1/8         .075
  June 30...................................................    13 1/2     12             .075
  September 30..............................................    15 1/2     12 1/8         .075
  December 31...............................................    15         11 1/4         .075

     The Common Stock is traded on the Nasdaq National Market. As of June 11, 1999 there were approximately 427 stockholders, not including shares held beneficially in nominee accounts.

                       SELECTED QUARTERLY FINANCIAL DATA

                                           NET PREMIUMS     PREMIUMS          NET        EARNINGS
                                             WRITTEN         EARNED         INCOME       PER SHARE
                                           ------------    -----------    -----------    ---------
1999
  First Quarter..........................  $13,802,032     $15,060,358    $  (613,841)    $ (.31)
1998
  First Quarter..........................  $13,863,572     $15,778,094    $(1,813,047)    $ (.92)
  Second Quarter.........................   16,436,358      15,787,024     (2,377,013)     (1.21)
  Third Quarter..........................   13,741,689      15,086,097       (644,342)      (.33)
  Fourth Quarter.........................   13,537,045      15,428,913     (1,011,708)      (.52)
1997
  First Quarter..........................  $16,408,628     $15,944,356    $  (258,833)    $ (.13)
  Second Quarter.........................   15,872,624      15,736,393        387,907        .20
  Third Quarter..........................   16,959,852      16,904,968        337,056        .17
  Fourth Quarter.........................   12,246,999      15,466,438     (6,347,303)     (3.23)

FINANCIAL INFORMATION FOR THE QUARTER ENDED MARCH 31, 1999

                    AMERICAN INDEMNITY FINANCIAL CORPORATION
                                AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
               FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND 1998
                                  (UNAUDITED)

                                                                 1999           1998
                                                              -----------    -----------
PREMIUMS AND OTHER INCOME:
  Premiums earned...........................................  $15,060,358    $15,778,094
  Net investment income (net of investment expenses of
     $93,610 in 1999 and $99,686 in 1998)...................    1,102,188      1,179,394
  Realized investment gains.................................       35,073        279,707
  Interest on premium bills receivable and other income.....      218,358        221,772
                                                              -----------    -----------
          TOTAL.............................................   16,415,977     17,458,967
                                                              -----------    -----------
EXPENSES:
  Losses and loss adjustment expenses.......................   11,180,789     13,005,277
  Policy acquisition costs..................................    5,916,818      6,450,654
  Retrospective premium adjustments on workers' compensation
     policies...............................................      (67,789)      (183,917)
                                                              -----------    -----------
          TOTAL.............................................   17,029,818     19,272,014
                                                              -----------    -----------

NET LOSS BEFORE FEDERAL INCOME TAX..........................     (613,841)    (1,813,047)
PROVISION (CREDIT) FOR FEDERAL INCOME TAX:
  Current...................................................
  Deferred..................................................
                                                              -----------    -----------
          TOTAL.............................................           --             --
                                                              -----------    -----------
NET LOSS....................................................  $  (613,841)   $(1,813,047)
                                                              ===========    ===========
AVERAGE SHARES OUTSTANDING..................................    1,962,410      1,962,410
BASIC AND DILUTED EARNINGS PER SHARE:
NET LOSS....................................................  $     (0.31)   $     (0.92)
                                                              ===========    ===========
DIVIDENDS DECLARED PER SHARE................................  $        --    $        --
                                                              ===========    ===========

                 See Notes to Consolidated Financial Statements

                    AMERICAN INDEMNITY FINANCIAL CORPORATION
                                AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                      MARCH 31, 1999 AND DECEMBER 31, 1998
                                  (UNAUDITED)

                                                                  1999           1998
                                                              ------------   ------------
ASSETS
Investments -- at market value:
  Fixed maturities -- bonds:
  Available for sale........................................  $ 67,148,245   $ 66,827,552
  Preferred stocks..........................................     1,107,420      1,136,433
  Common stocks.............................................    13,759,024     15,595,049
                                                              ------------   ------------
     Total Investments......................................    82,014,689     83,559,034
Cash and Cash Equivalents...................................     7,814,235      9,822,369
Accrued Investment Income...................................       871,930        767,166
Premiums in Course of Collection, Net.......................     5,467,831      4,697,268
Direct Premium Bills Receivable.............................     9,498,675      9,671,775
Reinsurance Balances Receivable.............................    23,274,852     23,470,118
Prepaid Reinsurance Premiums................................     2,914,426      2,580,950
Property and Equipment -- less accumulated depreciation of
  $5,599,587 in 1999 and $5,509,125 in 1998.................     3,685,171      3,768,975
Deferred Policy Acquisition Costs...........................     8,845,048      8,799,976
Deferred Income Taxes.......................................     3,889,000      3,889,000
Other Assets................................................     1,708,989      1,581,024
                                                              ------------   ------------
          TOTAL.............................................  $149,984,846   $152,607,655
                                                              ============   ============

                          LIABILITIES AND STOCKHOLDERS' EQUITY

Unpaid Losses and Loss Adjustment Expenses..................  $ 71,770,489   $ 71,796,212
Unearned Premiums...........................................    30,264,606     31,189,456
Reinsurance Balances Held or Payable........................     7,557,198      6,889,131
Notes Payable to Bank.......................................       317,310        341,357
Accounts Payable and Other Accrued Liabilities..............     9,722,419      9,578,133
                                                              ------------   ------------
          Total Liabilities.................................   119,632,022    119,794,289
                                                              ------------   ------------
Stockholders' Equity:
  Preferred stock, authorized 2,000,000 shares; none
     outstanding
  Common stock, $3.33 1/3 par value; authorized 2,500,000
     shares; outstanding shares 1,962,410 in 1999 and
     1998...................................................     6,541,351      6,541,351
  Paid-in surplus...........................................    13,097,668     13,097,668
  Accumulated comprehensive income..........................     3,673,130      5,519,831
  Retained earnings.........................................     7,040,675      7,654,516
                                                              ------------   ------------
          Total Stockholders' Equity........................    30,352,824     32,813,366
                                                              ------------   ------------
          TOTAL.............................................  $149,984,846   $152,607,655
                                                              ============   ============

                 See Notes to Consolidated Financial Statements

                    AMERICAN INDEMNITY FINANCIAL CORPORATION
                                AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
               FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND 1998
                                  (UNAUDITED)

                                                                 1999           1998
                                                              -----------   ------------
OPERATING ACTIVITIES:
  Net Loss..................................................  $  (613,841)  $ (1,813,047)
  Adjustments to reconcile net loss to net cash flow from
     operating activities:
  Decrease (Increase) in:
     Premiums in course of collection.......................     (770,563)      (552,958)
     Direct premium bills receivable........................      173,100      2,031,680
     Reinsurance balances receivable........................      195,266      2,827,583
     Prepaid reinsurance premiums...........................     (333,476)       (72,225)
     Deferred policy acquisition costs......................      (45,072)       323,519
     Other assets...........................................     (127,965)      (188,763)
  Increase (Decrease) in:
     Unpaid losses and loss adjustment expenses.............      (25,723)    (3,026,981)
     Unearned premiums......................................     (924,850)    (1,842,296)
     Reinsurance balances held or payable...................      668,067        304,618
     Accounts payable and other accrued liabilities.........      144,286      1,006,357
  Realized investment gains.................................      (35,073)      (279,707)
  Depreciation..............................................       90,463         89,648
  Other.....................................................      (70,490)       (87,863)
                                                              -----------   ------------
          Net cash flow used in operating activities........   (1,675,871)    (1,280,435)
                                                              -----------   ------------
INVESTING ACTIVITIES:
  Sale of bonds.............................................                   3,330,875
  Maturity of bonds.........................................    7,526,509     15,515,755
  Sale of common stocks.....................................    1,859,211      1,278,884
  Purchase of bonds.........................................   (8,559,828)   (16,605,096)
  Purchase of common stocks.................................   (1,127,452)      (907,384)
  Purchase of property and equipment........................       (6,656)      (139,784)
  Other.....................................................
                                                              -----------   ------------
          Net cash flow from (used in) investing
             activities.....................................     (308,216)     2,473,250
                                                              -----------   ------------
FINANCING ACTIVITIES:
  Payments on bank loan.....................................      (24,047)       (22,040)
                                                              -----------   ------------
  Net cash flow used in financing activities................      (24,047)       (22,040)
                                                              -----------   ------------
  Net Increase (Decrease) in Cash and Cash Equivalents......   (2,008,134)     1,170,775
  Cash and Cash Equivalents, January 1......................    9,822,369      8,174,074
                                                              -----------   ------------
  Cash and Cash Equivalents, March 31.......................  $ 7,814,235   $  9,344,849
                                                              ===========   ============

                 See Notes to Consolidated Financial Statements

                    AMERICAN INDEMNITY FINANCIAL CORPORATION
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     (1) The financial information included herein is unaudited but, in the opinion of management, all adjustments (consisting of normal recurring accruals) necessary for a fair presentation have been included. These interim consolidated financial statements should be read in conjunction with the Company's Annual Report for the year ended December 31, 1998. The results of operations for this interim period are not necessarily indicative of results for the full year.

     (2) The Company paid total interest expense of $7,293 and $9,300 for three months ended March 31, 1999 and March 31, 1998, respectively.

     (3) The weighted-average number of shares outstanding was 1,962,410 for each of the quarters ended March 31, 1999 and March 31, 1998. As the effect of the diluted shares was anti-dilutive, all per share amounts presented represent both basic and dilutive earnings per share.

     Reporting Comprehensive Income. Comprehensive income includes all changes in equity during a period except those resulting from investments by owners and distributions to owners. The comprehensive loss of the Company was $2,460,542 for the three months ended March 31, 1999 compared with $429,368 for the three months ended March 31, 1998. The difference between net income (loss) and comprehensive income (loss) relates to the change in the unrealized appreciation in market value of investments during the periods.

     (4) Recent Accounting Pronouncements. In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards for derivative instruments and for hedging activities. The Company is required to adopt the provisions of SFAS No. 133 in the third quarter of 1999.

     In October 1998, the AICPA issued SOP 98-7, "Deposit Accounting: Accounting for Insurance and Reinsurance Contracts that Do Not Transfer Insurance Risk." SOP 98-7 addresses deposit accounting for certain insurance and reinsurance contracts and direct business by insurance enterprises and other enterprises. The Company is required to adopt the provisions of SOP 98-7 in fiscal year 2000.

     Management is currently evaluating but has not yet determined what effect if any, there will be on the Company's financial statements and related disclosures from the above-mentioned pronouncements that are not yet effective.

     (5) On March 4, 1999 the Company announced the signing of a definitive agreement providing for the acquisition of American Indemnity Financial Corporation by United Fire & Casualty Company of Cedar Rapids, Iowa. It is anticipated that the acquisition will be completed during the third quarter of 1999, subject to customary closing conditions including shareholder and regulatory approval.

                    AMERICAN INDEMNITY FINANCIAL CORPORATION
                                AND SUBSIDIARIES

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

LIQUIDITY

     The Company has consistently been able to generate adequate amounts of cash to meet its needs and management is unaware of any trends, demands or commitments which will or are reasonably likely to have a significant effect on the Company's liquidity.

  Operating Activities

     The net cash flow from operating activities for the three months ended March 31, 1999 was negative primarily as a result of unfavorable underwriting results. The underwriting results improved during the first three months of 1999 compared with the first three months of 1998 primarily as a result of a decrease in the frequency of new claims occurrences for the automobile and other liability lines of business for the comparison periods. Nevertheless, underwriting results were unprofitable in all major lines of business.

     The net cash flow from operating activities for the three months ended March 31, 1998 was negative primarily as a result of a decrease in net premiums written and unfavorable underwriting results. The decrease in net premiums written was primarily the result of competitive pricing pressures and a policy processing problem that caused a temporary inability to process certain policies during the quarter. The unfavorable underwriting results were due primarily to an unanticipated increase in the frequency of new claims occurrences for the automobile and commercial multiple peril lines of business during the first three months of 1998.

  Investing Activities

     During the first three months of 1999, management invested a portion of available cash balances and the proceeds from the disposition of investments into investment grade bonds and common stocks. The net cash flow from investing activities was negative for the first three months of 1999 because total investment purchases exceeded total investment sales and maturities.

     During the first three months of 1999, unrealized investment losses decreased stockholders' equity by approximately $1,847,000; approximately $678,000 of this amount was from debt securities, with the remaining losses from equity securities. These unrealized investment losses were primarily the result of bond and stock market fluctuations during the first three months of 1999.

     The net cash flow from investing activities was positive for the first three months of 1998 because total investment sales and maturities exceeded total investment purchases. During the first three months of 1998, the Company's cash flow from operating activities was negative. As a result, additional funds were raised through the sale of investments. However, whenever possible, management invested a portion of available cash balances and the proceeds received from disposition of investments into investment grade bonds and common stocks.

  Financing Activities

     There were no new financing commitments entered into in the first three months of 1999 and no significant increase in the cost of current financing arrangements. The Company has not paid any dividends to stockholders since the fourth quarter of 1997. It is not anticipated that dividends to stockholders will resume within the foreseeable future.

CAPITAL RESOURCES

     The activities of insurance companies are regulated by state authorities and adequate levels of reserves and equity capital are required to be maintained to ensure that sufficient capital is retained in the business to provide sufficient funds to meet its obligations. Management believes that the Company meets all statutory and regulatory requirements and that sufficient funds have been retained to meet its obligations. The Company has no current commitments or plans for debt or equity financing.

     On March 4, 1999, the Company and United Fire & Casualty Company announced the signing of an agreement providing for United Fire & Casualty Company's acquisition of American Indemnity Financial Corporation. It is anticipated that the acquisition will be completed during the third quarter of 1999.

RESULTS OF OPERATIONS

     Premiums earned decreased 4.5% for the three months ended March 31, 1999 compared with the three months ended March 31, 1998 primarily as a result of soft market conditions experienced during the first quarter of 1999 as has been the case in recent years. Despite such conditions, the Company endeavored to remain competitive without engaging in severe price competition or compromising its underwriting guidelines. Management intends to continue marketing all lines of business at prices that reflect its experience.

     Average invested assets decreased approximately $6,620,000, or 7.4% at March 31, 1999 compared with March 31, 1998 primarily as a result of investing activities during 1998 in which total investment sales and maturities exceeded total investment purchases. During 1998, the Company's cash flow from operating activities was negative. As a result, additional funds were raised through the sale of investments. As a result of the decrease in average invested assets, net investment income decreased 6.5% for the three months ended March 31, 1999 compared with the three months ended March 31, 1998. However, the Company's average investment yield was 5.33% for the three months ended March 31, 1999 compared with 5.28% for the three months ended March 31, 1998.

     The loss and loss adjustment expense ratio was 74.2% for the three months ended March 31, 1999 compared with 82.4% for the three months ended March 31, 1998. The decrease in this ratio was primarily a result of a decrease in the frequency of new claims occurrences for the automobile and other liability lines of business for the comparison periods. Nevertheless, underwriting results were unprofitable in all major lines of business. Management does not believe that these unfavorable underwriting results are indicative of a trend.

     The policy acquisition cost ratio was 39.3% for the three months ended March 31, 1999 compared with 40.9% for the three months ended March 31, 1998. The decrease in this ratio was primarily the result of an increase in deferral of deferred policy acquisition costs during the first quarter of 1999. During the first three months of 1999, policy acquisition costs included approximately $248,000 from expenses related to the pending sale of the Company to United Fire & Casualty Company.

     Primarily as a result of unfavorable underwriting results during the first three months of 1999 for the reasons discussed above, the net loss of the Company was approximately $614,000 compared with a net loss of approximately $1,813,000 during the first three months of 1998.

     Year 2000 Issues. The Year 2000 issue (i.e. the ability of computer systems to accurately identify and process dates beginning with the year 2000 and beyond) affects virtually all companies and organizations. Some of the Company's computer systems are already Year 2000 compliant. However, certain of the Company's computer systems use only two digits to identify a year in a date field. For example, the year 2000 would be represented in these systems as "00," but might in many cases be interpreted by the computer as "1900" rather than "2000," thereby potentially resulting in processing errors.

     The ability to process information in a timely and accurate manner is vital to the Company's data-intensive insurance business. The Company recognizes that the computer systems used must be Year 2000 compliant by December 31, 1999 and, in some instances, well in advance of that date (e.g., by January 1999 in the case of certain property and casualty insurance policies with one-year terms expiring on or after January 1, 2000). The Company has been taking steps it deems appropriate to meet this challenge, including replacing or upgrading certain of its existing computer applications that improve functionality in addition to being Year 2000 compliant, and planning alternative measures, if necessary, including manual processing of data.

     During 1997, the Company upgraded the principal portion of its policy processing and claims system to the PMSC Point system as a part of its technology enhancement and Year 2000 compliance initiatives. The Point system is one of the Company's most critical software programs as it is used for the daily administration of the insurance operations. A migration plan was developed and implemented to move from a non-compliant release of the PMSC Point system to a subsequent release which, the Company was advised by PMSC, is fully Year 2000 compliant. This migration was completed in September 1998. Company personnel tested the system for compliance before moving the upgrade into production. In order to perform this testing, the software's system date was moved forward into the years 2000 and 2001. In every test case, the software generated the expected results.

     A Year 2000 project plan has been developed and all Company systems have been addressed as to Year 2000 compliance. According to the plan, 90% of all software packages have been identified as Year 2000 compliant by either their vendors or Company resources. The remaining non-compliant software can be classified into three groups: i) non-critical, ii) scheduled to be modified or replaced before the year 2000 and iii) those scheduled to be discarded. Computer related hardware has been found to be 74% compliant, and the remaining hardware, which includes items such as desktop personal computers and network equipment is currently being tested for compliance. The telecommunications system is non-compliant, however, plans are for this to be compliant by the end of the third quarter of 1999. All other types of equipment such as copiers and fax machines have been found to be 60% compliant and the remaining items are under investigation for compliance. In general, 86% of all the items in the Year 2000 project plan have been completed and with one exception, the remaining items are scheduled to be completed by the end of the third quarter of 1999.

     The Company currently utilizes a policy processing system for commercial lines of business for states other than Texas that is not Year 2000 compliant. During 1998, the Company intended to purchase the rating algorithms from PMSC which are required to process this business under the Point system. However, this decision was not implemented during 1998 pending the outcome of identifying the strategic alternatives for the Company which has now lead to the previously discussed merger with United Fire & Casualty Company. The Company was informed by PMSC in December 1998 that even if it purchased and proceeded with implementation of these rating algorithms during the first quarter of 1999 that it was unlikely that all states would be implemented in time. The Company currently processes the majority of its commercial business utilizing a combination of manual systems and automated systems. Management believes that, if necessary, the policies issued by this system could be entirely processed on a manual basis.

     The Company has received information from certain of its vendors to assure their systems' compliance as well, or alternatively, to determine to the extent possible the extent the Company is vulnerable to those third parties' failure to achieve Year 2000 compliance, and if necessary, to develop alternatives. As a result of the Company's ongoing efforts to reengineer its business processes and assuming compliance by third parties with whom the Company conducts business, management believes that the impact on future earnings from efforts to achieve Year 2000 compliance will not be significant. However, there can be no assurance that the systems of other companies on which the Company's systems and operations rely will be timely compliant, or that a failure to be compliant by another company would not have a material adverse effect on the Company's future operations.

     The Company believes that in an emergency situation resulting from the severe failure of computer systems, it could revert to the use of manual systems that rely on personal computers and spreadsheet software. Through these manual systems, the Company could perform the minimum functions required to maintain insurance services and provide a minimum level of information reporting to maintain a level of control over the business processes. Should the Company have to utilize manual systems in an emergency as noted above, it is uncertain that it could maintain current levels of operations and this could have a material adverse impact on the business. The Company intends to maintain constant surveillance on its Year 2000 issues.

     Historical expenses recognized directly related to replacing existing applications with Year 2000 compliant applications cannot be determined with precise accuracy because the Point system project was initiated as a result of management's decision to modernize the business processes of the Company and accomplish Year 2000 compliance at the same time. Also, the implementation of the Point system resulted in some staff reductions within the Company. Including the total costs of conversion to PMSC Point system, expenses recognized directly related to replacing existing applications with Year 2000 compliant applications totaled approximately $1,700,000 from January 1, 1996 through December 31, 1998 with funds obtained through operating revenues. The Company currently anticipates that it will incur future costs of less than $100,000 for additional third-party vendors and other expenses to achieve Year 2000 readiness for its information technology systems ("IT systems") excluding the Point System rating algorithms previously discussed.

     Equipment and systems other than IT systems could also be affected. Such systems typically include built-in or "embedded" technology such as microcontrollers. The Company has reviewed non-IT system issues relating to Year 2000 compliance. As a result, the Company believes there are no such issues which might have a significant effect on the Company's operations as a result of failure to be Year 2000 compliant.

     The foregoing statements in this section are intended to be and are hereby designated "Year 2000 Readiness Disclosure" statements within the meaning of the Year 2000 Information and Readiness Disclosure Act.

     Recent Accounting Pronouncements. The Company is aware of several newly issued accounting pronouncements which require adoption by the Company either in 1999 or 2000. These recent accounting pronouncements are more thoroughly discussed in the accompanying notes to consolidated financial statements.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth as of June 11, 1999, (i) the ownership of Common Stock by each person known by management of the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock, and
(ii) the number of shares of Common Stock owned by all executive officers and directors of the Company as a group.

                                                              NUMBER OF SHARES
NAME AND ADDRESS OF                                             BENEFICIALLY     PERCENT OF
BENEFICIAL OWNER                                                   OWNED           CLASS
-------------------                                           ----------------   ----------
J. F. Seinsheimer, Jr.(1)...................................      576,880           29.4%
  4809 Woodrow
  Galveston, Texas 77551
Irma K. Seinsheimer Trust(2)(3).............................      471,770           24.0%
  2201 Market Street
  Galveston, Texas 77550
American Finance Company of Galveston(2)(3).................      464,095           23.6%
  United States Securities Corporation
  One American Indemnity Plaza
  Galveston, Texas 77550
J. Fellman Seinsheimer, III(3)..............................      578,205           29.5%
  One American Indemnity Plaza
  Galveston, Texas 77550
Dimensional Fund Advisors Inc.(4)...........................      116,100            5.9%
  1299 Ocean Avenue, 11th Floor
  Santa Monica, California 90401

                                                              NUMBER OF SHARES
NAME AND ADDRESS OF                                             BENEFICIALLY     PERCENT OF
BENEFICIAL OWNER                                                   OWNED           CLASS
-------------------                                           ----------------   ----------
Franklin Resources, Inc.(5).................................      160,000            8.2%
  777 Mariners Island Blvd.
  San Mateo, California 94404
Tweedy, Browne Company LLC(6)...............................      199,320           10.2%
  52 Vanderbilt Avenue
  New York, New York 10017
Executive officers and directors as a group (10                   672,236           34.3%
  persons)(7)...............................................

---------------

(1) J. F. Seinsheimer, Jr. resigned as a member of the Board of Directors on April 24, 1995 and was named Chairman Emeritus. As of June 11, 1999, Mr. Seinsheimer, Jr. shared voting and dispositive power over 38,095 shares (1.9%) of the Company's Common Stock with his son, J. Fellman Seinsheimer, III, and United States National Bank of Galveston as co-trustees of the Jessie Lee Seinsheimer Trust (the "Seinsheimer Trust"). Mr. Seinsheimer, Jr. is the sole beneficiary under the Seinsheimer Trust until his death, at which time the remainder will be divided among his children. Additionally, pursuant to powers of attorney granted by Mr. Seinsheimer, Jr. to his son,
    J. Fellman Seinsheimer, III, Messrs. Seinsheimer will share voting and dispositive power over the 67,015 shares (3.4%) of the Company's Common Stock owned of record by Mr. Seinsheimer, Jr. Mr. Seinsheimer, Jr., as co-trustee of the Irma K. Seinsheimer Trust, as described further in Note 2 below, may be deemed to be the beneficial owner of an additional 471,770 shares of Common Stock beneficially owned by such trust.

(2) The Irma K. Seinsheimer Trust (the "Family Trust") is the beneficial owner of 471,770 shares of Common Stock. Of the 471,770 shares (24.0%) of Common Stock beneficially owned, 7,675 shares (0.4%) are owned of record and 464,095 shares (23.6%) are owned by two corporations controlled by the Family Trust, namely American Finance Company of Galveston and United States Securities Corporation, that owned of record 289,764 shares (14.8%) and 174,331 shares (8.9%) of the Company's Common Stock, respectively. Mr. Seinsheimer, Jr. and William C. Levin, M.D. (a director of the Company) are co-trustees of the Family Trust and as such have shared voting and dispositive power with respect to the shares controlled by the Family Trust. However, Mr. Seinsheimer, Jr. exercises sole voting and dispositive power over the 7,675 shares owned of record by the Family Trust. Dr. Levin exercises no voting or dispositive power over, has no pecuniary interest in and disclaims any beneficial ownership or interest in the shares of Common Stock beneficially owned by the Family Trust.

(3) As of June 11, 1999, J. Fellman Seinsheimer, III owned of record 9,000 shares (0.5%) of the Company's Common Stock, which does not include 270 shares owned of record by his sons, as to which he disclaims any beneficial ownership or interest. Pursuant to the Powers of Attorney granted by J. F. Seinsheimer, Jr. to his son, J. Fellman Seinsheimer, III, the Messrs. Seinsheimer share voting and dispositive power over 67,015 shares (3.4%) of the Company's Common Stock owned of record by J. F. Seinsheimer, Jr. Additionally, J. Fellman Seinsheimer, III, J. F. Seinsheimer, Jr. and United States National Bank of Galveston, as co-trustee of the Seinsheimer Trust, share voting and dispositive power over 38,095 shares (1.9%) of the Company's Common Stock owned by such trust. Additionally, as President of American Finance Company of Galveston and United States Securities Corporation, which corporations owned of record 289,764 shares (14.8%) and 174,331 shares (8.9%) of Common Stock, respectively, J. Fellman Seinsheimer, III has shared voting and dispositive power over an aggregate of 464,095 shares owned by such corporations.

(4) Based upon information contained in a Schedule 13G filed with the Securities and Exchange Commission and other information provided by Dimensional Fund Advisors Inc., a registered investment advisor ("Dimensional"). According to such information, as of December 31, 1998, all of such shares are held in portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment company (the "Fund"), or in series of The DFA Investment Trust Company, a Delaware business trust (the "Trust"), or the DFA Group Trust and the DFA Participation Group Trust, investment vehicles for qualified employee benefit plans, for all of which Dimensional serves as investment manager. Dimensional exercises sole dispositive power and sole voting power with respect to all such shares. The Company has been advised by Dimensional that Dimensional disclaims beneficial ownership of all such shares.

(5) Based upon information contained in a Schedule 13G filed with the Securities and Exchange Commission by Franklin Resources, Inc. ("FRI"), the parent holding company of certain direct and indirect investment advisory subsidiaries (the "Advisory Subsidiaries"). The Advisory Subsidiaries advise one or more open or closed-end investment companies or other managed accounts which beneficially owned 160,000 shares of Common Stock. The Advisory Subsidiaries are granted sole voting and investment power over such shares by the advisory clients, and, as a result, the Advisory Subsidiaries may be deemed to be the beneficial owner of the 160,000 shares of Common Stock. FRI and Charles B. Johnson and Rupert H. Johnson, Jr., the principal stockholders of FRI, also may be deemed to be the beneficial owner of the 160,000 shares of Common Stock. Each of FRI, Charles B. Johnson, Rupert H. Johnson, Jr. and the Advisory Subsidiaries disclaim beneficial ownership of all such shares.

(6) Based upon information contained in a Schedule 13D filed with the Securities and Exchange Commission and other information provided by Tweedy, Browne Company LLC ("TBC"). TBC is a registered investment advisor beneficially owning 199,320 shares of Common Stock, of which TBC exercises shared dispositive power with respect to all such shares and sole voting power with respect to 184,506 such shares. Additionally, certain of the general partners of TBC may be deemed to have sole power to vote certain shares and shared power to direct the disposition of all the shares of Common Stock held in the TBC Accounts.

(7) Based upon information furnished by directors and executive officers. Includes 26,000 shares issuable on exercise of options.

                             ELECTION OF DIRECTORS

     At the meeting, three Class II directors (constituting all of the Class II directors) are to be elected to hold office for terms of three years or until their respective successors shall have been elected and shall qualify. It is the intention of the persons named in the enclosed form of proxy to vote such proxy for the election of the three nominees named below for Class II directorships unless authorization is withheld on the proxy. The Board does not contemplate that any of the nominees will be unable or unwilling to serve as a director or become unavailable for any reason, but if that should occur before the meeting, each of the proxies received by the Board which do not withhold authority to vote for directors will be voted for another nominee or nominees to be selected by the Board.

     The enclosed form of proxy provides a means for stockholders to vote for each of the nominees listed therein or to withhold authority to vote for certain or all of the nominees. Each properly executed proxy received in time for the meeting will be voted as specified therein. If a stockholder does not specify otherwise, the shares represented by his or her proxy will be voted for the nominees listed therein or, as noted above, for other nominees selected by the Board. Since the Company's bylaws provide that the directors are elected by a plurality of votes cast, broker non-votes or withholding authority to vote for any of the nominees will have no effect upon the election of directors, unless a vote is cast in person or by means of another proxy. However, all shares represented by proxies that are signed by the holder of record will be counted for purposes of determining the presence of a quorum. The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of Common Stock is necessary to constitute a quorum for the transaction of business at the meeting.

     The following table sets forth information with respect to each person nominated for election as a Class II director and each person whose term of office as a director will continue after the annual meeting. Except for J. Fellman Seinsheimer, III, William C. Levin, M.D. and Harris L. Kempner, Jr., who owned beneficially 29.5%, 2.2% and 1.2%, respectively, of the outstanding shares of Common Stock at June 11, 1999, each nominee and director owned less than 1% of the outstanding shares of Common Stock at such date. The table has been prepared from information obtained from the respective nominees and directors.

                                                                                         SHARES OF
                                                                                           COMMON
                                                                                           STOCK
                                                                                        BENEFICIALLY
                                                                            SERVED AS     OWNED ON
                                                     PRINCIPAL              DIRECTOR      JUNE 11,
NAME                                 AGE             OCCUPATION               SINCE       1999(1)
----                                 ---             ----------             ---------   ------------
                          CLASS II -- NOMINEES FOR TERMS EXPIRING IN 2002
Jack T. Currie(2)(3)...............  70    Investments                        1977          7,751(4)
Synott L. McNeel(3)(5).............  75    Investments                        1973          8,000(6)
J. Fellman Seinsheimer,
  III(2)(3)........................  58    President and Chief Executive      1973        578,205(7)
                                             Officer of the Company

                         CLASS III -- DIRECTORS WHOSE TERMS EXPIRE IN 2000
Fred C. Burns(2)...................  61    Managing Partner -- John L.        1997          2,000(6)
                                             Wortham & Son, L.L.P.
Harris L. Kempner, Jr.(8)..........  59    President -- Kempner Capital       1991         22,611(4)(9)
                                             Management, Inc.
William C. Levin, M.D..............  82    Consultant in Hematology           1973         42,587(10)

                          CLASS I -- DIRECTORS WHOSE TERMS EXPIRE IN 2001
Henry W. Hope(2)(8)................  58    Partner -- Fulbright &             1977          4,479(4)
                                           Jaworski L.L.P.
James W. McFarland, Ph.D.(5).......  53    Dean -- A.B. Freeman School of     1994          3,500(11)
                                             Business, Tulane University
Marvin L. West(5)(8)...............  70    Management Consultant              1980          3,053(11)

---------------

 (1) Unless otherwise indicated below, each director or nominee has sole voting and investment power with respect to the shares attributed to him.

 (2) Member of the Nominating and Management Development Committee of the Board of Directors.

 (3) Member of the Executive Committee of the Board of Directors.

 (4) Includes 4,000 shares issuable on the exercise of options.

 (5) Member of the Audit Committee of the Board of Directors.

 (6) Includes 2,000 shares issuable on the exercise of options.

 (7) Does not include 270 shares owned of record by his sons, as to which Mr. Seinsheimer disclaims any beneficial ownership or interest. See Notes (1) and (3) under "Principal Stockholders".

 (8) Member of the Compensation Committee of the Board of Directors.

 (9) Includes 18,611 shares held by the H. Kempner Trust, of which Mr. Kempner is a beneficiary, is one of five trustees and shares voting and investment power.

(10) Includes 4,000 shares issuable upon the exercise of options, but does not include 471,770 shares beneficially owned by the Family Trust, of which Dr. Levin is a co-trustee. See Note (2) under "Principal Stockholders".

(11) Includes 3,000 shares issuable on the exercise of options.

     Fred C. Burns joined John L. Wortham & Son in 1963 and was elected Partner in 1970. He became Managing Partner in 1985. Mr. Burns serves as a director of Chase Bank of Texas, The Council of Insurance Agents and Brokers, Assurex Development Corporation and is a registered principal of the National Association of Securities Dealers.

     Jack T. Currie has been engaged in managing personal investments since January 1986. Prior to 1986, he was engaged in the merchant banking and investment banking businesses. Mr. Currie is also a member of the

Boards of Directors of SM&R Growth Fund, SM&R Equity Income Fund, SM&R Balanced Fund, Inc. and Stewart & Stevenson Services, Inc.

     Henry W. Hope has been a partner in the law firm of Fulbright & Jaworski L.L.P. since 1975.

     Harris L. Kempner, Jr. has served as a Trustee of H. Kempner Trust Association of Galveston since 1964 and as President of Kempner Capital Management, Inc. since 1981. He serves on the Boards of Directors of Imperial Holly Corp., TNP Enterprises and Cullen Frost Bankers, Inc.

     William C. Levin, M.D. served as President of the University of Texas Medical Branch at Galveston from 1974 until his retirement in September 1987. He served as the Ashbel Smith Professor at the University until his retirement from that position in September 1992 and now serves as a consultant in hematology.

     James W. McFarland is dean and professor at Tulane University's A.B. Freeman School of Business, positions he has held since 1988. Prior to that time, he was dean of the College of Business Administration at the University of Houston. He is a member of the Boards of Directors of Sizeler Property Investors, Inc. and Stewart Enterprises, Inc. and serves on the Audit and Compensation Committees of both companies. Mr. McFarland also serves on the Audit, Executive and Compensation Committees of Sizeler Property Investors, Inc. In addition, Mr. McFarland is a member of the Board of Directors of Petroleum Helicopters Inc. and serves on the Audit Committee of that company.

     Synott L. McNeel served as Senior Vice President, Secretary and Treasurer of the Company from January 1983 until his retirement on December 31, 1993. Prior to that time he served as Senior Vice President and Treasurer of the Company since 1973.

     J. Fellman Seinsheimer, III has served as President and Chief Executive Officer since July 1992. He served as President and Chief Operating Officer from January 1983 to July 1992, and prior to that time was Executive Vice President and Secretary of both the Company and American Indemnity, the Company's principal insurance subsidiary.

     Marvin L. West has served as a management consultant since July 1991. From November 1988 until July 1991, Mr. West handled personal investments. Mr. West served as Chairman of the Board and President of Westheimer National Bank from July 1984 until November 1988.

     J. Fellman Seinsheimer, III is the son and William C. Levin, M.D. is the brother-in-law of Mr. Seinsheimer, Jr., the principal stockholder of the Company.

     The Board has an established Executive Committee, Audit Committee, Nominating and Management Development Committee and Compensation Committee. The Executive Committee performs various tasks in the management of the business and affairs of the Company and may exercise all of the powers of the Board when it is not in session except those reserved by law to the Board. The Audit Committee recommends the selection of and confers with the Company's independent accountants regarding the scope and adequacy of annual audits and other review procedures, reviews reports from the independent accountants relating to the annual audits and quarterly reviews, and meets with such independent accountants and the Company's internal auditors and financial personnel to review such reports and the adequacy of the Company's financial controls, accounting principles and policies. The Audit Committee also reviews compliance with the Company's reporting obligations and certain Company policies. The Compensation Committee is responsible for reviewing and recommending to the Board the compensation for the executive officers and directors of the Company and for administering the Company's employee stock option plans. The primary function of the Nominating and Management Development Committee is to review management's recommendations for persons to serve as the Company's executive officers and as members of the Board and committees of the Board (other than the Nominating and Management Development Committee), together with such other nominees as it may choose to consider, and to recommend to the Board the persons nominated by the Committee for such positions. If the Merger is not consummated, the Nominating and Management Development Committee will consider for the annual meeting of stockholders to be held in 2000 nominees for director recommended by stockholders that are submitted in writing, together with adequate information regarding such person's biographical data and qualifications, addressed to the Nominating and Management

Development Committee at the address of the Company's principal executive office and received no later than November 24, 1999. The Nominating and Management Development Committee periodically considers executive management development and succession matters.

     During 1998, the Board held five meetings, the Executive Committee held one meeting, the Audit Committee held four meetings, the Nominating and Management Development Committee held one meeting and the Compensation Committee held one meeting. During 1998, each incumbent director attended 75% or more of the total number of meetings of the Board and the committees on which he served.

                               EXECUTIVE OFFICERS

     The following table lists the persons currently serving as the executive officers of the Company and who have been nominated for re-election to such positions at the directors' meeting to be held following the Annual Meeting of Stockholders. If elected and if the Merger is not consummated, the persons named below are expected to serve in the position stated until the next annual meeting of the directors and until their successors are elected and qualified. Both officers have been continually employed by the Company in an executive capacity for the last five years. Mr. Apgar is 45 years of age and has been employed with American Indemnity Company in various capacities since April 1974, most recently as Vice President and Controller. Mr. Apgar beneficially owns 500 shares of Common Stock, which represents less than 1% of the shares of Common Stock outstanding as of June 11, 1999. As a result of the pending Merger, Mr. Apgar has announced his resignation from the Company, effective June 30, 1999.

                                      SERVED AS
                                       OFFICER
NAME                                    SINCE                   POSITION
----                                  ---------                 --------
J. Fellman Seinsheimer, III.........    1973      President and Chief Executive
                                                  Officer
Phillip E. Apgar, C.P.A.............    1994      Vice President, Treasurer and Chief
                                                  Financial Officer

                             EXECUTIVE COMPENSATION

                      REPORT OF THE COMPENSATION COMMITTEE
                           OF THE BOARD OF DIRECTORS

     This report is presented by the Compensation Committee (the "Committee") of the Board of Directors of the Company relating to the compensation policies of the Company for its executive officers. This report sets forth the major components of executive compensation and the basis by which the 1998 compensation determinations were made by the Committee and the Board of Directors with respect to the executive officers of the Company.

     The compensation programs of the Company as they apply to executive officers are generally administered by or under the direction of the Committee and are reviewed on an annual basis to insure that remuneration levels and benefits are competitive and reasonable in light of the overall performance of the Company in recent years. The Committee is composed of three directors who are not employees of the Company or its subsidiaries and is responsible for recommending to the full Board of Directors compensation for the executive officers of the Company. Stock based compensation decisions for the Company's executive officers are in each case made by the full Board of Directors of the Company following recommendations by the Committee.

COMPENSATION POLICIES

     In determining compensation for the Company's executive officers, the Committee and the Board seek to ensure that the executive officers are effectively compensated in terms that are both internally equitable and externally competitive. Compensation decisions should include consideration of all factors relevant to these decision, including the performance of the specific officer under consideration, the financial condition and results of operations of the Company, conditions prevailing generally in the Company's industry during the applicable periods and the Company's performance in light of such conditions. Management's recommendations are requested and considered by the Committee.

COMPENSATION PROGRAM CONSIDERATIONS

     In 1998, compensation for the Company's executive officers consisted primarily of base salary and certain other benefits, including contributions to the Company's cash balance retirement plan and to the Company's 401(k) plan. The Committee and the Board considered certain of these components as follows.

     Base Salary -- Base salary levels are determined principally on the factors mentioned above, as well as the Company's past compensation practices, compensation practices in the applicable geographic region and by comparison with companies that are similar to the Company. The most important factor in the Committee's determination is the Committee's understanding and perception of how the particular officer performed during the preceding periods under the circumstances as they existed at such times.

     In early 1998, the Company obtained updated compensation information from two outside firms with respect to both the Chief Executive Officer and the Chief Financial Officer (the "compensation survey"). This compensation survey illustrated that the executive officers' base salaries were at or below the average or predicted base salaries, as well as the total compensation levels, as shown in the compensation survey for the officers' respective positions. While the companies used in the compensation survey are not known by the Committee, the Committee believes that they are not the companies comprising the indices utilized in the performance graph.

     In general, base salary levels and increases in these levels reflect the Committee's view of the contribution made by the particular executive officer based on, among other things, the factors listed above. These factors are typically subjective. No quantifiable goals or standards are established, although the compensation survey provides certain benchmarks considered by the Committee for compensation levels. The Committee does not believe that profitability of the Company in any one year should be determinative of compensation levels. However, profitability and other results of operations of the Company must be considered, as well as the performance of the Company relative to other companies in the industry. The Committee noted the disappointing results for 1997, as well as 1995, although it recognized the significant improvement in 1996 over 1995. Though discussions at previous Board meetings, the Committee was aware of the matters that contributed to the 1995 and 1997 results. The Committee discussed other items of operations of which it was aware, including the Company's experiences in converting to its new computer system. Also noted was management's recommendation that no increases in compensation be given to executive officers in 1998 and that this was consistent with management's position in the past. Following discussion on these and other matters, the Committee recommended no adjustment in the base salaries for the executive officers in 1998.

     Stock Options -- The Committee and the Board believe that stock options provide a valuable incentive to the key employees of the Company, particularly those having substantial responsibility for the future and success of the Company. By providing an opportunity to increase their ownership of Company stock, the interests of the stockholders and those key personnel will become more closely aligned. Stock options provide the option holder with additional incentive to remain in the Company's employ and to bring about greater growth and success of the Company. Options also provide a means to tie compensation more closely to the Company's financial performance to the extent reflected in the price of the Company's Common Stock. The Chief Executive Officer currently has no options outstanding, although the Chief Financial Officer has outstanding options granted several years ago.

     Following the discussion noted above, the Committee determined that no option grants for the executive officers would be recommended to the Board at the time of these actions by the Committee, but may be considered later in the year.

     Other Matters -- The Company has various other employee benefit plans and executive officers participate in these on the same terms as eligible, non-executive employees, subject to any legal limits on such participation. These include the cash balance retirement plan and 401(k) Plan adopted by the Company's subsidiary and an automobile bonus plan whereby employees are compensated for taxes incurred for personal use of company automobiles.

1998 COMPENSATION FOR THE CHIEF EXECUTIVE OFFICER

     In considering the compensation for J. Fellman Seinsheimer, III, the President and Chief Executive Officer of the Company, the Committee considered the performance of the Company in 1997, its most recently completed fiscal year, as well as in previous periods. The Committee recognizes that performance of Company personnel during difficult periods can be more important, and can provide a greater contribution, than during more prosperous periods, notwithstanding results that are not satisfactory. Nevertheless, the Committee believes the results of the Company must be considered along with other operational issues. Following discussion of these and the matters mentioned above, the Committee determined that there should be no upward or downward adjustment in the base compensation of the Chief Executive Officer.

SUMMARY

     The Committee believes that the annual compensation for the Company's executive officers appropriately reflects the contribution of such officers to the Company and is reflective of the individual performance and the financial performance of the Company.

                         COMPENSATION COMMITTEE OF THE
                               BOARD OF DIRECTORS

                                 Henry W. Hope
                             Harris L. Kempner, Jr.
                                 Marvin L. West

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Harris L. Kempner, Jr., a director of the Company, is Chairman Emeritus of the Board of United States National Bank, which serves as the principal banking institution for the Company. Henry W. Hope, a director of the Company, is a partner in the law firm of Fulbright & Jaworski L.L.P., which serves as corporate and securities counsel to the Company.

     The full Board of the Company approves all stock grants to employees, including the executive officers. Mr. Seinsheimer, III the sole employee director of the Company, abstains from voting with respect to such matters. Mr. Seinsheimer, III, however, does make recommendations to the Compensation Committee and the full Board with regard to compensation for certain employees and stock option grants for all employees of the Company.

SUMMARY OF COMPENSATION

     The following table summarizes compensation information concerning each of the Company's executive officers for each of the three years ended December 31, 1998.

                           SUMMARY COMPENSATION TABLE

                                                                          LONG TERM
                                                                         COMPENSATION
                                                                           (AWARDS)
                                  ANNUAL COMPENSATION                    ------------
                                -----------------------      OTHER          SHARES
                                                 ANNUAL    UNDERLYING     ALL OTHER
                                       SALARY    BONUS    COMPENSATION     OPTIONS      COMPENSATION
NAME AND PRINCIPAL POSITION     YEAR     ($)      ($)        ($)(1)          (#)           ($)(2)
---------------------------     ----   -------   ------   ------------   ------------   ------------
J. Fellman Seinsheimer, III...  1998   212,500     --        15,728           --           4,764
  President and Chief           1997   212,500     --        12,911           --           6,107
  Executive Officer             1996   206,400     --        14,254           --           6,192
Phillip E. Apgar, C.P.A. .....  1998   117,276     --        12,659           --           3,518
  Vice President, Treasurer     1997   117,276     --        10,975           --           3,372
  and Chief Financial Officer   1996   113,850     --        12,148           --           3,416

---------------

(1) Amounts represent tax gross-ups for the lease value and expenses relating to the use of Company automobiles. The dollar value of all other perquisites and personal benefits were less than the lesser of either $50,000 or 10% of the total annual salary and bonus for each named executive officer and therefore have been excluded.

(2) Amounts represent matching contributions made by the Company under the Company's 401(k) Plan.

Each executive officer of the Company holds office until the regular meeting of directors following the annual meeting of stockholders or until his successor is elected and qualifies.

COMPENSATION OF DIRECTORS

     Directors of the Company who are not employed by the Company or its subsidiaries receive $1,200 for each meeting of the Board attended by such director and $50 to $300 for each meeting of the Company's subsidiaries' Boards of Directors on which such persons may serve. Committee members serving on established committees of the Board receive $300 for each meeting attended. The Company does not pay director or committee fees to persons who also serve as officers of the Company.

     Non-employee directors also receive options every other year to purchase 1,000 shares of the Company's Common Stock pursuant to the 1997 Non-Employee Director Stock Option Plan (the "1997 Director Plan"), which was approved by the Company's stockholders in April 1997. See "Option Grants and Exercises". Each option is exercisable for a term of ten years from the date of grant, subject to earlier termination as set forth in the plan. Prior to 1997, options to purchase an aggregate of 22,000 shares were granted to non-employee directors under the Company's 1992 Non-Employee Director Stock Option Plan (the "1992 Director Plan"). Upon approval of the 1997 Director Plan by the Company's stockholders, the 1992 Director Plan terminated and the remaining 3,000 shares then reserved for issuance under the 1992 Director Plan were reclassified as authorized but unissued shares of the Company's Common Stock. All options previously granted under the 1992 Director Plan will continue for the remainder of their respective terms.

OPTION GRANTS AND EXERCISES

     The Company currently maintains two plans pursuant to which options to purchase shares of the Company's Common Stock are outstanding or available for future grants.

     In April 1992, the Company's stockholders approved the 1992 Employee Stock Option Plan (the "1992 Option Plan"). Options to purchase up to an aggregate of 100,000 shares may be granted under the 1992

Option Plan at no less than the fair market value of the shares of Common Stock on the date of grant for incentive stock options, and no less than 85% of the fair market value of the shares of Common Stock on the date of grant for non-incentive stock options. Under the 1997 Director Plan, 25,000 shares were reserved for the grant of options. The selection of non-employee directors to whom options are to be granted, the number of shares subject to an option, the date of grant, the exercise price and the term of an option are specified in the 1997 Director Plan. Options to purchase 1,000 shares and 8,000 shares were granted under the 1992 Director Plan and the 1997 Director Plan in January 1997 and January 1998, respectively. As of April 28, 1999, there were 100,000 shares available for the grant of options under the 1992 Option Plan and 17,000 shares under the 1997 Director Plan.

AGGREGATED OPTION EXERCISES IN 1998 AND OPTION VALUES AT DECEMBER 31, 1998

     The following table sets forth information concerning each exercise of stock options during the year ended December 31, 1998 by each of its executive officers and the value of unexercised in-the-money options at December 31, 1998.

                       OPTION EXERCISES AND OPTION VALUES

                                                          NUMBER OF SHARES
                                                       UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                             OPTIONS AT              IN-THE-MONEY OPTIONS AT
                              SHARES                      DECEMBER 31, 1998             DECEMBER 31, 1998
                             ACQUIRED      VALUE     ---------------------------   ---------------------------
                            ON EXERCISE   REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
NAME                            (#)         ($)          (#)            (#)            (#)            (#)
----                        -----------   --------   -----------   -------------   -----------   -------------
Phillip E. Apgar..........      --           --         3,000           --              0             --

     Mr. Apgar's options expired April 15, 1999.

PERFORMANCE GRAPH

     The following graph compares the yearly percentage change in the Company's cumulative total stockholder return on Common Stock with the cumulative total return of the NASDAQ U.S. Market Index and the Dow Jones Property and Casualty Insurance Industry Index for the five years ended December 31, 1998. The graph assumes that the value of the investment in the Company's Common Stock and each index was $100 at December 31, 1993 and that all dividends were reinvested.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
              AMONG THE COMPANY, THE NASDAQ U.S. MARKET INDEX AND
          THE DOW JONES PROPERTY AND CASUALTY INSURANCE INDUSTRY INDEX

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

               MEASUREMENT PERIOD                                                       DOW JONES P
             (FISCAL YEAR COVERED)                      AIFC          NASDAQ U.S.           & C
1993                                                           100               100               100
1994                                                            79                98               105
1995                                                            79               138               147
1996                                                            83               170               177
1997                                                           113               209               261
1998                                                            87               293               282

PENSION PLAN

     Effective January 1, 1988, American Indemnity established a noncontributory, retirement plan (the "Plan") carried and funded through a group annuity covering substantially all full-time employees over 21 years of age who have more than one year of service. The Plan was amended January 1, 1992 to comply with the Tax Reform Act that was effective January 1, 1989. Effective January 1, 1996, the Plan was converted to a Cash Balance Plan and the Company contributes for each participant 5% of such person's salary. In addition, the Cash Balance Plan provides for 6% interest per annum on such cash balance. Similar to the pre-1996 Plan, an annuity at retirement, which is based upon stated plan factors, is available as an alternative to the lump sum payment of the cash balance. The following table sets forth estimated cash balances and estimated annuities at an assumed retirement age of 65 and assumed annual salary growth of 4%.

PROJECTED CASH BALANCES

                SALARY AT JANUARY 1, 1998, OR HIRE DATE IF LATER

                                       $20,000    $40,000    $60,000     $80,000      $100,000
                                       --------   --------   --------   ----------   ----------
Age at January 1, 1998, or hire date
  if later
  25.................................  $274,251   $548,502   $822,753   $1,097,004   $1,371,255
  35.................................   125,013    250,026    375,039      500,052      625,065
  45.................................    50,806    101,612    152,418      203,224      254,030
  55.................................    15,532     31,064     46,596       62,128       77,660

PROJECTED ANNUAL ANNUITY

                SALARY AT JANUARY 1, 1998, OR HIRE DATE IF LATER

                                             $20,000   $40,000   $60,000   $80,000    $100,000
                                             -------   -------   -------   --------   --------
Age at January 1, 1998, or hire date if
  later
  25.......................................  $25,760   $51,520   $77,280   $103,040   $128,800
  35.......................................   11,742    23,484    35,226     46,968     58,710
  45.......................................    4,772     9,544    14,316     19,088     23,860
  55.......................................    1,459     2,918     4,377      5,836      7,295

     The benefits under the Cash Balance Plan would be supplemented by the benefits, if any, from the Plan as in effect prior to January 1, 1996 and any benefit which was earned under previous plans prior to January 1, 1988. The compensation covered by the Plan includes all salary costs, excluding bonuses, for all employees who have reached the age of 21. Such compensation includes the salaries set forth in the salary column of the Summary Compensation Table. Upon retirement at an assumed retirement age of 65, the estimated annual and lump sum benefit payable under the Cash Balance Plan would be approximately $15,000 and $159,600, respectively, for J. Fellman Seinsheimer, III and approximately $39,000 and $420,000, respectively, for Phillip E. Apgar. Mr. Seinsheimer, III and Mr. Apgar are the only employees of the Company whose annual salaries exceed the range of salaries reflected in the tables above.

KEY EXECUTIVE SEVERANCE AGREEMENTS

     J. Fellman Seinsheimer, III, the President and Chief Executive Officer of the Company and American Indemnity Company ("American Indemnity"), a subsidiary of the Company, and Eugene Hornstein, First Vice President of American Indemnity have each entered into a Key Executive Severance Agreement ("Executive Agreement") with the Company and American Indemnity. Each officer's Executive Agreement was effective as of February 7, 1983 and provides that if in the event that a third person or group commences a tender or exchange offer, circulates a proxy to stockholders, or takes other steps to effect a change in control of the Company, such officer will not voluntarily leave the employ of the Company or American Indemnity, as the case may be, and will continue to perform the duties of his office until such time as such third person has abandoned or terminated his efforts to effect a change of control or until a change of control has occurred. In the event that such officer's employment with the Company or any of its subsidiaries terminates for any reason (either voluntary or involuntary, other than as a consequence of his death, disability or willful misconduct) within two years after a change of control of the Company, the Company or American Indemnity, or both, will (i) pay to such officer as compensation for services rendered to the Company and its subsidiaries a lump sum in cash equal to five times the highest aggregate compensation paid or payable to such officer with respect to any 12 consecutive month period during the three years ending with the date of such officer's termination, and (ii) continue to provide such officer, for a period of 15 years from the date of his termination, with such life, accident, medical and long-term disability insurance plans of the Company and its subsidiaries as provided to him prior to the change of control, unless and until he obtains other employment that provides comparable coverage. For purposes of each officer's Executive Agreement, a change of control of the Company will result from the occurrence of either of the following events: (i) a third person, including a "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, becomes the beneficial owner of shares of the Company having 25% or more of the total number of votes that may be cast for the election of directors of the Company; or (ii) as the result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions, the persons who were directors of the Company before any of such transactions shall cease to constitute a majority of the Board of Directors of the Company or any successor to the Company. The Executive Agreements also provide that, for a period of one year following any voluntary termination (except one following a change in control of the Company) by an officer who is a party to the agreement, that such officer will not participate in any business which is in competition with the business of the Company and its subsidiaries within a defined geographic area. Except during the pendency of or following a change in control, the Board of Directors may determine that an officer who is a party to an Executive Agreement is no longer a "key executive" of the Company or American Indemnity and thereupon terminate such officer's Executive Agreement. If the terms of the Executive Agreements had been activated during the Company's 1998 fiscal year, the amount which would have been payable to Mr. Seinsheimer is approximately $1,062,500 and to Mr. Hornstein is approximately $469,000. Such payments, if required to be made during 1998, would have had an adverse impact on the 1998 reported results of operations; however, they would not have had an adverse effect on the overall financial condition of the Company.

     In connection with the negotiations between the Company and United Fire leading up to the execution of the Merger Agreement, the Executive Agreement with Mr. Seinsheimer has been superseded by an employment agreement entered into between Mr. Seinsheimer and United Fire as of March 4, 1999, which becomes effective as of the Effective Time of the Merger. For a description of the new employment agreement, see "The Merger -- Interests of Certain Persons in the Merger -- Key Employee Severance Agreements; Employment Arrangements" above. Mr. Hornstein's Executive Agreement has not been superseded or modified in connection with the Merger, and remains in effect.

                               OTHER TRANSACTIONS

     Harris L. Kempner, Jr., a director of the Company, is Chairman Emeritus of the Board of United States National Bank, which serves as the principal banking institution for the Company.

     Henry W. Hope, a director of the Company, is a partner in the law firm of Fulbright & Jaworski L.L.P., which serves as corporate and securities counsel to the Company.

     Eugene Hornstein, in his capacity as First Vice President of American Indemnity, received compensation from such company in the amount of $93,840 as a base salary, $2,811 in matching contributions made by the Company under the Company's 401(k) Plan and a $2,500 bonus included as earnings in connection with the loss of his Company automobile for the fiscal year ending December 31, 1998. Mr. Hornstein is the son-in-law of William C. Levin, M.D., a director of the Company.

     Matthew W. Seinsheimer, in his capacity as Assistant Vice President of American Indemnity, received compensation from such company in the amount of $57,450 as a base salary and $1,795 in matching contributions made by the Company under the Company's 401(k) Plan. Mr. Seinsheimer is the son of J. Fellman Seinsheimer, III, president and chief executive officer of the Company. Mr. Seinsheimer resigned from the Company on October 30, 1998.

     See Notes (1) and (3) under "Principal Stockholders" for information concerning J. Fellman Seinsheimer, III's shared power to vote and dispose of shares of Common Stock owned of record by his father, Mr. Seinsheimer, Jr., and shares of Common Stock held by the Seinsheimer Trust.

                     RELATIONSHIP WITH INDEPENDENT AUDITORS

     Deloitte & Touche LLP, or a predecessor of such firm, has been auditing the accounts of the Company since its inception and has been selected as the Company's independent accountants for the current year. A representative of Deloitte & Touche LLP is expected to be available at the Annual Meeting of Stockholders to respond to appropriate questions and will be permitted to make a statement if such representative desires to do so.

                      COMPLIANCE WITH SECTION 16(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors and persons who own more than 10% of a registered class of the Company's equity securities to file Form 3, Form 4 and Form 5 reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than 10% stockholders are required by the regulation to furnish the Company with copies of all Section 16(a) reports they file.

     To the Company's knowledge, based solely on a review of Forms 3 and 4 and amendments thereto furnished to the Company during its most recent fiscal year, and Forms 5 and amendments thereto furnished to the Company with respect to its most recent fiscal year, and written representations from reporting persons that no Form 5 was required, all Section 16(a) filing requirements were complied with.

                       PROPOSALS FOR NEXT ANNUAL MEETING

     The Company will hold a 2000 annual meeting of stockholders only if the Merger is not completed before the time of such meeting. If such a meeting is held, any proposals of holders of Common Stock intended to be presented at such annual meeting of stockholders must be received by the Company at P.O. Box 8985, Wilmington, Delaware 19899-8985, no later than November 24, 1999, in order to be included in the proxy statement and form of proxy relating to that meeting.

                                    GENERAL

     Management of the Company does not intend to present any other items of business and knows of no other items of business that are likely to be brought before the meeting, except those set forth in the attached Notice of Annual Meeting of Stockholders. However, if any other matter should properly come before the meeting, the persons named on any properly executed and delivered proxy will have the discretionary authority to vote such proxy in accordance with their best judgment on such matters.

     This solicitation is made on behalf of the Board of Directors of the Company. The cost of solicitation of proxies in the accompanying form will be paid by the Company. In addition to solicitation by use of mails, certain directors, officers and employees may solicit the return of proxies by telephone, telegram or personal interviews. The Company will also request banks, brokers and other custodians, nominees and fiduciaries to send proxy materials to the beneficial owners of shares of the Common Stock, and upon request, they will be reimbursed by the Company for postage and clerical expenses.

                                                       HELEN K. LOHEC
                                                         Secretary

June   , 1999

                                    ANNEX A
                          AGREEMENT AND PLAN OF MERGER

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER

                                     among

                    AMERICAN INDEMNITY FINANCIAL CORPORATION

                                      and

                         UNITED FIRE & CASUALTY COMPANY

                                      and

                           AI ACQUISITION CORPORATION

                                 March 4, 1999

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                                     PAGE
                                                                                     ----
PREAMBLE..........................................................................

                                    ARTICLE 1
THE MERGER........................................................................
  Section 1.1   Surviving Corporation.............................................
  Section 1.2   Articles of Incorporation.........................................
  Section 1.3   Bylaws............................................................
  Section 1.4   Directors.........................................................
  Section 1.5   Officers..........................................................
  Section 1.6   Effective Time....................................................

                                    ARTICLE 2
EFFECT OF THE MERGER ON STOCKHOLDERS AND OPTION HOLDERS...........................
  Section 2.1   Conversion of Acquisition's Common Stock and Target's Common Stock
                and Options.......................................................
                (a)   Target's Common Stock.......................................
                (b)   Acquisition's Common Stock..................................
                (c)   Treasury Stock..............................................
                (d)   Target Options..............................................
  Section 2.2   Dissenting Shares.................................................
  Section 2.3   Exchange of Shares and Options....................................
                (a)   Exchange Agent..............................................
                (b)   Payment Procedure...........................................
                (c)   Lost, Stolen or Destroyed Certificates or Options...........
                (d)   Distribution of Reserved Per Share Amount...................
                (e)   Appointment of Shareholder Representatives..................
  Section 2.4   No Further Rights.................................................
  Section 2.5   Closing of Target's Stock Transfer Books..........................

                                    ARTICLE 3
CERTAIN AGREEMENTS................................................................
  Section 3.1   Due Diligence.....................................................
  Section 3.2   Communications With Agents, Employees or Policyholders............
  Section 3.3   Stockholder Approval..............................................
  Section 3.4   No Solicitation by Target.........................................
                (a)   No Solicitation by Target...................................
                (b)   No Change of Approval.......................................
                (c)   Termination Upon Change.....................................
                (d)   Notification by Target......................................
                (e)   Breakup Fee Payable by Target...............................
                (f)   Termination Fee Payable by Parent...........................
                (g)   Termination Fee Payable by Target...........................

                                    ARTICLE 4
REPRESENTATIONS AND WARRANTIES....................................................
  Section 4.1   Representations and Warranties of Target..........................
                (a)   Target Organization and Good Standing: Authority to Conduct
                      Business....................................................
                (b)   Power and Authority.........................................
                (c)   No Conflicts................................................
                (d)   Consents and Approvals......................................

                                                                                     PAGE
                                                                                     ----
                (e)   Capital Structure of Target.................................
                (f)   Subsidiaries................................................
                (g)   Organization and Good Standing of Subsidiaries: Authority to
                      Conduct Business............................................
                (h)   Target Financial Statements.................................
                (i)   Target Undisclosed Liabilities..............................
                (j)   Subsidiary Financial Statements.............................
                (k)   Litigation..................................................
                (l)   Real and Personal Property..................................
                (m)   Leases and Rental Contracts.................................
                (n)   Contracts...................................................
                (o)   Compliance with Other Instruments and Laws..................
                (p)   Regulatory Filings..........................................
                (q)   Absence of Certain Changes..................................
                (r)   Taxes.......................................................
                (s)   Insurance Policies..........................................
                (t)   Transactions with Interested Persons........................
                (u)   Bank and Brokerage Accounts.................................
                (v)   Disclosure..................................................
                (w)   Employee Benefit Plans......................................
                (x)   Employees...................................................
                (y)   Intellectual Property.......................................
                (z)   Brokers.....................................................
                (aa)  Surplus Relief..............................................
                (ab)  Insurance Issued by Subsidiaries............................
                (ac)  Computer Software...........................................
                (ad)  Books and Records...........................................
                (ae)  No Investment Company.......................................
                (af)  Investment Portfolio........................................
                (ag)  Discussions with Regulators.................................
                (ah)  Environmental Matters.......................................
                (ai)  Year 2000 Issues............................................
  Section 4.2   Representations and Warranties of Parent and Acquisition..........
                (a)   Organization and Good Standing..............................
                (b)   Power and Authority.........................................
                (c)   No Conflicts................................................
                (d)   Consents and Approvals......................................
                (e)   Disclosure..................................................
                (f)   Brokers.....................................................

                                    ARTICLE 5
COVENANTS.........................................................................
  Section 5.1   Covenants of Target...............................................
                (a)   Access to Information.......................................
                (b)   Conduct of Business.........................................
                (c)   Consultation with Acquisition Pending Closing...............
                (d)   Disposition of Shares by Target.............................
                (e)   Preservation of Business....................................
                (f)   Investment Portfolio Requirements...........................
                (g)   Surplus Items...............................................
                (h)   Notice and Cure.............................................
                (i)   Further Actions.............................................

                                                                                     PAGE
                                                                                     ----
                (j)   Reasonable Efforts..........................................
                (k)   Changes in Optionees........................................
                (l)   Major Business Decisions....................................
  Section 5.2   Covenants of Parent and Acquisition...............................
                (a)   Further Actions.............................................
                (b)   Reasonable Efforts..........................................
                (c)   Notice and Cure.............................................

                                    ARTICLE 6
CONDITIONS PRECEDENT..............................................................
  Section 6.1   Parent and Acquisition............................................
                (a)   Representations and Warranties..............................
                (b)   Performance of Obligations..................................
                (c)   Authorization...............................................
                (d)   No Order....................................................
                (e)   Approvals and Consents......................................
                (f)   Legal Opinions..............................................
                (g)   No Adverse Change...........................................
                (h)   Secretary's Certificates....................................
                (i)   Stockholder Approval........................................
                (j)   Reserve Reinsurance.........................................
                (k)   Escrow Agreement............................................
                (l)   No Challenge................................................
  Section 6.2   Conditions to the Obligations of Target...........................
                (a)   Representations and Warranties..............................
                (b)   Performance of Obligations..................................
                (c)   No Order....................................................
                (d)   Approvals and Consents......................................
                (e)   Legal Opinion...............................................
                (f)   Stockholder Approval........................................
                (g)   Authorization...............................................
                (h)   Deposit with Exchange Agent.................................
                (i)   Escrow Agreement............................................
                (j)   No Challenge................................................

                                    ARTICLE 7
CLOSING...........................................................................
  Section 7.1   Closing...........................................................
  Section 7.2   Filings at the Closing............................................

                                    ARTICLE 8
TERMINATION.......................................................................
  Section 8.1   Termination.......................................................

                                    ARTICLE 9
CONFIDENTIALITY...................................................................
  Section 9.1   Confidentiality...................................................

                                    ARTICLE 10
MISCELLANEOUS.....................................................................
  Section 10.1  Consent to Jurisdiction and Service of Process....................
  Section 10.2  Expenses..........................................................
  Section 10.3  Notices...........................................................

                                                                                     PAGE
                                                                                     ----
  Section 10.4  Amendment.........................................................
  Section 10.5  Counterparts......................................................
  Section 10.6  Governing Law.....................................................
  Section 10.7  Entire Agreement..................................................
  Section 10.8  Waivers...........................................................
  Section 10.9  Interpretation....................................................
  Section 10.10 No Assignment.....................................................
  Section 10.11 Survival of Representations and Warranties........................
  Section 10.12 Further Assurances................................................
  Section 10.13 Knowledge.........................................................

                          AGREEMENT AND PLAN OF MERGER

     This Agreement and Plan of Merger is made this 4th day of March, 1999, among AMERICAN INDEMNITY FINANCIAL CORPORATION, a Delaware corporation ("Target"), UNITED FIRE & CASUALTY COMPANY, an Iowa corporation ("Parent"), and AI ACQUISITION CORPORATION, an Iowa corporation and a wholly owned subsidiary of Parent ("Acquisition").

                                    PREAMBLE

     The Board of Directors of Parent, Acquisition and Target deem it in the best interests of each corporation, and in the best interest of their respective stockholders that Parent acquire all of the outstanding stock of Target through the merger of Acquisition into Target in accordance with the terms and conditions hereinafter set forth (the "Merger").

     ACCORDINGLY, Target, Parent and Acquisition hereby agree as follows:

                                   ARTICLE 1

                                   THE MERGER

     Section 1.1 Surviving Corporation. In accordance with the provisions of this Agreement, Sections 1101-1104, 1105 and 1107 of the Iowa Business Corporation Act and Section 252 of the General Corporation Law of the State of Delaware (the "GCL") at the Effective Time (as defined in Section 1.6), Acquisition shall be merged with and into Target, and Target shall be the surviving corporation (hereinafter sometimes called the "Surviving Corporation") and shall continue its corporate existence under the laws of the State of Delaware. The name of the Surviving Corporation shall be "American Indemnity Financial Corporation." At the Effective Time, the separate existence of Acquisition shall cease.

     Section 1.2 Articles of Incorporation. The Certificate of Incorporation of Target, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law; provided, however, that the Certificate of Incorporation of the Surviving Corporation shall contain the provisions with respect to limitation of director and officer liability set forth in the Certificate of Incorporation of Target, which provisions, for a period terminating on the earlier of (i) three years from the Effective Time, (ii) the closing of a merger of Target into Parent or an Affiliate thereof or (iii) the liquidation of Target, shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of individuals who were directors, officers, employees or agents of Target at the Effective Time, unless such modification is required by law. For purposes of this Agreement, an "Affiliate" of a person shall mean any corporation or other entity controlling, controlled by or under common control with such person.

     Section 1.3 Bylaws. The Bylaws of Target, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by law; provided, however, that the Bylaws of the Surviving Corporation shall contain the provisions with respect to indemnification set forth in the Bylaws of Target, which provisions, for a period terminating on the earlier of (i) three years from the Effective Time,
(ii) the closing of a merger of Target into Parent or an Affiliate thereof or
(iii) the liquidation of Target, shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of individuals who were directors, officers, employees or agents of Target at the Effective Time, unless such modification is required by law. In connection with any such merger or liquidation, the obligations of Target with respect to indemnification under its Bylaws shall be assumed by the entity into which Target merges or that acquires Target's assets upon liquidation.

     Section 1.4 Directors. The persons who are serving as directors of Acquisition immediately prior to the Effective Time shall be the directors of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualify in the manner provided in the Articles of Incorporation and Bylaws of the Surviving Corporation, or as otherwise provided by law.

     Section 1.5 Officers. The persons who are serving as officers of Acquisition immediately prior to the Effective Time shall continue in their respective offices as the officers of the Surviving Corporation and shall hold such offices from the Effective Time until their respective successors are duly elected or appointed and qualify in the manner provided in the Articles of Incorporation and Bylaws of the Surviving Corporation, or as otherwise provided by law.

     Section 1.6 Effective Time. The Merger shall become effective at the time of filing of Certificate of Merger (substantially in the form of Exhibit A hereto) (the "Certificate of Merger") with the Secretary of State of the State of Delaware in accordance with the provisions of Section 252 of the GCL and at the time of filing of Articles of Merger (substantially in the form of Exhibit B hereto) (the "Articles of Merger") with the Secretary of State of the State of Iowa in accordance with the provisions of Section 1105 of the Iowa Business Corporation Act, respectively, or at the time specified as the effective time in the Articles of Merger. The date and time when the Merger becomes effective are herein referred to as the "Effective Time".

                                   ARTICLE 2

            EFFECT OF THE MERGER ON STOCKHOLDERS AND OPTION HOLDERS

     Section 2.1 Conversion of Acquisition's Common Stock and Target's Common Stock and Options.

          (a) Target's Common Stock. At the Effective Time, each share of common stock, $3.33 1/3 par value per share, of Target ("Target's Stock") issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive and be exchangeable for the Per Share Amount in cash. For purposes of this Agreement, the "Per Share Amount" shall mean the quotient, rounded to four decimal places, obtained by dividing (i) the Net Book Value at December 31, 1998, as set forth in Target's Audited Financial Statements for the year ended December 31, 1998 (decreased by (x) the cost of the insurance policy referred to in Section 6.1(j) and (y) $801,385) less the Option Amount (as defined in Section 2.3), by (ii) the aggregate number of shares of Target's Stock outstanding immediately prior to the Effective Time. Of the Per Share Amount, $1 (the "Reserved Per Share Amount") shall be deposited with United States National Bank, Galveston, Texas, or such other bank as Target and Parent may agree (the "Escrow Agent") to be held and distributed pursuant to the terms of the Escrow Agreement in substantially the form (subject to modifications reasonably requested by the Escrow Agent) attached hereto as Exhibit C (the "Escrow Agreement"), and the balance (the "Initial Per Share Amount") shall be distributed as provided in Section 2.3.

          (b) Acquisition's Common Stock. At the Effective Time, each share of common stock, no par value per share, of Acquisition ("Acquisition's Stock") issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and exchangeable for one share of issued, outstanding, fully paid and nonassessable share of common stock, $3.33 1/3 par value per share, of the Surviving Corporation. All certificates that immediately prior to the Effective Time represented the outstanding common stock of Acquisition shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which such common stock of Acquisition has been converted pursuant to this
     Section 2.1 (b).

          (c) Treasury Stock. Each share of Target's Stock held in Target's treasury and each share of Acquisition's Stock held in Acquisition's treasury immediately prior to the Effective Time shall, by virtue of the Merger, be canceled and retired and cease to exist, without any conversion thereof.

          (d) Target Options. Prior to the Closing, Target shall cause each outstanding option to purchase shares of Target's Stock (an "Option"), whether or not then exercisable, to be canceled and converted into the right to receive an amount in cash (the "Total Option Amount") equal to the product, rounded to four decimal places, of (i) the amount by which the Per Share Amount exceeds the exercise price per share subject to the Option and
     (ii) the number of shares subject to the Option. Of the Total Option Amount, $1 for each share subject to the Option (the "Reserved Per Share Amount") shall be deposited with the Escrow Agent to be held and distributed pursuant to the terms of the Escrow Agreement, and the balance (the "Initial Option Amount") shall be distributed as provided in Section 2.3.

     Section 2.2 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Target's Stock that are issued and outstanding immediately prior to the Effective Time and that are held by a Target stockholder who (i) does not vote such shares in favor of the Merger and (ii) delivers to Target a notice of intention to demand payment for shares of Target's Stock held by such stockholder (the "Dissenting Shares"), pursuant to the rights granted a dissenting stockholder under the General Corporation Law of the State of Delaware (the "GCL") shall not be converted into the amount of money provided for in Section 2.1(a) hereof but, rather, shall be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares in accordance with the GCL; provided, however, that if any holder of Dissenting Shares shall subsequently be deemed to not be entitled to dissenter's rights, any of the Dissenting Shares held by such stockholder shall thereupon be deemed to have been converted into the amount of money provided for in Section 2.1(a) hereof.

     Section 2.3  Exchange of Shares and Options.

          (a) Exchange Agent. At or before the Effective Time, Parent shall, or Parent shall cause Acquisition to, pursuant to an agreement reasonably satisfactory to Target (the "Exchange Agreement"), deposit in immediately available funds with the exchange agent for Target's Stock and the Options, which exchange agent shall be selected by Parent or Acquisition and shall be reasonably satisfactory to Target (the "Exchange Agent"), an amount equal to (i) for Target's Stock, the product of (x) the number of shares of Target's Stock issued and outstanding at the Effective Time (the "Target Stock Outstanding") multiplied by (y) the Initial Per Share Amount, plus
     (ii) an aggregate amount for the Options (the "Option Amount") that is equal to (x) the product of the Initial Per Share Amount and the aggregate number of shares of Target's Stock underlying all of the Options, minus (y) the sum of the amounts obtained for each Option by multiplying the exercise price per share of each Option by the number of shares of Target's Stock underlying each Option (the "Aggregate Option Exercise Price") (such amount deposited with the Exchange Agent pursuant to clauses (i) and (ii) being hereinafter referred to as the "Exchange Fund"). For purposes of determining the Initial Per Share Amount for the purpose of determining the amount of the funds to be deposited with the Exchange Agent hereunder, the parties shall use the information and amounts designated on Schedule 4.1(e) (as revised pursuant to Section 5.1(k)) as in effect at the Effective Time to determine the Stockholders, Optionees, Target Stock Outstanding, Options and the Aggregate Option Exercise Price. The Exchange Agreement shall provide that out of the Exchange Fund, the Exchange Agent shall, pursuant to irrevocable instructions, make the payments referred to in Sections 2.1(a), 2.1(d), 2.2 and 2.3 to each Stockholder (as defined in Section 2.3(b)) and Optionee (as defined in Section 2.3(b)) listed on Schedule 4.1(e), as such Schedule may be revised in accordance with Section 5.1(k). Any amount remaining in the Exchange Fund after one year after the Effective Time may be transferred to the Surviving Corporation at its option; provided, however, that the Surviving Corporation shall thereafter be liable for the cash payments required by Sections 2.1(a), 2.1(d), 2.2 and 2.3. Parent shall or shall cause the Exchange Agent or the Surviving Corporation, as the case may be, to make the payments required by Sections 2.1(a), 2.1(d), 2.2 and 2.3 solely to the Stockholders and Optionees listed on Schedule 4.1(e) (as revised pursuant to Section 5.1(k)) as in effect at the Effective Time.

          (b) Payment Procedure. As promptly as practicable after the Effective Time, the Exchange Agent shall mail and make available to each holder of record ("Stockholder") of a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Target's Stock (a "Certificate") and to each holder of record of an Option (an "Optionee"), a letter of transmittal that shall specify that delivery shall be effected, and risk of loss and title to the Certificates and Options shall pass, only upon delivery of the Certificates and the Options. Upon surrender to the Exchange Agent of a Certificate for cancellation together with such letter of transmittal, duly executed, the Exchange Agent shall promptly pay out to the persons entitled thereto the amount, rounded to the nearest cent, determined by multiplying (x) the number of shares of Target's Stock represented by the Certificate by

     (y) the Initial Per Share Amount. Upon surrender to the Exchange Agent of an Option together with such letter of transmittal, duly executed, the Exchange Agent shall promptly pay out to the Optionee the amount, rounded to the nearest cent, determined by multiplying (x) the amount by which the Initial Per Share Amount exceeds the exercise price per share subject to such Option and (y) the number of shares subject to such Option. No interest shall be paid or accrued on the cash payable upon the surrender of a Certificate or an Option. If a Stockholder or an Optionee requests that payment be made to a person other than the one in whose name the Certificate or Option surrendered, as the case may be, is registered, it shall be a condition of payment that the Certificate or Option so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate or Option surrendered or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. From and after the Effective Time, until surrendered in accordance with the provisions of this Section 2.3(b), (i) each Certificate shall represent for all purposes only the right to receive, upon such surrender an amount in cash rounded to the nearest cent, equal to the Initial Per Share Amount per share of Target's Stock being converted plus the amount, if any, to be distributed on account of each Certificate pursuant to the terms of the Escrow Agreement, and (ii) each Option shall represent for all purposes only the right to receive, upon such surrender, an amount in cash equal to the product, rounded to the nearest cent, of (x) the amount by which the Initial Per Share Amount exceeds the exercise price per share subject to the Option and (y) the number of shares subject to the Option plus the amount, if any, to be distributed on account of each Option pursuant to the terms of the Escrow Agreement.

          (c) Lost, Stolen or Destroyed Certificates or Options. In the event any Certificate or Option shall have been lost, stolen or destroyed, upon delivery to the Surviving Corporation of an affidavit of that fact by the person claiming such Certificate or Option to be lost, stolen or destroyed and the delivery of such other documents as the Surviving Corporation may reasonably request, the Surviving Corporation shall deliver or cause to be delivered the amount of money deliverable in respect of such lost, stolen or destroyed Certificate or Option as determined in accordance with this
     Article 2; provided, however, that the Board of Directors of the Surviving Corporation may, as a condition precedent to the delivery thereof, require the owner of such lost, stolen or destroyed Certificate or Option to provide to the Surviving Corporation a bond in favor of the Surviving Corporation, from an issuer satisfactory to the Surviving Corporation and in an amount equal to the value of the shares of Target's Stock represented by such Certificate or value of such Option, as the case may be, at the Effective Time or such other security as the Surviving Corporation shall reasonably deem necessary, as indemnity against any claim that may be made against the Surviving Corporation with respect to the Certificate or Option alleged to have been lost, stolen or destroyed.

          (d) Distribution of Reserved Per Share Amount. The Reserved Per Share Amount shall be distributed as provided in the Escrow Agreement.

          (e) Appointment of Shareholder Representatives. J. Fellman Seinsheimer, III, Phillip E. Apgar, and Robert S. Lee are hereby appointed by Target as Shareholder Representatives under the Escrow Agreement. Any vacancy occurring in the position shall be filled by the remaining Shareholder Representatives.

     Section 2.4 No Further Rights. From and after the Effective Time, the holders of Certificates shall cease to have any rights as stockholders of the Surviving Corporation, except as provided herein or by law.

     Section 2.5 Closing of Target's Stock Transfer Books. After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of any shares of Target's Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for the consideration payable pursuant to this Article 2.

                                   ARTICLE 3

                               CERTAIN AGREEMENTS

     Section 3.1 Due Diligence. Acquisition shall have the right from the date hereof and continuing until the Closing Date to inspect the books and records and assets of Target and its subsidiaries listed on Schedule 4.1(f) (the "Subsidiaries") and Target shall cooperate, and cause the Subsidiaries to cooperate, with such investigation in accordance with Section 5.1(a) hereof.

     Section 3.2 Communications With Agents, Employees or Policyholders. Target shall not, and shall cause the Subsidiaries not to, communicate with any insurance agents, employees or policyholders of the Subsidiaries regarding this Agreement or the transactions contemplated herein, other than communications that are approved by Acquisition or oral responses to unsolicited inquiries and, with respect to communications with employees, those communications necessary in connection with the consummation of the transactions contemplated by this Agreement. Acquisition shall have the right to participate in the communications permitted by this Section other than the oral responses to unsolicited inquiries.

     Section 3.3 Stockholder Approval. As soon as reasonably practicable, Target shall send notice to its stockholders and conduct a stockholders meeting or otherwise obtain stockholder approval for the Merger in accordance with
Section 222 of the GCL and any other applicable laws. Target shall permit Acquisition to review all materials to be sent to Target's stockholders in connection with obtaining such stockholder approval. All such materials and the methods of solicitation shall be submitted to Parent for approval, which approval shall not be unreasonably withheld. Subject to Section 3.4, Target shall recommend to its stockholders that the stockholders approve the Merger. Target shall from time to time notify Acquisition of the percentage of the outstanding shares of Target's Stock as to which Target stockholders have delivered notice pursuant to Section 262 of the GCL of their intent to demand payment pursuant to their dissenters' rights and shall immediately notify Acquisition if Target stockholders holding more than five percent of the outstanding shares of Target's Stock deliver such notice.

     Section 3.4  No Solicitation by Target.

          (a) No Solicitation by Target. Target shall not, nor shall it permit any of the Subsidiaries to nor shall it authorize or permit any officer, director, employee, investment banker, attorney or other advisor, agent or representative of Target or any of the Subsidiaries to, directly or indirectly, (i) solicit, initiate or encourage the submission of any Target Takeover Proposal (as hereinafter defined), (ii) enter into any agreement with respect to any Target Takeover Proposal, (iii) initiate any discussions or negotiations regarding any proposal that constitutes, or may reasonably be expected to lead to, any Target Takeover Proposal or (iv) except in response to an unsolicited request, furnish any information with respect to the making of any proposal that constitutes, or may reasonably be expected to lead to, any Target Takeover Proposal. For purposes of this Agreement, a "Target Takeover Proposal" means (i) any proposal or offer, other than a proposal or offer by Parent or any of its Affiliates, for a merger or other business combination involving Target or one or more of the Subsidiaries, (ii) any proposal or offer, other than a proposal or offer by Parent or any of its Affiliates, to acquire from Target or any of its Affiliates in any manner, directly or indirectly, more than 5% of the voting stock of Target or the Subsidiaries or a material amount of the assets of Target and the Subsidiaries, taken as a whole, or (iii) any proposal or offer, other than a proposal or offer by Parent or any of its Affiliates, to acquire from the stockholders of Target by tender offer, exchange offer or otherwise more than 5% of Target's Stock.

          (b) No Change of Approval. Neither Target, the Board of Directors of Target nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Acquisition, the approval or recommendation by Target, the Board of Directors of Target or any such committee of this Agreement or the Merger or take any action having such effect or (ii) approve or recommend, or propose to approve or recommend, any Target Takeover Proposal. Notwithstanding the foregoing, if the Board of Directors of Target receives an unsolicited Target Takeover Proposal that, in the exercise of its fiduciary obligations (as determined in good faith after consultation with outside counsel), it determines to be a Target Superior Proposal (as hereinafter defined), the Board of Directors of Target may withdraw or modify its approval or recommendation of this Agreement or the Merger and may (subject to the following sentence) terminate this Agreement, in each case at any time after the fifth business day following Parent's receipt of written notice (a "Target Notice of Superior Proposal") advising Parent that the Board of Directors of Target has received a Target Takeover Proposal that it has determined to be a Target Superior Proposal, specifying the principal terms and conditions of such Target Superior Proposal and identifying the person making such Target Superior Proposal. Target may terminate this Agreement pursuant to the preceding sentence only if the stockholders of Target shall not yet have voted upon the Merger. Nothing contained herein shall prohibit Target from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) of the Securities Exchange Act of 1934, as amended, provided that Target does not withdraw or modify its position with respect to the Merger or take any action having such effect or approve or recommend a Target Takeover Proposal. For purposes of this Agreement, a "Target Superior Proposal" means any bona fide Target Takeover Proposal to merge or combine with Target or to acquire, directly or indirectly, more than 50% of Target's Stock or of the Subsidiaries' voting stock then outstanding or a material amount of the assets of Target and the Subsidiaries, taken as a whole, on terms that the Board of Directors of Target determines in its good faith reasonable judgment (based on the written advice of Philo Smith & Co., Inc. or another financial advisor of nationally recognized reputation) to be more favorable to Target's stockholders than the Merger.

          (c) Termination Upon Change. If Target, the Board of Directors of Target or any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Acquisition, the approval or recommendation by Target, the Board of Directors of Target or any such committee of this Agreement or the Merger or take any action having such effect, (ii) approve or recommend, or propose to approve or recommend, any Target Takeover Proposal, or (iii) otherwise breach the provisions of Section 3.4(a) or (b), Parent and Acquisition may terminate this Agreement.

          (d) Notification by Target. In addition to the obligations of Target set forth in Section 3.4(b), Target shall promptly advise Parent orally and in writing of the receipt of any Target Takeover Proposal or any proposal, discussion or overture that may lead to a Target Takeover Proposal.

          (e) Breakup Fee Payable by Target. In the event Target, its Board of Directors or a committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Acquisition, the approval or recommendation of approval of this Agreement or the Merger by Target or its Board of Directors, or a committee thereof, or take any action having such effect, (ii) approve or recommend, or propose to approve, recommend, present or otherwise disclose in any manner to the Target stockholders (including any recommendation, presentation, disclosure or approval contemplated by Rule 14e-2(a) of the Securities Exchange Act of 1934, as amended), any Target Takeover Proposal, or (iii) otherwise breach the provisions of Section 3.4(a) or (b), and either (x) the stockholders of Target do not approve the Merger or (y) Target, Parent or Acquisition terminates this Agreement pursuant to this Section 3.4, then Target shall immediately thereafter pay Acquisition a fee of $1,000,000 in immediately available funds, which shall constitute the sole remedy of Parent, Acquisition and any Affiliate of Parent with respect to the matters described in this sentence.

          (f) Termination Fee Payable by Parent. Parent agrees to pay to Target a fee in immediately available funds of $1,000,000 in the event this Agreement is terminated by Target pursuant to Section 8.1(f), which shall constitute the sole remedy of Target and any Affiliate of Target with respect to such termination.

          (g) Termination Fee Payable by Target. Target agrees to pay to Parent a fee in immediately available funds of $1,000,000 in the event this Agreement is terminated by Acquisition pursuant to Section 8.1(b), which shall constitute the sole remedy of Parent, Acquisition and any Affiliate of Parent with respect to such termination.

                                   ARTICLE 4

                         REPRESENTATIONS AND WARRANTIES

     Section 4.1 Representations and Warranties of Target. Target represents, warrants and, to the extent that an item relates to a future time period, covenants to Parent and Acquisition as follows:

          (a) Target Organization and Good Standing: Authority to Conduct Business. Target is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Target has all requisite corporate power and authority to carry on its businesses as presently conducted and to own or lease and to operate its properties as currently operated. The copies of the Certificate of Incorporation and all amendments thereto and the Bylaws and all amendments thereto of Target, which have heretofore been delivered, or promptly after the execution hereof will be delivered, to Acquisition, are or will be, as the case may be, true and complete. Target is not in violation of any term of its Certificate of Incorporation or Bylaws.

          (b) Power and Authority. Target has all requisite power and authority to execute, deliver and perform this Agreement, the Certificate of Merger and the Articles of Merger. The execution, delivery and performance by Target of this Agreement, the Certificate of Merger and the Articles of Merger have been duly authorized by all requisite corporate action on behalf of Target and except for obtaining the approval of this Agreement by the stockholders of Target, no other authorizations or approvals by the Board of Directors or stockholders of Target are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement constitutes valid and legally binding obligations of Target enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other laws affecting creditors rights generally and general principles of equity.

          (c) No Conflicts. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Target in accordance with the terms hereof, upon receipt of the consents and approvals contemplated by Section 4.1(d), will not violate any existing provision of the Articles of Incorporation, Certificate of Incorporation, Bylaws or any other organizational documents of Target or any Subsidiary or of any law or violate any existing term or provision of any order, writ, judgment, injunction or decree of any court or any other governmental department, commission, board, bureau, agency or instrumentality applicable to Target or any Subsidiary or conflict with or result in a breach of any of the terms, conditions or provisions of any agreement to which Target or any Subsidiary is a party, or by which any of their respective properties are bound, or constitute an event that might permit an early termination of or otherwise materially affect any such agreement.

          (d) Consents and Approvals. Except as set forth on Schedule 4.1(d), no consent, license, approval, order or authorization of, or registration, declaration or filing with, any governmental authority, agency, bureau or commission, or any third party is required to be obtained or made by Target or any Subsidiary in connection with the execution, delivery, performance, validity and enforceability of this Agreement or the conversion of the shares of Target's Stock.

          (e) Capital Structure of Target. The authorized capital stock of Target consists solely of 2,500,000 shares of Common Stock, par value
     $3.33 1/3 per share, of which 1,962,410 shares are issued and outstanding (the "Outstanding Target Shares") and 2,000,000 shares of Preferred Stock, par value $1 per share, of which no shares are issued and outstanding. The Outstanding Target Shares constitute the only issued and outstanding capital stock of Target. All of the Outstanding Target Shares have been duly authorized and are validly issued, fully paid and nonassessable, and except as set forth on Schedule 4.1(e), there are no existing or outstanding securities convertible into capital stock of Target, or options, warrants, calls, commitments, or agreements, other than this Agreement, of any character that relate to the authorization, issuance, delivery, sale, purchase or redemption by Target of shares of capital stock of Target.

          (f) Subsidiaries. The Subsidiaries are the only corporations, partnerships, joint ventures or other entities in which Target owns directly or indirectly a voting or other equity interest, other than issuers of securities held as Investment Assets (as defined in Section 4.1(ff)). Except as set forth in Schedule 4.1(f), Target owns beneficially and of record all of the outstanding capital stock of each Subsidiary. Except as set forth on Schedule 4.1(f), there are no outstanding rights or options to acquire, nor any outstanding securities convertible into capital stock of any class of any Subsidiary. All of the issued and outstanding shares of capital stock of each Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth on
     Schedule 4.1(f), all such shares are free and clear of any and all liens, charges, security interests and other encumbrances and claims and none of such shares is the subject of any agreement under which any such lien, charge, security interest or other encumbrance or claim might arise. The copies of the Articles of Incorporation or Certificate of Incorporation and all amendments thereto and of the Bylaws and all amendments thereto of each Subsidiary, which have heretofore been delivered, or promptly after the execution hereof will be delivered, to Acquisition, are or will be, as the case may be, true and complete. No Subsidiary is in violation of any term of its Articles of Incorporation or Certificate of Incorporation or Bylaws.

          (g) Organization and Good Standing of Subsidiaries: Authority to Conduct Business. Each of the Subsidiaries is a stock insurance company or a corporation, duly organized, validly existing and in good standing under the laws of the jurisdiction of incorporation as shown in Schedule 4.1(g). Each of the Subsidiaries has all requisite corporate power and authority to carry on its business as presently conducted and to own or lease and to operate its properties as currently operated. Each of the Subsidiaries is duly licensed and in good standing to write the lines of insurance and otherwise to do business in the states and jurisdictions as set forth in
     Schedule 4.1(g) hereto. Target has delivered, or promptly after the execution hereof will deliver, to Acquisition correct and complete copies of all of the insurance licenses of the Subsidiaries certified by the Secretary of Target, all of which are in full force and effect. Each of the Subsidiaries has full power and authority to write all the lines of insurance shown on the insurance licenses of such Subsidiary. Each of the Subsidiaries is not transacting any insurance or reinsurance or other business in any state requiring a license therefor in which it is not so licensed.

          (h) Target Financial Statements. Target has delivered, or in the case of the consolidated financial statements of Target and the Subsidiaries for the year ended December 31, 1998, within 30 days after the execution hereof will deliver, to Acquisition complete and correct copies of the audited consolidated financial statements of Target and the Subsidiaries as of and for the years ended December 31, 1996, 1997 and 1998, together with the notes thereto and the reports thereon of Deloitte & Touche LLP (the "Audited Financial Statements"). The Audited Financial Statements have been (and all additional financial statements of Target delivered to Acquisition pursuant to this Agreement will be), in each such case, prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved. The Audited Financial Statements present fairly the consolidated financial position, the assets and the liabilities of Target and the Subsidiaries as of the respective dates thereof and the consolidated results of operations and changes in stockholders' equity and cash flows for the respective periods then ended, all in accordance with GAAP. Except as disclosed in the Audited Financial Statements and reports delivered pursuant to this Section, neither Target nor any of the Subsidiaries has any debts, obligations or liabilities, contingent or otherwise, that could materially adversely affect its financial condition.

          (i) Target Undisclosed Liabilities. Other than as set forth in
     Schedule 4.1(i), neither Target nor any Subsidiary has any liabilities, whether absolute, accrued, contingent, matured, unmatured, or otherwise, except (i) as and to the extent reflected or reserved against on the Audited Financial Statements of Target and the Subsidiaries as of and for the year ended December 31, 1998, and (ii) liabilities of a nature similar to those currently reflected on such financial statements and incurred by Target solely in the ordinary course of business and consistent with prior practices, and, except for liabilities incurred in connection with insurance polices and annuities, not in the aggregate material, since the date of such financial statements.

          (j) Subsidiary Financial Statements. Target has delivered, or promptly after the execution hereof will deliver to Acquisition, complete and correct copies of (i) the Quarterly Statements of each of the Subsidiaries filed with the Texas Department of Insurance (the "Texas Department") for the quarters ended March 31, June 30 and September 30, 1998 (the "Quarterly Statements"), (ii) the Annual Statements of each of the Subsidiaries filed with the Texas Department for the years ended December 31, 1996, 1997 and 1998, together with the exhibits and schedules thereto (the "Annual Statements"), and (iii) the audited consolidated statutory financial statements of the Subsidiaries for the years ended December 31, 1996, 1997 and 1998, together with the notes thereto (the "Audited Statutory Statements"). The (i) statutory financial statements (the "Statutory Statements") of each of the Subsidiaries contained in the Annual Statements and the Quarterly Statements and any additional quarterly or annual Statements of each of the Subsidiaries filed with the Texas Department and
     (ii) Audited Statutory Statements and any additional audited financial statements of each of the Subsidiaries delivered to Acquisition, have been (or, if not yet delivered, will be), in each such case, prepared in accordance with Statutory Accounting Principles ("SAP"), and such accounting practices have been applied on a consistent basis throughout the periods involved. The Audited Statutory Statements and each of the Statutory Statements present fairly the financial position, the assets, and the liabilities of each of the Subsidiaries as of the respective dates thereof and the results of operations and changes in capital and surplus and in cash flows for the respective periods then ended, all in accordance with SAP.

     Since December 31, 1998, there has been no material adverse change in the composition, nature or risk characteristics (credit quality or otherwise) of the Subsidiaries' investment portfolio. Except as disclosed in Schedule 4.1(j), the financial statements and reports delivered pursuant to this Section, or as otherwise referred to in this Agreement, the Subsidiaries have no debts, obligations or liabilities, contingent or otherwise, that could materially adversely affect its financial condition.

     All reserves, due and uncollected premiums and other related items with respect to insurance contracts as established or reflected in the Statutory Statements (i) were determined in accordance with commonly accepted actuarial standards consistently applied, (ii) were fairly stated in accordance with sound actuarial principles, (iii) were based on actuarial assumptions which produce reserves as great as those called for in any contract provision as to reserve basis and method, and are in accordance with all other contract provisions and the related reinsurance, coinsurance, and other similar contracts, (iv) met the requirements of the insurance laws and regulations of each applicable jurisdiction, and of the National Association of Insurance Commissioners model regulations and actuarial guidelines, and all appropriate standards of practice as promulgated by the Actuarial Standards Board and (v) were computed on the basis of assumptions consistent with those used in computing the corresponding items in the Statutory Statements for the immediately preceding comparable period. Each of the Subsidiaries owns assets that qualify as legal reserve assets under the insurance laws and regulations of each applicable jurisdiction in an amount at least equal to all such required reserves and other similar amounts.

          (k) Litigation. Except as set forth in Schedule 4.1(k) hereto, there is no judicial, administrative or regulatory action, proceeding, investigation or inquiry or administrative charge or complaint pending or, to the knowledge of any executive officer of Target, threatened, that might materially adversely affect the condition (financial or otherwise), properties, assets, liabilities, capitalization, ownership, business or operations of Target or any Subsidiary (Target and the Subsidiaries each being sometimes individually referred to herein as a "Company" and sometimes collectively referred to herein as the "Companies"), or result in any liability on the part of any of the Companies or in which there are claims for damages, or that might materially adversely affect any registration or insurance license, or the value or marketability of any of the insurance products of the Subsidiaries, or that questions the validity of this Agreement or any action taken or to be taken by any party pursuant hereto or in connection with the transactions contemplated hereby.

          (l) Real and Personal Property. Target has provided to Parent and Acquisition a list and summary description of all real and, as of December 31, 1998, tangible personal property owned by each of the Companies, whether or not used or proposed to be used in any of the Companies' business (which together with the additions and deletions thereto in the ordinary course of business as permitted by this Agreement are hereinafter called the "Assets"). Each Company has, or prior to the Closing Date will have, good and indefeasible title to the Assets owned by such Company, free and clear of all liens, security interests and other encumbrances and claims or possible claims, except for inchoate liens, liens for taxes not yet due, statutory liens as to which to the knowledge of any executive officer of Target no dispute exists and those leases and contracts set forth in Schedule 4.1(m). None of the Companies uses or proposes to use any real or tangible personal property except as set forth in Schedule 4.1(l) or covered by a lease set forth in Schedule 4.1(m). All of the Assets are or will be, as the case may be, suitable for their intended use and are in good condition and repair, subject to ordinary wear and tear. The Assets constitute all of the real and tangible personal property necessary to conduct the business of each of the Companies as presently conducted.

          (m) Leases and Rental Contracts. Set forth in Schedule 4.1(m) hereto is a list and summary description of all leases and contracts under which any of the Companies leases, as lessor or lessee, or rents, any real or personal property. All such leases and contracts are in full force and effect without any existing default or breach thereunder.

          (n) Contracts. Set forth in Schedule 4.1(n) hereto (with Section references corresponding to those set forth below) is a complete and correct list as of the date hereof of all written or oral agreements, contracts and commitments, with an annual cost or benefit to any of the Companies of, unless otherwise indicated, $50,000 or more (the "Contracts"), to which any of the Companies is a party or by which any of the Companies is bound or otherwise affected as of the date hereof (other than insurance contracts sold by the Subsidiaries in the ordinary course of business or any agreements or contracts listed on another schedule to this Agreement), including: (i) mortgages, indentures, security agreements, loan and credit agreements and other agreements and instruments relating to the borrowing of money or evidence of credit where any of the Companies is debtor, (ii) agreements or other arrangements with insurance agents and agencies and third party administrators pursuant to which any of the Subsidiaries thereof has paid $100,000 or more in commissions or other consideration during the calendar year 1997 or 1998, (iii) contracts for the provision of data-processing services, (iv) finder's, franchise, distribution, sales or brokerage agreements, (v) contracts or options to purchase or sell real property, (vi) contracts for the purchase of materials, supplies or equipment, or for providing services, (vii) contracts, arrangements or treaties with any party regarding reinsurance, excess insurance, ceding of insurance, assumption of insurance, or indemnification with respect to insurance currently being provided directly or indirectly by any Subsidiary or regarding the management of any portion of its business or regarding the sale by it of its products through any other company or the sale by any other company of its products through it which have been entered into on or after January 1, 1998, (viii) contracts with any entity that is an Affiliate of the Companies or with any officer or director of any of the Companies or any officer or director of any other entity that is an Affiliate of the Companies, or to the knowledge of any executive officer of Target, any corporation controlled by such officer or director, (ix) agreements and instruments representing loans or commitments to loan to officers, directors, employees or agents (other than insurance agents) of any of the Companies or of any entity that is an Affiliate of any of the Companies, (x) contracts of any kind to which the United States government or any of its agencies is a party, or under any federal, state or local law, regulation or executive order, (xi) partnership or joint venture agreements of any kind and (xii) other agreements, contracts and commitments. Target has delivered or made available, or promptly after the execution hereof will deliver or make available, to Acquisition complete and correct copies of all written Contracts together with all amendments thereto and waivers and consents with respect thereto. In addition, Target has made available, or promptly after the execution hereof will make available, (i) all insurance policy forms used for products currently marketed by each of the Subsidiaries in its business and that are currently in force, and (ii) all forms of agreements or other arrangements with insurance agents and agencies used by each Subsidiary in its business. All of such Contracts are in full force and effect and each party thereto has performed in all material respects all of the obligations required to be performed by them to date and are not in default thereunder in any material respect. No Contract to which any of the Companies is a party, or by which any of the Companies or any of its respective properties is bound, specifically limits any of the Companies' freedom to compete in any line of business or with any person or entity. None of the Companies has outstanding any power of attorney other than customary in the insurance industry to permit agents to execute binders. All contracts, arrangements or treaties to which any of the Companies is a party regarding reinsurance, excess insurance, ceding of insurance, assumption of insurance or indemnification with respect to insurance are either listed on Schedule 4.1(n) hereto or are listed on Schedule F to each Subsidiary's annual statement filed with the Texas Department with respect to the year ended December 31, 1998.

          (o) Compliance with Other Instruments and Laws. None of the Companies is in violation of any term of their respective charters, articles of incorporation, certificate of incorporation, bylaws, or of any mortgage, indenture, instrument or agreement relating to indebtedness for borrowed money or regulatory filing or undertaking of or affecting it or of any judgment, decree or order in which any such Company is named, or in any violation in any material respect of any term of any other instrument, contract or agreement, or of any statute, law, ordinance, rule, governmental regulation, permit, concession, grant, franchise, license or other governmental authorization or approval applicable to it or any of its respective properties. All insurance licenses referred to in Schedule 4.1(g) hereto and all permits, concessions, grants, franchises, other licenses and other governmental authorizations and approvals necessary for the conduct of the business of each of the Companies have been duly obtained and are in full force and effect, and, except as set forth in
     Schedule 4.1(p), there are no proceedings pending or, to the knowledge of any executive officer of Target, threatened, that may result in the revocation, cancellation, or suspension, or any adverse modification, of any thereof. The execution, delivery and performance of, and compliance with, this Agreement, and the consummation of the transactions contemplated hereby by Target in accordance with the terms hereof, will not result in any such violation or be in conflict with or result in any default under any of the foregoing referred to in this Section 4.1(o), or result in the creation of any mortgage, pledge, lien, charge or encumbrance upon any of the properties or assets of any of the Companies or the loss, revocation, cancellation, suspension or modification of any insurance license listed in
     Schedule 4.1(g) hereto, other licenses or material contractual rights held by any of the Companies pursuant to any of the foregoing or result in any such revocation, cancellation, suspension or modification.

          (p) Regulatory Filings. The Companies have filed or otherwise provided all reports, data, other information and applications (collectively, the "Filings") required to be filed with or otherwise provided to the Texas Department, the Securities and Exchange Commission and all other federal, state or local governmental authorities (including, without limitation, insurance departments) with jurisdiction over any of the Companies and all required regulatory approvals in respect thereof are in full force and effect on the date hereof. All Filings are true and correct in all material respects, and no Filing contains any untrue statement of a material fact or fails to state a material fact necessary to make the Filings and the statements made therein not misleading except as has been corrected in a later filing made prior to the date of this Agreement. The Companies have complied in all material respects with all filing requirements. Target has furnished or made available, or promptly after the execution hereof will furnish or make available, to Acquisition complete and correct copies of
     (i) the most recent reports of examination issued by state insurance regulatory authorities in respect of each of the Subsidiaries, (ii) the most recent insurance holding company registrations and annual reports filed with respect to each of the Subsidiaries, (iii) all other regulatory filings by any of the Companies and (iv) all complaints filed by any regulatory agency and other regulatory proceedings initiated or pending with respect to any of the Companies at any time within the preceding five years. Except as described in Schedule 4.1(p), since December 31, 1997, no deficiencies material to the financial condition or operations of any of the Companies have been asserted by any state regulatory authorities with respect to any reports or filings made by or with respect to any of the Companies. Target has furnished to Acquisition copies of all written responses submitted by each of its Subsidiaries (i) in respect of the most recent examination report of each of its Subsidiaries made by a state insurance regulatory authority and (ii) to the National Association of Insurance Commissioners regarding each Subsidiary's Insurance Regulatory Information System (IRIS) ratings. Each of the Companies on the Closing Date will have substantially completed, in the ordinary course of its business, consistent with its past practices and to the extent practicable, the preparation of all reports, data, other information and applications that it will be required to file with any federal, state or local governmental authority (including, without limitation, insurance departments) within 60 days following the Closing Date and such unmade filings will be in form and substance sufficient to enable the Companies to complete and make such filings on a timely basis following the Closing Date.

          (q) Absence of Certain Changes. Other than as set forth in Schedule 4.1(q), since September 30, 1998, none of the Companies has (i) issued, sold or delivered or agreed to issue, sell or deliver any additional shares of its capital stock or any options, warrants or rights to acquire any such capital stock, or securities convertible into or exchangeable for such capital stock, (ii) incurred any obligations or liabilities, whether absolute, accrued, contingent or otherwise (including, without limitation, liabilities as guarantor or otherwise with respect to obligations of others), other than obligations and liabilities relating to the issuance of insurance policies in the ordinary course of each Subsidiary's business, or incurred in the ordinary course of Target's or the Companies' business, or obligations and liabilities otherwise reflected on financial statements delivered to Acquisition, (iii) mortgaged, pledged or subjected to any lien, lease, security interest or other charge or encumbrance, any of its assets, tangible or intangible, (iv) acquired or disposed of any assets or properties, or entered into any agreement or other arrangements for any such acquisition or disposition, except for assets acquired or disposed of in the ordinary course of business, (v) declared, made, paid or set apart any sums for any dividend or other distribution to its stockholders or any other Affiliate or purchased or redeemed any shares of its capital stock or granted any option, warrant or right to purchase any such capital stock, or reclassified such capital stock, (vi) paid or become obligated to pay any service fees or other sums to Target or any of its Affiliates, (vii) forgiven or canceled any debts or claims or waived any statutory, contractual or common law rights of material value, (viii) entered into any transaction other than in the ordinary course of business, (ix) granted any rights or licenses under any of their respective trade names or entered into general agency arrangements, (x) other than renewals in the ordinary course of business, entered into any agreement regarding reinsurance, surplus relief obligations, excess insurance, ceding of insurance, assumption of insurance or indemnification with respect to insurance or management of business, (xi) suffered any adverse change in their respective operations, financial condition, income, assets or liabilities,
     (xii) suffered any damage, destruction or loss, whether or not covered by insurance or reinsurance, materially adversely affecting, in any case or in the aggregate, their respective businesses, financial condition, properties or assets or (xiii) suffered any strike, picketing, boycott or other labor trouble materially adversely affecting their respective businesses, financial condition or operations.

          (r) Taxes. For the purposes of this Agreement, the term "taxes" shall include all federal, state, local and foreign taxes, fees and other governmental charges of any nature (including without limitation, premium taxes), and interest and penalties with respect thereto, and any payment required under any tax allocation or sharing agreement. Except as set forth in Schedule 4.1(r): (i) all tax and information returns and reports of each of the Companies and of any member of any affiliated group of corporations (within the meaning of section 1504 of the Internal Revenue Code of 1986, as amended (the "Code"), as in effect at the time of the due date for the filing of such returns and reports) of which any of the Companies is or was a member required by law to be filed (taking into account all extensions) have been timely filed, and are correct and complete in all material respects; (ii) all taxes upon each of the Companies or for which any of the Companies may be liable, or in respect of any of the assets, income or franchises of any of the Companies, have been paid by such Company or have been paid on such Company's behalf, or adequate accruals, reserves and provisions have been established on the books of the Companies for the payment of such taxes; (iii) there are no tax liens upon any of the properties or assets of any of the Companies, except for ad valorem taxes not yet delinquent, taxes (other than ad valorem taxes) not yet due and payable, and taxes the validity of which are being contested in good faith and for which adequate reserves have been provided: (iv) no foreign, federal, state, local or other taxing authority has provided any of the Companies or any member of any affiliated group of corporations of which any of the Companies is or was a member with any written notice of any audit, investigation, proceeding or claim with respect to any taxes for which any of the Companies may be liable; (v) none of the Companies nor any member of any affiliated group of corporations (as defined above) of which any of the Companies is or was a member has granted any waiver of any statutes of limitations applicable to any claim for taxes which has not expired or has agreed to any extension of time with respect to any tax assessment or deficiency for taxes for which any of the Companies may be liable which has not expired;

     (vi) all taxes that any of the Companies is required by law to withhold or collect have been withheld or collected and, to the extent required, have been paid over to the proper governmental authorities in a timely manner;
     (vii) none of the returns filed by or on behalf of any of the Companies is currently being audited by any federal, state, local, foreign or other taxing authority; (viii) the accruals and reserves for taxes (A) reflected in the Target Financial Statements are adequate to cover all liabilities for all accrued or unpaid taxes for which each of the respective Companies has any liability or, as to contested claims, any reasonably estimated liability for taxes relating to such claims with respect to the periods covered thereby, and (B) established or to be established on the books of each of the Companies for the period beginning October 1, 1998, through the Effective Time will be adequate to cover all such liabilities and reasonably estimated liabilities with respect to such period, all in accordance with GAAP applied on a consistent basis throughout the periods involved; (ix) all ceding commissions paid or accrued by any Subsidiary (for any period as to which any applicable statute of limitations remains open) in connection with any reinsurance, coinsurance, or other similar contract have been capitalized and amortized over the respective life of each such contract in accordance with all applicable tax laws; (x) none of the Companies is a party to or bound by any tax indemnity, tax sharing, tax allocation or similar agreements; (xi) all material elections with respect to taxes affecting each of the Companies are set forth in Schedule 4.1(r);
     (xii) none of the Companies is a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code; and (xiii) none of the Companies has nor has had a permanent establishment in any foreign country, as defined in any applicable tax treaty or convention between the United States and such foreign country.

          (s) Insurance Policies. Set forth in Schedule 4.1(s) hereto is a complete and correct list as of the date hereof of the insurance policies maintained by or for the benefit of any of the Companies or their Affiliates or other officers or directors. Such policies are in full force and effect, all premiums due thereon have been paid and the insured has complied in all material respects with the provisions of such policies.

          (t) Transactions with Interested Persons. Except as set forth on
     Schedule 4.1(t), no officer, director, employee, agent or broker (or spouse or any child thereof) of any of the Companies, or of any corporation that is an Affiliate of any of the Companies, owns, directly or indirectly, on an individual or joint basis, any material interest in, or serves as an officer, employee or director of, any customer, insurance agency, competitor or supplier of any of the Companies or any person or entity that has a material contract or arrangement, including, without limitation, any employment or severance agreement, with any of the Companies.

          (u) Bank and Brokerage Accounts. Target has provided, or promptly hereafter shall provide, Acquisition with a complete and accurate list of each bank or trust company, other financial institution, mutual fund or stock brokerage firm in which each of the Companies has an account or safe deposit box and each custodial account maintained by each of the Companies and, in each case, the names of such accounts, the account numbers and the names of all persons authorized to draw thereon or to have access thereto. Target has provided, or promptly hereafter shall provide, Acquisition with a complete and accurate list of all credit cards issued to any present or past officer, employee or agent of any of the Companies under which any of the Companies has any current or potential future liability.

          (v) Disclosure. Neither this Agreement nor any written document, statement, list, schedule, exhibit, certificate or other instrument furnished or to be furnished to Acquisition or Parent by or on behalf of any of the Companies in connection with the transactions contemplated hereby contains or will contain when made or delivered any untrue statement of a material fact, or fails to state or will fail to state when made or delivered a material fact necessary to make the statements contained herein and therein not misleading. There is no fact known to any executive officer of Target that materially adversely affects, or in the future may materially adversely affect, the condition (financial or otherwise) of properties, assets, liabilities, capitalization, ownership, business or operations of any of the Companies, other than any fact that affects the property and casualty insurance industry generally.

          (w) Employee Benefit Plans.

             (i) List of Plans. Schedule 4.1(w) includes a complete and accurate list of all, whether written or oral, employee benefit plans ("Plans") as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and compensation and benefit arrangements, whether written or oral, other than Plans for base compensation of employees and de minimis fringe benefits ("Benefit Arrangements"), including, but not limited to any (A) employment or consulting agreements, (B) incentive bonus or deferred bonus arrangements, (C) arrangements providing termination allowance, severance or similar benefits, (D) equity compensation plans, (E) deferred compensation plans, (F) cafeteria plans, (G) employee assistance programs, (H) bonus programs, (I) scholarship programs, (J) vacation policies, and (K) stock option plans that (1) are currently in effect or were maintained within three years of the Effective Time, or have been approved before the Effective Time but are not yet effective, for the benefit of directors, officers, employees, former employees, independent contractors or former independent contractors (or their beneficiaries) of any of the Companies or (2) with respect to which any of the Companies has or could in the future have a liability or obligation ("Designated Plans"). Schedule 4.1(w) indicates, with respect to each Designated Plan, whether the Designated Plan is active, frozen or terminated.

             (ii) No Multiemployer Pension Plans. Neither any Company nor any entity (whether or not incorporated) that was at any time during the six years before the Effective Time treated as a single employer together with any Company under section 414 of the Code has ever maintained, had an obligation to contribute to, or incurred any liability with respect to a multiemployer pension plan as defined in Section 4001(a)(3) of ERISA.

             (iii) No Title IV Plans. Except as listed on Schedule 4.1(w), neither any Company nor any entity (whether or not incorporated) that was at any time during the three years before the Effective Time treated as a single employer together with any Company under section 414 of the Code has ever maintained, or had an obligation to contribute to, or incurred any liability with respect to any plan subject to Title IV of ERISA.

             (iv) Plan Documents. With respect to each Designated Plan, Target has made available to Acquisition, as applicable, true and complete copies of (A) all written documents comprising such Plan or Benefit Arrangement (including amendments and individual agreements relating thereto); (B) the trust, group annuity contract or other document that provides for the funding of the Designated Plan or the payment of Designated Plan benefits; (C) the three most recent annual Form 5500 reports (including all schedules thereto) filed with respect to the Designated Plan; (D) the most recent actuarial report, valuation statement or other financial statement; (E) the most recent Internal Revenue Service ("IRS") determination letter; (F) the summary plan description currently in effect and all material modifications thereto; and (G) all other correspondence from the IRS or Department of Labor received that relate to one or more of the Designated Plans with respect to any matter, audit or inquiry that is still pending.

             (v) Compliance with Law. The Companies have operated each Designated Plan in a manner that is in substantial compliance with the terms thereof, with ERISA and with all other applicable laws, regulations and administrative agency rulings and requirements applicable thereto to the extent that failure to do so would not have a material adverse effect on the Companies. Except as otherwise disclosed in Schedule 4.1(w), with respect to each Designated Plan that is a Plan, there has been no transaction described in section 406 or 407 of ERISA or section 4975 of the Code relating to the Plan unless exempt under section 408 of ERISA or section 4975 of the Code, as applicable.

             (vi) Contributions and Plan Assets. Payment as may be required under the terms of each Designated Plan or under the Code has been made of all amounts which the Companies are required, under applicable law or under any Designated Plan or any agreement related to any Designated Plan to which the Company is a party, to have paid as contributions thereto as of the last day of the most recent fiscal year of each Designated Plan ended prior to the date hereof and except as disclosed on Schedule 4.1(w), all payments and contributions for benefits earned under any

        Designated Plan through the date hereof but not paid are set forth on the most recent financial statements of the Companies. Benefits under all Designated Plans are as represented in the governing instruments providing pursuant to (i) above, and have not been increased subsequent to the date as of which documents have been provided.

             (vii) Determination Letters. Each Designated Plan, as amended to date, that is intended to be qualified under sections 401(a) and 501(a) of the Code has been determined to be so qualified by the IRS, has been submitted to the IRS for a determination with respect to such qualified status or the remedial amendment period established under Section 401(b) of the Code with respect to the Designated Plan will not have expired prior to the Effective Time.

             (viii) Tax or Civil Liability. None of the Companies have participated in, or is aware of any conduct that could result in the imposition upon it of any excise tax under sections 4971 through 4980B of the Code or civil liability under Section 502(i) of ERISA with respect to any Designated Plan.

             (ix) Claims Liability. There is no action, claim or demand of any kind (other than routine claims for benefits) that has been brought or, to the knowledge of any executive officer of Target, threatened against, or relating to, any Designated Plan, and no executive officer of Target has knowledge of any pending investigation or administrative review by any governmental agency relating to any Designated Plan.

             (x) Retiree Medical Coverage. Except as set forth in Schedule 4.1(w), no Designated Plan provides any medical coverage to employees or independent contractors of any Company beyond termination of their employment with the Company by reason of retirement or otherwise, other than coverage as may be required under section 4980B of the Code or Part 6 of ERISA, or under the continuation of coverage provisions of the laws of any state or locality.

          (x) Employees. Set forth in Schedule 4.l(x) hereto is a list of all employees, agents (other than insurance agents), consultants and similar persons retained by each of the Companies together with their present rate of compensation (including bonuses) and a description of any existing or proposed written or oral agreements with any of them regarding such employment or engagement, other than agreements described in Schedule 4.1(w) hereto. None of the Companies is a party to any collective bargaining or other labor union contract applicable to persons employed by such Company. No Company has breached or otherwise failed to comply in any material respect with any provision of any such agreement or contract and there are no formally filed grievances outstanding against any Company or, to the knowledge of any executive officer of Target, threatened, against any Company, under any such agreement or contract. There are no unfair labor practice complaints pending or, to the knowledge of any executive officer of Target, threatened, against any of the Companies nor any judicial or regulatory proceeding, investigation or inquiry or employee complaint currently pending or, to the knowledge of any executive officer of Target, threatened, against any of the Companies relating to union representation or otherwise. No executive officer of Target knows of any current activities or proceedings of any labor union (or representatives thereof) to organize any unorganized employees of any of the Companies, nor of any strikes, slowdowns, work stoppages, lockouts or written threats thereof, by or with respect to any employees of any of the Companies. During the past five years, there have not been any formally filed grievances involving employees of any of the Companies.

          (y) Intellectual Property. To the knowledge of any executive officer of Target, there are no United States or foreign patents or patent applications needed by any of the Companies to operate their respective businesses. Set forth in Schedule 4.l(y) hereto is a complete list and summary description of all trademarks, trade names, service marks, copyrights (whether registered or as to which registration has been applied for in any jurisdiction) and fictitious names relating to the business of each of the Companies and all common law trademarks and trade names used by each of the Companies, none of which is owned by or licensed to anyone other than the Companies. To the knowledge of any executive officer of Target, except as set forth in Schedule 4.1(y), there is no existing or, to the knowledge of any executive officer of Target, threatened infringement, misuse or misappropriation by others or pending or threatened claims by any of the Companies against others for infringement, misuse or misappropriation of any patent, trademark, trade name, fictitious name, copyright, trade secret or know-how relating to the business of any of the Companies.

          (z) Brokers. All activities of the Companies relating to this Agreement and the transactions contemplated hereunder have been carried on by the Companies in such manner so as not to give rise to any valid claim by any person for a finder's fee, brokerage commission or other like payment, except for the fee payable by Target to Philo Smith & Co. (Bermuda) Ltd.

          (aa) Surplus Relief. At December 31, 1998, each Subsidiary was not, currently is not and on the Closing Date will not be, subject to any surplus relief obligations or reinsurance contracts or arrangements involving financings or otherwise.

          (ab) Insurance Issued by Subsidiaries.

             (i) All insurance benefits payable by each Subsidiary and, to the knowledge of any executive officer of Target, by any other person that is a party to or bound by any reinsurance, coinsurance, or other similar contract with such Subsidiary have been paid in accordance with the terms of the insurance contracts under which they arose or are adequately reserved for.

             (ii) All insurance contracts offered, issued, reinsured or underwritten by any Subsidiary have been duly approved under all applicable insurance laws and regulations and have been adequately reserved for as prescribed under such laws and regulations.

             (iii) The respective underwriting standards utilized and ratings applied by any Subsidiary and, to the knowledge of any executive officer of Target, by any other person that is a party to or bound by any reinsurance, coinsurance or other similar contracts with any Subsidiary conform in all material respects to industry-accepted practices and to the standards and ratings required pursuant to the terms of the respective reinsurance, coinsurance, or other similar contracts.

             (iv) All amounts (including without limitation amounts based on paid and unpaid losses) to which any Subsidiary is entitled under reinsurance, coinsurance, assumption fronting or other similar contracts by which any Subsidiary insures, or is insured by, a third person against loss or liability from risks assumed, are fully collectible.

             (v) To the knowledge of any executive officer of Target, each insurance agent or general agent, at the time such agent offered, wrote, sold or produced business for any Subsidiary, was duly licensed as an insurance agent for the business offered, written, sold or produced by such agent in the particular jurisdiction in which such agent offered, wrote, sold or produced such business for any Subsidiary and other than as set forth on Schedule 4.1(bb)(v), no such insurance agent, general agent or any group of affiliated agents has written 5% or more of any Subsidiary's total in-force insurance business.

             (vi) To the knowledge of any executive officer of Target, no insurance agent of any Subsidiary has violated (or with or without notice or lapse of time or both, will or would have violated) any term or provision of any law or any writ, judgment, decree, injunction or similar order applicable to, or engaged in any misrepresentation with respect to, the writing, sale or production of business for any Subsidiary.

          (ac) Computer Software. Set forth on Schedule 4.1(cc) hereto is a complete and correct list and summary description of all computer hardware, software, programs and similar systems owned by or licensed to each of the Companies or being utilized in connection with the business, operations or affairs of any of the Companies. To the knowledge of any executive officer of Target, the computer hardware, software, programs and similar systems set forth on Schedule 4.1(cc) hereto are all of the computer hardware, software, programs and similar systems necessary to enable each of the Companies to conduct their respective businesses as presently conducted. Each of the Companies has to the knowledge of any executive officer of Target, and at all times after Closing will have, the right to use, free and clear of any royalty or other payment obligations (except as disclosed in Schedule 4.1(cc)), claims of infringement or alleged infringement or other liens all computer hardware, software, programs and similar systems disclosed in Schedule 4.l(cc) hereto. To the knowledge of any executive officer of Target, none of the Companies is in conflict with or in violation or infringement of, nor has any of the Companies received any notice of any conflict with or violation or infringement of or any claimed conflict with, any asserted rights of any other person with respect to any computer hardware, software, programs, or similar systems, including without limitation any such item disclosed on
     Schedule 4.1(cc) hereto.

          (ad) Books and Records. The minute books and other similar records of each of the Companies contain a complete and correct record, in all material respects, of all actions taken at all meetings and by all written consents in lieu of meetings of the stockholders and board of directors of each of the Companies, respectively and of each committee thereof. The books and records of each of the Companies accurately reflect in all material respects the business or condition of each of the Companies, respectively, and have been maintained in all material respects in accordance with good business and bookkeeping practices.

          (ae) No Investment Company. None of the Companies is, and none of the Companies has registered as, an investment company within the meaning of the Investment Company Act of 1940, as amended.

          (af) Investment Portfolio. Target has provided Acquisition with a complete and correct list as of December 31, 1998 of all stocks, notes, debentures, bonds, mortgage loans, policy loans and other securities and investments owned of record or beneficially by any Subsidiary, which as of such date constituted the entire investment portfolio of each Subsidiary (which portfolio with additions and deletions thereto in the ordinary course of business as permitted by this Agreement is hereafter called the "Investment Assets"). The Subsidiaries have good and indefeasible title to the Investment Assets, and all of the Investment Assets are in compliance with the requirements of all applicable laws and insurance regulations. As of the Closing, the Subsidiaries' investment portfolio shall consist of the Investment Assets, and the Subsidiaries shall own and have good and indefeasible title to the Investment Assets.

          (ag) Discussions with Regulators. Except as described in Schedule 4.1(p), since September 30, 1998, no employee, agent or representative of any of the Companies has had any discussions or communications with any regulators regarding an adverse change in any of the Companies' condition (financial or otherwise) or regarding a material breach of market conduct requirements of any of the Companies.

          (ah) Environmental Matters. Except as disclosed on Schedule 4.1(hh):

             (i) All material permits, licences and other authorizations required under the Environmental Laws as of the date hereof for the operation of all real property owned or leased by the Companies have been obtained or applied for, and the Companies are in compliance in all material respects with the terms and conditions thereof, except where the failure to obtain, apply for or comply with any such permit or terms and conditions thereof would not singly and in the aggregate have a material adverse effect.

             (ii) None of the Companies as of the date hereof has failed to substantially comply with any Environmental Laws except for violations, if any, which singly or in the aggregate would not have a material adverse effect.

             (iii) None of the Companies, and to the knowledge of any executive officer of Target, no other person has released, placed, stored, buried or dumped any Hazardous Substance on or beneath the real properties owned or leased by the Companies, the existence of which requires the Companies to implement corrective actions under Environmental Law and would have a material adverse effect.

             (iv) None of the Companies has received any written or, to the knowledge of any executive officer of Target, oral notice or order from any governmental agency or private or public entity advising it that it is responsible for or potentially responsible for cleanup or remediation of any

        Hazardous Substances and none of the Companies has entered into any written agreements concerning such cleanup.

             (v) There is no Environmental Claim pending or, to the knowledge of any executive officer of Target, threatened against any of the Companies or, to the knowledge of any executive officer of Target, against any other person or entity whose liability for any Environmental Claim any Company has retained or assumed either contractually or by operation of law, which singly or in the aggregate would have a material adverse effect.

             (vi) There are no past or present actions, activities, circumstances, conditions, events or incidents (including, without limitation, the release, emission, discharge, presence or disposal of any Hazardous Substance) which would form the basis of any Environmental Claim against any of the Companies, or, to the knowledge of any executive officer of Target, against any other person or entity whose liability for any Environmental Claim any Company has retained or assumed either contractually or by operation of law, which singly or in the aggregate would have a material adverse effect.

             (vii) Target has delivered or otherwise made available for inspection to Acquisition true, complete and correct copies of any reports, studies, analyses, tests or monitoring possessed or initiated by any of the Companies pertaining to Hazardous Substances in, on, or beneath or adjacent to the real properties owned or leased by the Companies or regarding any Company's compliance with applicable Environmental Laws.

             (viii) No transfers of permits or other governmental authorizations under Environmental Laws will be required to permit Acquisition to conduct the business of the Companies in substantial compliance with all applicable Environmental Laws immediately following the Closing, as conducted by the Companies immediately prior to the Closing. To the extent that transfers or additional permits and other authorizations are required, Target agrees to cooperate with Acquisition to effect such transfers and obtain such permits and other authorizations prior to the closing.

             (ix) For purposes of this Section 4.1(hh), the following terms shall have the definitions set forth below:

                (A) "Environmental Law" means all foreign, federal, state and local laws, regulations, rules and ordinances as in effect on the Closing Date relating to pollution or protection of human health or the environment, including, without limitation, laws in effect on the Closing Date relating to releases or threatened releases of Hazardous Substances into the environment or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, release, transport or handling of Hazardous Substances, and all laws and regulations with regard to record keeping, notification, disclosure and reporting requirements respecting Hazardous Substances.

                (B) "Hazardous Substances" means all substances defined as hazardous substances, oils, pollutants or contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. sec. 300.5, in effect on or before the Closing Date or defined as such by, or regulated as such under, any Environmental Law.

                (C) "Environmental Claim" means any written claim, action, investigation of which any executive officer of Target has knowledge, notice or cause of action, by any person or entity alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (x) the presence, or release into the indoor or outdoor environment, of any Hazardous Substance at any location, whether or not owned or operated by any of the Companies or (y) circumstances forming the basis of any violation or alleged violation, of any Environmental law.

          (ai) Year 2000 Issues. The status of Target's preparation for so-called "Year 2000 Issues" is as set forth in Schedule 4.1(ii) hereto.

     Section 4.2 Representations and Warranties of Parent and Acquisition. Each of Parent and Acquisition represents, warrants and, to the extent that an item relates to a future time period, covenants to Target as follows:

          (a) Organization and Good Standing. Each of Parent and Acquisition is an Iowa corporation, validly existing and in good standing under the laws of the State of Iowa.

          (b) Power and Authority. Each of Parent and Acquisition has all requisite power and authority to execute, deliver and perform this Agreement and any other agreements or instruments contemplated hereby to be executed by it. The execution, delivery and performance by Parent and Acquisition of this Agreement and any other agreements or instruments contemplated hereby to be executed by Parent and Acquisition have been duly authorized by all requisite action on behalf of Parent and Acquisition and, except for obtaining the approval of this Agreement by Parent (which approval Parent shall give prior to the Closing Date), no other authorization or approval by the Board of Directors or stockholders of Parent or the Board of Directors or stockholder of Acquisition or any other Affiliate of Parent is necessary to consummate the transactions contemplated hereby. This Agreement constitutes, and each other agreement contemplated hereby to be executed by Parent or Acquisition will constitute when executed and delivered, a valid and legally binding obligation of Parent and Acquisition enforceable against them in accordance with their respective terms, except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other laws affecting creditors rights generally and general principles of equity.

          (c) No Conflicts. The execution and delivery of this Agreement and any other agreements and instruments contemplated hereby by Parent and Acquisition and the consummation of the transactions contemplated hereby, in accordance with the terms hereof and thereof, upon receipt of the consents and approvals contemplated by Section 4.2(d), will not violate any existing provision of the Articles of Incorporation, Bylaws or other organizational documents of Parent or Acquisition or of any law or violate any existing term or provision of any order, writ, judgment, injunction or decree of any court or any other governmental department, commission, board, bureau, agency or instrumentality applicable to either Parent or Acquisition or conflict with or result in a breach of any of the terms, conditions or provisions of any agreement to which Parent or Acquisition is a party, or by which any of their respective properties are bound, or constitute an event that might permit an early termination of or otherwise materially affect any such agreement.

          (d) Consents and Approvals. No consent, license, approval, order or authorization of, or registration, declaration or filing with, any governmental authority, agency, bureau or commission or any third party is required to be obtained or made by Parent or Acquisition, in connection with the execution, delivery, performance, validity, and enforceability of this Agreement, except for (i) filings to be made with, and approvals to be obtained from, the Texas Department, the Iowa Insurance Department and the insurance departments of other states or jurisdictions, (ii) filings under the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 ("HSR") and (iii) registrations, declarations or filings required to be made subsequent to the Closing Date with any governmental entity or third party not entailing any requirement of consent, license, approval, order or authorization on the part of such governmental entity or third party.

          (e) Disclosure. Neither this Agreement nor any written document, statement, list, schedule, exhibit, certificate or other instrument furnished or to be furnished to Target by or on behalf of Parent or Acquisition in connection with the transactions contemplated hereby contains or will contain when made or delivered any untrue statement of a material fact, or fails to state or will fail to state when made or delivered a material fact necessary to make the statements contained herein and therein not misleading. There is no fact known to any executive officer of Parent or Acquisition that materially adversely affects, or in the future may materially adversely affect, the condition (financial or otherwise), properties, assets, liabilities, capitalization, ownership, business or operations of Parent or Acquisition.

          (f) Brokers. All activities of Parent and Acquisition and any Affiliate of Parent relating to this Agreement and the transactions contemplated hereunder have been carried on by such person in such manner so as not to give rise to any valid claim by any person against Target for a finder's fee, brokerage commission or other like payment, except for the fee payable by Target to Philo Smith & Co. (Bermuda) Ltd.

                                   ARTICLE 5

                                   COVENANTS

     Section 5.1 Covenants of Target. From the date hereof through the Closing Date, Target will and will cause the Subsidiaries to:

          (a) Access to Information. Upon reasonable notice, give Acquisition and its attorneys, accountants, agents and representatives full access at all mutually agreeable times to all the properties, books, records, contracts, commitments, employee benefit plans, documents, instruments and other records of or pertaining to each of the respective Companies and permit Acquisition and its attorneys, accountants, agents and representatives to consult with and ask questions of the officers and employees of each Company; deliver to Acquisition all audited or unaudited quarterly or annual financial statements of each such Company prepared subsequent to the date of this Agreement; and cooperate with and assist Acquisition in discussions with insurance regulators regarding each of the Companies' financial condition and compliance with insurance laws and regulations.

          (b) Conduct of Business. Keep the books and records of each Company consistent in all material respects with prior periods and, with respect to the Subsidiaries, in accordance with SAP and, with respect to the consolidated group consisting of Target and the Subsidiaries, in accordance with GAAP, and conduct their respective businesses and corporate affairs in the ordinary course consistent in all material respects with past practices, and will not:

             (i) issue or sell any of their respective capital stock, or any options, warrants, calls or securities convertible into such capital stock, or enter into any agreement to do any of the foregoing, or make any change in its capital structure either by way of stock split, stock dividend or otherwise;

             (ii) declare or pay any dividends or make any distribution in respect of capital stock, or purchase, redeem or otherwise acquire or retire any capital stock;

             (iii) other than in the ordinary course of business, without the prior written consent of Acquisition, enter into or assume any contract or commitment, or terminate or amend any existing contract or commitment, or incur or prepay any indebtedness for borrowed money;

             (iv) other than in the ordinary course of business, make any loans or advance any funds to anyone, or extend credit;

             (v) other than in the ordinary course of business, enter into, amend or accelerate any payment or contribution under any employment, agency or consulting agreement or Benefit Plan;

             (vi) other than in the ordinary course of business, without the prior consent of Acquisition, which consent shall not be unreasonably withheld, hire any new employees or make any changes affecting the rates of compensation of, or pay any bonuses to (other than accrued bonuses under current Benefit Plans), or grant any other benefit to, their respective current directors, officers, agents or employees;

             (vii) other than in the ordinary course of business, create or assume any mortgage or other lien or encumbrance on, or dispose of, any of their respective assets or properties;

             (viii) other than in the ordinary course of business, acquire any assets or any properties or make any investments, or enter into any agreements to acquire any assets or properties or to make any investments;

             (ix) merge or consolidate with any other corporation, or acquire or agree to acquire any stock (except investments in the ordinary course of business) of any person, firm, association, corporation or other business organization;

             (x) make any change in their respective Articles or Certificate of Incorporation or Bylaws;

             (xi) without the prior written consent of Acquisition, enter into any arrangement with any person with respect to any United States or foreign patents, patent applications, trademarks, applications for registration of trademarks, trade names, fictitious names, copyrights, know-how or trade secrets owned by any of them, or in any way relating to their respective businesses;

             (xii) without the prior written consent of Acquisition, make any election with respect to the computation of taxes or take any position in any tax return that could have an adverse effect on any of the Companies;

             (xiii) other than in the ordinary course of business, without the prior written consent of Acquisition, make any other change in their businesses, business practices or operations; or

             (xiv) enter into any agreement to do any of the foregoing.

          (c) Consultation with Acquisition Pending Closing. Confer and consult with Acquisition on all material business decisions affecting the future performance of each of the Companies, other than decisions made in the ordinary course of business consistent in all material respects with past practices, including in particular with respect to the Subsidiaries on all material business decisions involving (i) increases or decreases in the credited rate of insurance products issued by the Subsidiaries and (ii) the Subsidiaries' investment policy.

          (d) Disposition of Shares by Target. With respect to Target, not dispose of, encumber or grant any rights regarding any of the capital stock of any Subsidiary.

          (e) Preservation of Business. Use all reasonable efforts to (i) preserve intact each of the Companies' present business organization, reputation, employees, agents, customers and suppliers, and policyholders,
     (ii) maintain all licenses of each Subsidiary to do business in each jurisdiction in which it is so licensed, (iii) maintain in full force and effect all agreements of each Company (except as otherwise contemplated by this Agreement) and (iv) maintain all assets and properties of each Company in good working order and condition, ordinary wear and tear excepted.

          (f) Investment Portfolio Requirements. Notify and obtain the written approval of Acquisition, which approval shall not be unreasonably withheld, prior to making any changes to the Subsidiaries' investment portfolio or the Investment Assets that are not in the ordinary course of business or that are inconsistent in any material respect with the Subsidiaries' investment practices and policies existing at September 30, 1998.

          (g) Surplus Items. Take no actions other than in the ordinary course of business as contemplated by this Agreement, without the prior written consent of Acquisition, that could cause or result in a reduction in the amount of any Subsidiary's aggregate statutory capital, surplus, asset valuation reserve and interest maintenance reserve, as set forth in the Annual Statement for the year ended December 31, 1998.

          (h) Notice and Cure. Notify Acquisition promptly in writing of, and contemporaneously provide Acquisition with complete and correct copies of any and all information or documents relating to, and use all reasonable efforts to cure before the Closing, any event, development, transaction or circumstance occurring after the date of this Agreement that causes or could cause any covenant or agreement of Target under this Agreement to be breached, or that renders or could render untrue any representation or warranty of Target contained in this Agreement as if the same were made on or as of the date of such event, development, transaction or circumstance; and use all reasonable efforts to cure, before the Closing, any violation or breach of any representation, warranty, covenant or agreement made by Target in this Agreement, whether occurring or arising before or after the date of this Agreement.

          (i) Further Actions. Execute, acknowledge and deliver any further documents, including, but not limited to, any financial statements of any Subsidiary filed with the Texas Department after the date hereof, reasonably requested by Acquisition consistent with the terms of this Agreement.

          (j) Reasonable Efforts. Use its reasonable efforts to fulfill, as soon as practicable, all of the conditions contained in Section 6.1 hereof.

          (k) Changes in Optionees. Promptly, inform Acquisition in writing of any changes in the Optionees listed on Schedule 4.1(e) to this Agreement.

          (l) Major Business Decisions. Cause the Chief Executive Officer of Target to consult and confer with the Chief Executive Officer of Parent with respect to all major business decisions affecting any of the Companies.

     Section 5.2 Covenants of Parent and Acquisition. From the date hereof through the Closing Date, Parent and Acquisition will each:

          (a) Further Actions. Execute, acknowledge and deliver any further documents reasonably requested by Target consistent with the terms of this Agreement.

          (b) Reasonable Efforts. Use their reasonable efforts to fulfill, as soon as practicable, all of the conditions contained in Section 6.2 hereof.

          (c) Notice and Cure. Notify Target promptly in writing of, and contemporaneously provide Target with complete and correct copies of, any and all information or documents relating to, and use all reasonable efforts to cure before the Closing, any event, development, transaction or circumstance occurring after the date of this Agreement that causes or could cause any covenant or agreement of Parent or Acquisition under this Agreement to be breached, or that renders or could render untrue any representation or warranty of Parent or Acquisition contained in this Agreement as if the same were made on or as of the date of such event, development, transaction or circumstance; and use all reasonable efforts to cure, before the Closing, any violation or breach of any representation, warranty, covenant or agreement made by Parent or Acquisition in this Agreement, whether occurring or arising before or after the date of this Agreement.

                                   ARTICLE 6

                              CONDITIONS PRECEDENT

     Section 6.1 Parent and Acquisition. The obligations of Parent and Acquisition to consummate the transactions provided for in this Agreement shall be subject to the fulfillment, on or prior to the Closing Date, of the following conditions:

          (a) Representations and Warranties. The representations and warranties of Target set forth in Section 4.1 hereof shall be true and correct in all material respects on the Closing Date as if made on and as of such date, except to the extent the representations and warranties speak as of an earlier date, and Acquisition shall have received a certificate to such effect, dated as of the Closing Date, executed on behalf of Target by the Chief Executive Officer and Chief Financial Officer of Target.

          (b) Performance of Obligations. Target and the Subsidiaries shall have performed in all material respects all of their obligations contained in this Agreement to be performed on or prior to the Closing Date, and Acquisition shall have received a certificate to such effect, executed on behalf of Target by the Chief Executive Officer and Chief Financial Officer of Target and dated as of the Closing Date.

          (c) Authorization. All corporate action necessary to authorize the execution, delivery and performance by Target of this Agreement, and the consummation of the transactions contemplated hereby, shall have been duly and validly taken by Target, and Target shall have furnished Acquisition with copies of all applicable resolutions adopted by the Board of Directors and stockholders, if any, of Target, certified by the Secretary or Assistant Secretary of Target.

          (d) No Order. No governmental entity or federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or other order (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of the Merger; provided, however, that each of the parties shall use its reasonable best efforts to cause any such decree, judgment, injunction or other order to be vacated or lifted.

          (e) Approvals and Consents. The waiting period, if any, pursuant to HSR shall have expired or has been terminated without objection and any necessary approval of the Texas Department, the Iowa Insurance Department and the insurance departments of other states and jurisdictions, and all other consents of any person required to permit the consummation of the transactions contemplated by this Agreement without any violation by Parent, Acquisition, Target or the Subsidiaries of any law or obligation shall have been obtained and such approvals and consents shall not contain any materially burdensome conditions or requirements on or applicable to Parent, Acquisition, Target or any Subsidiary.

          (f) Legal Opinions. Acquisition shall have received the opinions of Fulbright & Jaworski L.L.P., as to such matters as may be reasonably requested by Acquisition.

          (g) No Adverse Change. Except as set forth in a Schedule hereto, since December 31, 1998, there shall not have been, occurred or arisen any material adverse change in, or any event, development, transaction, condition or state of facts of any character (including without limitation any damage, destruction or loss whether or not covered by insurance or reinsurance) that individually or in the aggregate has or could have a material adverse effect on, the business or financial condition of any Company.

          (h) Secretary's Certificates. Acquisition shall have received from Target (i) a certificate dated the Closing Date from Target's Secretary attaching (A) a copy of Target's Certificate of Incorporation certified by the Secretary of State of Delaware, which certification shall be dated not more than ten days prior to the Closing Date, (B) a copy of Target's Bylaws, and (C) a Good Standing Certificate for Target from the Secretary of State of Delaware and from each state where Target is qualified to do business, which Certificates shall be dated no more than ten days prior to the Closing Date, and (ii) a certificate dated the Closing Date from the Secretary of each Subsidiary attaching (A) a copy of such Subsidiary's Articles of Incorporation, certified by the Secretary of State of the state of each Subsidiary's incorporation, which certification shall be dated not more than ten days prior to the Closing Date, (B) a copy of such Subsidiary's Bylaws, (C) a Good Standing Certificate for each Subsidiary from the Texas Secretary of State, and from each of the states where such Subsidiary is qualified to do business, which Certificate shall be dated not more than ten days prior to the Closing Date and (D) Certificates of Status and Authority for each Subsidiary from the Texas Department.

          (i) Stockholder Approval. Target's stockholders shall have approved the Merger and Target stockholders holding more than five percent of the outstanding Target's Stock shall not have delivered notice to Target pursuant to Section 262 of the GCL of their intent to demand payment for their shares pursuant to dissenters' rights provided by the GCL.

          (j) Reserve Reinsurance. Target shall have entered into a reinsurance agreement protecting Target against adverse loss developments with respect to claims up to $10,000,000 occurring on or prior to December 31, 1998 that are in excess of an amount equal to the sum of (i) Target's booked loss reserves as of December 31, 1998 as set forth in the actuary's report to Target, plus (ii) $2,000,000.

          (k) Escrow Agreement. Target and the Escrow Agent shall have executed and delivered the Escrow Agreement.

          (l) No Challenge. There shall not be pending any action, proceeding or investigation by any governmental entity (i) challenging or seeking material damages in connection with the Merger, (ii) seeking to restrain or prohibit the consummation of the Merger or otherwise limit the right of Acquisition or Parent or any of its subsidiaries to own or operate all or any portion of the business or assets of the Companies, or (iii) which otherwise is likely to have a material adverse effect on the business, operations, condition (financial or otherwise), assets or liabilities of Parent, Acquisition or the Companies.

     Section 6.2 Conditions to the Obligations of Target. The obligation of Target to consummate the transactions provided for in this Agreement shall be subject to the fulfillment, on or prior to the Closing Date, of the following conditions:

          (a) Representations and Warranties. The respective representations and warranties of Parent and Acquisition set forth in Section 4.2 hereof shall be true and correct in all material respects on the Closing Date as if made on and as of such date, except to the extent such representations and warranties speak as of an earlier date, and Target shall have received certificates to such effect, executed on behalf of Parent and Acquisition by their respective Chief Executive Officers and Chief Financial Officers, dated as of the Closing Date.

          (b) Performance of Obligations. Parent and Acquisition shall have performed in all material respects all of their respective obligations contained in this Agreement to be performed on or prior to the Closing Date, and Target shall have received certificates to such effect, executed on behalf of Parent and Acquisition by their respective Chief Executive Officers and Chief Financial Officers, dated as of the Closing Date.

          (c) No Order. No governmental entity or federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or other order (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of the Merger; provided, however, that each of the parties shall use its reasonable best efforts to cause any such decree, judgment, injunction or other order to be vacated or lifted.

          (d) Approvals and Consents. The waiting period, if any, pursuant to HSR shall have expired or has been terminated without objection and any necessary approvals of the Texas Department, the Iowa Insurance Department and the insurance departments of other states or jurisdictions and all other consents listed on Schedule 4.1(d) required to permit consummation of the transactions contemplated by this Agreement without any violation by Target or the Subsidiaries of any law or obligation shall have been obtained.

          (e) Legal Opinion. Target shall have received the opinion of Bradley & Riley, P.C., as to such matters as Target shall reasonably request.

          (f) Stockholder Approval. The Target stockholders shall have approved the Merger.

          (g) Authorization. All corporate action necessary to authorize the execution, delivery and performance by Parent and Acquisition of this Agreement. and the consummation of the transactions contemplated hereby, shall have been duly and validly taken by Parent and Acquisition, and Parent and Acquisition shall have furnished Target with copies of all applicable resolutions adopted by their respective Boards of Directors and their respective stockholders, certified in each case by a Secretary or Assistant Secretary of Parent and Acquisition, respectively.

          (h) Deposit with Exchange Agent. There shall have been deposited with the Exchange Agent the Exchange Fund in accordance with Section 2.3(a).

          (i) Escrow Agreement. The Escrow Agreement shall have been executed and delivered by Parent and the Escrow Agent and there shall have been deposited with the Escrow Agent an amount equal to the Reserved Per Share Amount multiplied by the sum of the aggregate number of shares of Target's Stock outstanding as of the Closing Date and the aggregate number of shares of Target's Stock underlying all Options outstanding as of the Closing Date.

          (j) No Challenge. There shall not be pending any action, proceeding or investigation by any governmental entity (i) challenging or seeking material damages in connection with the Merger or (ii) seeking to restrain or prohibit the consummation of the Merger.

                                   ARTICLE 7

                                    CLOSING

     Section 7.1 Closing. A closing (the "Closing") for the consummation of the transactions contemplated herein shall be held at the offices of Fulbright & Jaworski L.L.P., Houston, Texas at 9:00 a.m., local time, on the second business day following the date on which all of the conditions set forth in Article 6 have been (or can be at the Closing) satisfied or have been waived by the party permitted to do so (the "Closing Date").

     Section 7.2 Filings at the Closing. Subject to the provisions of Article 6 hereof, Acquisition and Target shall at the Closing cause the Articles of Merger to be filed and recorded in accordance with the provisions of Section 252 of the GCL and the Certificate of Merger to be filed and recorded in accordance with the provisions of Section 1105 of the Iowa Business Corporation Act and shall take any and all other lawful actions and do any and all other lawful things necessary to cause the Merger to become effective.

                                   ARTICLE 8

                                  TERMINATION

     Section 8.1 Termination. This Agreement, other than the obligations contained in Articles 9 and 10, which shall survive any termination of this Agreement, may be terminated as to all parties hereto and the transactions contemplated herein abandoned prior to the Closing:

          (a) by the mutual consent of the parties hereto;

          (b) by Parent and Acquisition at any time after June 30, 1999, if at such time the conditions set forth in Section 6.1(a), (b), (c), (f), (h),
     (j) or (k) hereof have not been satisfied through no fault of Parent or Acquisition and Parent or Acquisition gives Target notice of such termination;

          (c) by Parent and Acquisition at any time after June 30, 1999, if at such time the conditions set forth in Section 6.1(d), (e), (g), (i) or (l) hereof have not been satisfied through no fault of Parent or Acquisition and Parent or Acquisition gives Target notice of such termination;

          (d) by Parent and Acquisition, pursuant to Section 3.4(c);

          (e) by Parent and Acquisition at any time after holders of greater than five percent of the outstanding Target's Stock have delivered notice to Target pursuant to the GCL of their intent to demand payment pursuant to the provisions for dissenters' rights provided by the GCL;

          (f) by Target at any time after June 30, 1999, if at such time the conditions set forth in Section 6.2(a), (b), (e), (g), (h) or (i) hereof have not been satisfied through no fault of Target and Target gives Parent or Acquisition notice of such termination; and

          (g) by Target at any time after June 30, 1999, if at such time the conditions set forth in Section 6.2(c), (d), (f) or (j) hereof have not been satisfied through no fault of Target and Target gives Parent or Acquisition notice of such termination.

          Except as provided in Sections 3.4(e), (f) and (g), termination of this Agreement as provided in this Agreement shall not affect any other rights or remedies any party may have at law, in equity or otherwise for breach of this Agreement or otherwise.

                                   ARTICLE 9

                                CONFIDENTIALITY

     Section 9.1 Confidentiality. From and after the date hereof, unless otherwise agreed to by the parties, each of the parties shall keep, and shall ensure that its directors, officers, employees, contractors, consultants and agents keep, confidential all information acquired from another party pursuant to this Agreement or otherwise, including the contents of this Agreement and any document delivered pursuant thereto or in connection therewith, except that the foregoing restriction shall not apply to any information that: (i) is or hereafter becomes generally available to the public other than by reason of any default with respect to a confidentiality obligation under this Agreement; (ii) was already known to the recipient party as evidenced by prior written documents in its possession (unless the information is covered by a prior confidentiality agreement between the parties); (iii) is disclosed to the recipient party by a third party who is not in default of any confidentiality obligation to the disclosing party hereunder; (iv) is developed by or on behalf of the receiving party, without reliance on confidential information received hereunder; (v) is submitted by the recipient party to governmental authorities or regulatory bodies to facilitate the issuance of approvals necessary or appropriate for the operation of their businesses, provided that reasonable measures shall be taken to assure confidential treatment of such information; (vi) is provided by the recipient party to third parties under appropriate terms and conditions, including confidentiality provisions substantially equivalent to those in this Agreement and with the consent of the other party to this Agreement or (vii) is otherwise required to be disclosed in compliance with applicable laws or regulations or order by a court or other government authority or regulatory body having competent jurisdiction. Without limiting the generality of the foregoing, no press release or similar public announcement or disclosure concerning this Agreement or the transactions contemplated herein shall be made by any party hereto without the prior consent of the other parties unless the party making the announcement or disclosure is informed by such party's counsel that such information is required to be disclosed in compliance with applicable laws or regulations or order by a court or other government authority or regulatory body having competent jurisdiction. Any party shall be entitled, in addition to any other right or remedy it may have, at law or in equity, to an injunction, without the posting of any bond or other security, enjoining or restraining the other parties from any violation or threatened violation of this Section.

                                   ARTICLE 10

                                 MISCELLANEOUS

     Section 10.1 Consent to Jurisdiction and Service of Process. Any legal action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby may be instituted in any state or federal court sitting in Linn County, Iowa, or Galveston County, Texas, and each party agrees not to assert as a defense in any such action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of such court, that the action, suit or proceeding is brought in an inconvenient forum, that the venue of the action, suit or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court. Any and all service of process and any other notice in any such action, suit or proceeding shall be effective against a party if given properly pursuant to the United States Federal Rules of Civil Procedure or other applicable rules.

     Section 10.2 Expenses. Each Party shall bear its respective legal and other costs and expenses incurred in connection with the preparation, execution, delivery and performance of this Agreement and the transactions contemplated hereby without right of reimbursement from any other party.

     Section 10.3 Notices. All notices and other communications hereunder shall be in writing and shall be delivered personally, telegraphed, telexed (with appropriate answerback received), sent by facsimile transmission (with immediate confirmation thereafter) or sent by registered, certified or express mail, postage prepaid, return receipt requested, or sent by a nationally recognized overnight courier service, marked for overnight delivery. Any such notice shall be deemed given when so delivered personally, telegraphed, telexed (provided the correct answerback is received) or sent by facsimile transmission (provided confirmation is received immediately thereafter); or if mailed, upon receipt or rejection by the addressee; or if sent by overnight courier, one business day after the date of delivery to the courier service marked for overnight delivery; in each case addressed as follows:

          (a) If to Parent or Acquisition, to:

           J. Scott McIntyre
           United Fire & Casualty Company
           118 Second Avenue, S.E.
           Cedar Rapids, Iowa 52407-3909
           Telephone: 800-343-9131
           Facsimile: 319-399-5462

          with a copy to:

           Michael K. Denney
           Bradley & Riley, P.C.
           100 First Street, S.W.
           Cedar Rapids, Iowa 52404
           Telephone: 319-363-0101
           Facsimile: 319-363-9824

          (b) If to Target, to:

           J. Fellman Seinsheimer, III
           American Indemnity Financial Corporation
           2115 Winnie
           Galveston, Texas 77550
           Telephone: 409-766-4600
           Facsimile: 409-766-5531

          with a copy to:

           Arthur H. Rogers
           Fulbright & Jaworski L.L.P.
           1301 McKinney, Suite 5100
           Houston, Texas 77010-3095
           Telephone: 713-651-5151
           Facsimile: 713-651-5246

or to such other address as the parties hereto may specify from time to time by notice given as provided herein.

     Section 10.4 Amendment. This Agreement may be amended only by an instrument in writing executed by each of the parties hereto.

     Section 10.5 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     Section 10.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without regard to principles of conflicts of laws.

     Section 10.7 Entire Agreement. This Agreement, together with the Exhibits and Schedules hereto, sets forth the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes any prior negotiations, agreements, understandings or arrangements between the parties hereto with respect to the subject matter hereof.

     Section 10.8 Waivers. The provisions of this Agreement may only be waived by an instrument in writing executed by the party granting the waiver. The failure of a party at any rime or times to require performance of any provision hereof in any instance shall in no manner affect the right of such party at a later time to enforce the same or any other provision of this Agreement in respect of any subsequent instance. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition in respect of any subsequent instance or breach or a waiver of any other condition or of the breach of any other term of this Agreement. Without limiting the generality of the foregoing, no action taken pursuant to this Agreement, other than proceeding with the consummation of the transactions contemplated herein, shall be deemed to constitute a waiver by the party taking such action or of compliance with any representations, warranties, covenants or agreements contained in this Agreement.

     Section 10.9 Interpretation. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article, Section, Exhibit or Schedule, respectively, of this Agreement unless otherwise indicated. The table of contents and the headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation hereof.

     Section 10.10 No Assignment. This Agreement and the rights, interests and obligations hereunder may not be assigned by Parent, by Acquisition or by Target, by operation of law or otherwise, except that Acquisition may assign all of its rights, interests and obligations hereunder to another wholly owned (directly or indirectly) subsidiary of Parent, provided that such subsidiary agrees in writing to be bound by all of the terms, conditions and provisions contained herein.

     Section 10.11 Survival of Representations and Warranties. The respective representations and warranties, obligations, covenants and agreements contained in this Agreement or in any Schedule, certificate or letter delivered pursuant hereto (including the officer certificates delivered pursuant to Section 6.1(a) and (b)), other than those contained in Articles 1 and 2 and except as otherwise provided in Section 8.1, shall expire and be terminated and extinguished at the Effective Time, except to the extent specifically provided in the Escrow Agreement.

     Section 10.12 Further Assurances. From and after the Closing, each party shall execute and deliver such documents and take such other actions as the other party may reasonably request to further effect or evidence the purposes and intent of this Agreement.

     Section 10.13 Knowledge. Knowledge (including the terms "known to" and "to the knowledge of") will be deemed to be present with respect to any executive officer of the Companies, Parent or Acquisition, when the matter in question was brought to the attention of such executive officer of the Companies, Parent or Acquisition, as the case may be.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                            AMERICAN INDEMNITY FINANCIAL
                                            CORPORATION

                                            By:
                                              /s/ J. FELLMAN SEINSHEIMER, III
                                              ----------------------------------
                                              Name: J. Fellman Seinsheimer, III
                                              Title:  President and Chief
                                                      Executive Officer

                                            UNITED FIRE & CASUALTY COMPANY

                                            By:     /s/ SCOTT MCINTYRE
                                              ----------------------------------
                                              Name: Scott McIntyre
                                              Title:  Chairman of the Board

                                            AI ACQUISITION CORPORATION

                                            By:     /s/ SCOTT MCINTYRE
                                              ----------------------------------
                                              Name: Scott McIntyre
                                              Title:  President

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                FIRST AMENDMENT

                                       TO

                          AGREEMENT AND PLAN OF MERGER

                                     among

                    AMERICAN INDEMNITY FINANCIAL CORPORATION

                                      and

                         UNITED FIRE & CASUALTY COMPANY

                                      and

                           AI ACQUISITION CORPORATION

                                 June   , 1999

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                FIRST AMENDMENT
                                       TO
                          AGREEMENT AND PLAN OF MERGER

     This First Amendment to Agreement and Plan of Merger ("First Amendment") is
made this      day of June 1999, among AMERICAN INDEMNITY FINANCIAL CORPORATION, a Delaware corporation ("Target"), UNITED FIRE & CASUALTY COMPANY, an Iowa corporation ("Parent"), and AI ACQUISITION CORPORATION, an Iowa corporation and a wholly owned subsidiary of Parent ("Acquisition").

                                    PREAMBLE

     Parent, Acquisition and Target entered into an Agreement and Plan of Merger ("Agreement") dated March 4, 1999.

     The Board of Directors of Parent, Acquisition and Target deem it in the best interest of each corporation, and in the best interest of their respective stockholders that Parent, Acquisition and Target amend the Agreement as set forth herein.

     ACCORDINGLY, Parent, Acquisition and Target hereby agree as follows:

                                   ARTICLE 1

     Section 2.1(a)(i) of the Agreement is amended to read as follows:

          . . . (i) the Net Book Value at December 31, 1998, as set forth in Target's Audited Financial Statements for the year ended December 31, 1998 (decreased by Two Million Six Hundred One Thousand Three Hundred Eighty-five Dollars ($2,601,385)) less the Option Amount (as defined in
     Section 2.3), by . . .

                                   ARTICLE 2

     Section 6.1(j) of the Agreement is amended to read as follows:

          (j) Reserve Reinsurance. Target shall have entered into a reinsurance agreement with Swiss Reinsurance America Corporation (or such other carrier as the parties may agree) for a premium of not to exceed Two Million One Hundred Thousand Dollars ($2,100,000), protecting Target against adverse loss developments with respect to claims up to Ten Million Dollars ($10,000,000) occurring on or prior to December 31, 1998 that are in excess of Forty-five Million Dollars ($45,000,000).

                                   ARTICLE 3

     Sections 8.1(b), (c), (f) and (g) are amended to change "June 30, 1999" to "July 31, 1999 or such later date as Target, Parent and Acquisition agree."

     IN WITNESS WHEREOF, the parties hereto have executed this First Amendment as of the day and year first above written.

                                            AMERICAN INDEMNITY FINANCIAL
                                            CORPORATION

                                            By
                                              ----------------------------------
                                            Name: J. Fellman Seinsheimer, III
                                            Title:  President and Chief
                                                    Executive Officer

                                            UNITED FIRE & CASUALTY COMPANY

                                            By
                                              ----------------------------------
                                            Name: Scott McIntyre
                                            Title:  Chairman of the Board

                                            AI ACQUISITION CORPORATION

                                            By
                                              ----------------------------------
                                            Name: Scott McIntyre
                                            Title:  President

                                                                         ANNEX B

                        FAIRNESS OPINION OF PHILO SMITH

                        PHILO SMITH CAPITAL CORPORATION
          FINANCIAL CENTRE - 695 EAST MAIN STREET - STAMFORD, CT 06901
                 TELEPHONE: (203) 348-7365  FAX: (203) 348-4307
March 1, 1999

Board of Directors
American Indemnity Financial Corporation
One American Indemnity Plaza
Galveston, TX 77550

Gentlemen:

     In connection with the acquisition through a cash merger (the "Merger") by United Fire & Casualty Company ("UFCS") of American Indemnity Financial Corporation ("AIFC" or the Company") (the "Transaction") pursuant to the Merger Agreement dated as of March 2, 1999, between AIFC and UFCS, you have requested our opinion as to the fairness, from a financial point of view, to the Company's present common shareholders of the consideration to be received by such shareholders for their common stock in the proposed Merger.

     Under the terms of the Merger and subject to the approval of the common shareholders of the Company, AIFC common shareholders will receive from UFCS a total of $28,736,571 in cash at the closing of the Transaction for the common stock of AIFC ($14.64 per share on a fully-diluted basis) and deferred cash consideration of $1,962,410 or $1.00 per share payable in two years subject to adjustments relating to indemnities.

     As a customary part of its investment banking business, Philo Smith Capital Corporation ("PSCC") is engaged in the valuation of businesses and securities in connection with mergers and acquisitions, private placements, and valuations for estate, corporate and other purposes. PSCC does not make a market for the Company's common stock. PSCC is a party to a separate engagement agreement with the Company whereby PSCC is providing advisory services to the Company with respect to the Transaction, pursuant to which PSCC will receive a fee contingent upon the consummation of the Transaction. In return for our services in connection with providing this opinion, the Company will pay us a fee, which fee is not contingent upon the consummation of the Transaction, and indemnify us against certain liabilities.

     In arriving at our opinions, we have undertaken such reviews, analyses, and inquiries as we deemed necessary and appropriate under the circumstances. Among other things, we have (i) reviewed the Merger Agreement; (ii) analyzed financial and other information that is publicly available relating to the Company; (iii) analyzed certain other operating data of the Company that has been available to us in our role as financial advisor to the Company; (iv) visited the facilities of the Company and discussed with management of the Company the financial condition, operating results, business outlook and prospects of the Company; (v) analyzed the valuations of publicly traded companies that we deemed comparable to the Company; (vi) analyzed the financial terms of certain similar transactions that have recently been effected; and (vii) taken into account our general experience in similar transactions and our knowledge derived from our role as financial advisor to the Company.

     In connection with our review, we have not independently verified any of the foregoing information, and we have relied upon and assume the accuracy, completeness, and the fairness of the presentation and description of the financial statements and other information of the Company. We have further relied upon assurances by the Company that the forward-looking information provided to us has a reasonable basis, and with respect to transaction expenses, projections and other business outlook information, reflects the best currently available estimates, and the Company is not aware of any information or fact that would make the information, whether forward-looking or otherwise, provided to us incomplete or misleading. In arriving at our opinion, we have not performed any appraisals or valuations of specific assets of the Company or the liquidation value of the entirety of the Company's assets, and express no opinion regarding the liquidation value of the Company or any of its assets. Our opinions are based upon the information available to us and the

American Indemnity Financial Corporation
March 1, 1999
Page Two

facts and circumstances as they exist and are subject to evaluation on the date hereof; events occurring after the date hereof could materially affect the assumptions used in preparing this opinion. We have assumed that AIFC will be able to obtain the reinsurance or insurance arrangement required to satisfy the condition set forth in section 6.1(j) of the Merger Agreement on commercially reasonable terms.

     Based upon and subject to the foregoing, and based upon such other facts as we consider relevant, it is our opinion that, as of the date hereof, the consideration to be received by the Company's present common shareholders for their common stock in the Merger is fair to such common shareholders from a financial point of view.

                                            Very truly yours,

                                            PHILO SMITH CAPITAL CORPORATION

                                            By:      /s/ JAMES A. AMEN
                                              ----------------------------------
                                                        James A. Amen
                                                      Managing Director

                                                                         ANNEX C

                        APPRAISAL RIGHTS UNDER THE DGCL

                                  SECTION 262
                                     OF THE
                        DELAWARE GENERAL CORPORATION LAW

     262 APPRAISAL RIGHTS -- (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) of this title), Section 252, Section 254, Section 257, Section 258, Section 263 or Section 264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

          (2) Notwithstanding paragraph (1.) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

             a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

             b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

             c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

             d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
     (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (Last amended by Ch. 339, L. 98, eff. 7-1-98.)